     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1997


                                                      REGISTRATION NO. 333-25767
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                               HESKA CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                           2836                          77-0192527
(State or other jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer Identification
 incorporation or organization)    Classification Code Number)                  No.)

                             1825 SHARP POINT DRIVE
                          FORT COLLINS, COLORADO 80525
                                 (970) 493-7272
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               FRED M. SCHWARZER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               HESKA CORPORATION
                             1825 SHARP POINT DRIVE
                          FORT COLLINS, COLORADO 80525
                                 (970) 493-7272
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

             KAREN A. DEMPSEY, ESQ.                         MICHAEL J. SULLIVAN, ESQ.
            SALLY A. BRAMMELL, ESQ.                            REX R. O'NEAL, ESQ.
             DANIEL L. CULLUM, ESQ.                            LISA S. DUMAW, ESQ.
         PILLSBURY MADISON & SUTRO LLP                          COOLEY GODWARD LLP
                 P.O. BOX 7880                            5 PALO ALTO SQUARE, 4TH FLOOR
        SAN FRANCISCO, CALIFORNIA 94120                        3000 EL CAMINO REAL
                                                         PALO ALTO, CALIFORNIA 94306-2155

                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES
     MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY
     NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 12, 1997


                                5,350,000 Shares

                            [HESKA CORPORATION LOGO]

                                  Common Stock
                               ($.001 par value)

                               ------------------

Of the 5,350,000 shares of Common Stock (the "Shares") offered hereby, 5,000,000 shares are being offered by Heska Corporation ("Heska" or the "Company") and 350,000 shares are being offered by a stockholder of the Company (the "Selling Stockholder"). See "Principal and Selling Stockholders." The Company will not receive any proceeds from the sale of Shares by the Selling Stockholder. Prior to this offering, there has been no public market for the Shares. It is currently anticipated that the initial public offering price per share of the Common Stock will be between $14.00 and $16.00 per share. For a discussion of the factors to be considered in determining the initial public offering price, see "Underwriting."
 The Common Stock has been approved for quotation on the Nasdaq Stock Market's
    National Market under the symbol "HSKA", subject to notice of issuance.

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH
    AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" ON PAGE 6 HEREIN.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                      UNDERWRITING                           PROCEEDS TO
                                     PRICE TO        DISCOUNTS AND        PROCEEDS TO          SELLING
                                      PUBLIC          COMMISSIONS          COMPANY(1)        STOCKHOLDER
                                  --------------    ----------------    ----------------    --------------
Per Share.....................          $                  $                   $                  $
Total(2)......................          $                  $                   $                  $

(1) Before deducting expenses payable by the Company estimated at $650,000.

(2) The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase a maximum of 802,500 additional shares to cover over-allotments of Shares. If the option is
    exercised in full, the total Price to Public will be $          ,
    Underwriting Discounts and Commissions will be $          and Proceeds to
    Company will be $          .

     The Shares are offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the Shares will be ready
for delivery on or about             , 1997, against payment in immediately
available funds.

CREDIT SUISSE FIRST BOSTON                                   MERRILL LYNCH & CO.

                      Prospectus dated             , 1997

                       [INSIDE FRONT COVER OF PROSPECTUS]


                                   [ARTWORK]

DESCRIPTION FOR EDGAR OF ART ON INSIDE FRONT COVER

        Photographs of: companion animals with veterinarian, child with dog, horse, a Heska laboratory, Diamond's facility, Heska's trivalent vaccine and a kit of Heska's veterinary diagnostic laboratory sample collection supplies.

        Caption reads: Heska -- The Science of Caring for Companion Animals

                       [INSIDE FRONT COVER OF PROSPECTUS]

                                   [ARTWORK]

HESKA, the HESKA logo, DIAMOND, the DIAMOND logo, Bloxham and the Bloxham logo are trademarks of the Company. This Prospectus also includes trade names and trademarks of companies other than Heska.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the consolidated financial statements and related notes appearing elsewhere in this Prospectus.

                                  THE COMPANY

     Heska discovers, develops, manufactures and markets companion animal health products, primarily for dogs, cats and horses. The Company's strategy is to become the companion animal health care company of choice for veterinarians by enabling them to comprehensively manage diseases using a broad line of diagnostic, vaccine and therapeutic products and services. Heska has six products currently on the market and over 25 products in research and development. The Company also offers diagnostic laboratory services to veterinarians and operates a full scale USDA and FDA licensed facility which manufactures products for Heska and other animal health companies. Heska has corporate partnerships with Novartis AG, Bayer AG and Eisai Co., Ltd. and plans to expand its products and services through complementary acquisitions, licenses and collaborations. Heska believes that it has one of the largest and most sophisticated scientific efforts in the world devoted to applying biotechnology to the large and growing companion animal health market.

     According to industry estimates, the worldwide market for companion animal health products and diagnostic services exceeds $3.0 billion, of which approximately $1.5 billion is in the United States. In the United States the market for companion animal health products is growing rapidly in response to the introduction of novel products. There are approximately 67 million cats, 57 million dogs and seven million horses in the United States, and approximately 100 million cats, dogs and horses in Western Europe, Japan, Canada, Australia and New Zealand. There are over 35,000 veterinarians in the United States whose practices are devoted principally to companion animal medicine.

     Heska is focused on providing products and services for the comprehensive management of a broad range of companion animal diseases, such as allergy, heartworm infection and flea-associated conditions. The Company believes that several of its products under development may serve to expand the companion animal health market and advance the practice of veterinary medicine. Heska recently introduced a canine allergy diagnostic product that it believes is a substantial advance in the state of the art in allergy diagnosis. The Company recently introduced a new feline heartworm diagnostic test that is substantially more sensitive than the other commercially available tests. Heska has a novel therapeutic product in the final stages of FDA registration for canine periodontal disease, which is estimated to affect 80 percent of all dogs by three years of age. Heska expects to receive FDA clearance for this product in 1997. The Company is also working on vaccines to be administered annually to prevent heartworm infection in dogs and cats, as well as vaccines to help control fleas on dogs and cats. In addition, Heska is developing a vaccine to prevent the onset of flea bite allergy in dogs, which afflicts a significant percentage of all dogs in flea endemic areas. Currently there are no effective immunologically based preventatives or treatments for this condition.

     Heska operates veterinary diagnostic laboratories in Colorado and the United Kingdom that provide a range of diagnostic and pathology services to veterinarians, including in vitro allergy testing and the Company's new feline heartworm diagnostic. The Company believes that these laboratories provide a valuable marketing point of contact with veterinarians. The Company is also developing easy to use, point-of-care diagnostic products for the veterinarian's office.

     Heska scientists have developed a large body of knowledge about the physiology of parasites, such as fleas and heartworms, and the basic immunology of dogs and cats that the Company believes is unmatched in the industry. Heska believes this body of knowledge is essential to creating innovative diagnostics, vaccines and therapeutics. The Company's employees hold more than 20 veterinary doctoral degrees and over 45 Ph.D.s. Most of these employees have been affiliated with prestigious academic research institutions or leading biotechnology or animal health companies.

     In April 1996, the Company acquired Diamond Animal Health, Inc., a USDA and FDA licensed biological and pharmaceutical manufacturing facility. Diamond has been a licensed manufacturer of veterinary vaccines since the 1950s and operates a 166,000 square foot manufacturing facility. In addition to manufacturing Heska's products, Diamond operates as a contract manufacturer of biological and pharmaceutical products for other major animal health companies.

     Heska has entered into agreements with three major pharmaceutical companies, Novartis AG, Bayer AG and Eisai Co., Ltd., to provide funding for its research and development programs. In April 1996, Novartis made a $36.0 million equity investment in the Company. These partners have rights to market certain resulting Heska products. Heska believes that the size and experience of these partners will enable the Company to penetrate markets more quickly and extensively.

     To broaden its portfolio of products and technologies, the Company is aggressively pursuing licenses to promising technologies from leading biotechnology companies and research institutions. The Company also intends to build its business through the acquisition of complementary products and businesses. For example, in March 1996 the Company purchased a canine allergy product line and in February 1997 acquired Bloxham Laboratories Limited, one of the largest veterinary diagnostic laboratories in the United Kingdom. The Company believes that significant acquisition opportunities exist in the companion animal health market and plans to actively pursue such opportunities.


     The Company has a limited operating history and has incurred operating losses since its inception. At March 31, 1997, the Company's accumulated deficit was $38.4 million. The Company anticipates that it will continue to incur operating losses for the next several years.



     The Company is located at 1825 Sharp Point Drive, Fort Collins, Colorado 80525 and its telephone number is (970) 493-7272. Heska and its subsidiaries currently employ more than 400 persons. As used in this Prospectus, "Heska" and the "Company" refer to Heska Corporation and its consolidated subsidiaries, unless the context requires otherwise.


                               ------------------

     Except as set forth in the consolidated financial statements and notes thereto or otherwise as specified herein, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) reflects the conversion of all of the Company's outstanding shares of Preferred Stock into shares of Common Stock upon the closing of this offering, and (iii) reflects the Company's reincorporation in Delaware to occur prior to the closing of this offering and associated changes in the Company's charter documents. See "Underwriting," "Description of Capital Stock" and Notes 2 and 10 of Notes to Consolidated Financial Statements. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results and the timing of certain events could differ materially from those discussed or projected by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.

                                  THE OFFERING

Common Stock offered by the Company..........  5,000,000 shares
Common Stock offered by the Selling            350,000 shares
  Stockholder................................
Common Stock to be outstanding after the       17,305,990 shares(1)
  offering...................................
Use of Proceeds..............................  For research and development, expansion of sales and marketing activities, expansion and
                                               development of manufacturing operations,
                                               potential acquisitions, working capital and
                                               general corporate purposes. See "Use of
                                               Proceeds."
Proposed Nasdaq National Market symbol.......  HSKA

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                        THREE MONTHS
                                                YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
                                    -----------------------------------------------   -----------------
                                     1992      1993      1994     1995     1996(2)     1996      1997
                                    -------   -------   ------   -------   --------   -------   -------
                                                                                         (UNAUDITED)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
  Products and services, net......  $    --   $    --   $   --   $    --   $  8,013   $    39   $ 2,626
  Research and development........      283     1,817    3,858     2,230      1,946       117       438
                                    -------   -------   ------   -------   --------   -------   -------
          Total revenues..........      283     1,817    3,858     2,230      9,959       156     3,064
                                    -------   -------   ------   -------   --------   -------   -------
Costs and operating expenses:
  Cost of sales...................       --        --       --        --      6,648        20     2,148
  Research and development........    1,188     2,427    3,685     6,031     14,038     2,626     4,519
  Selling and marketing...........       --        --       --        --      2,493        --     1,573
  General and administrative......      490       540      904       864      4,540       375     2,418
  Amortization of intangible
     assets and deferred
     compensation.................       --        --       --        --      1,101        --       633
                                    -------   -------   ------   -------   --------   -------   -------
          Total costs and
            operating expenses....    1,678     2,967    4,589     6,895     28,820     3,021    11,291
                                    -------   -------   ------   -------   --------   -------   -------
Loss from operations..............   (1,395)   (1,150)    (731)   (4,665)   (18,861)   (2,865)   (8,227)
Other income (expense)............      (58)      (37)    (153)       99        886        55       120
                                    -------   -------   ------   -------   --------   -------   -------
Net loss..........................  $(1,453)  $(1,187)  $ (884)  $(4,566)  $(17,975)  $(2,810)  $(8,107)
                                    =======   =======   ======   =======   ========   =======   =======
Pro forma net loss per share(3)...                                         $  (1.41)            $ (0.63)
Number of shares used in computing
  pro forma net loss per
  share(3)........................                                           12,740              12,872



                                                                    MARCH 31, 1997
                                                              --------------------------
                                                               ACTUAL     AS ADJUSTED(4)
                                                              --------    --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities............  $ 15,903       $ 85,003
Working capital.............................................    14,992         84,092
Total assets................................................    38,597        107,697
Long-term obligations.......................................     5,702          5,702
Accumulated deficit.........................................   (38,383)       (38,383)
Total stockholders' equity..................................    25,168         94,268


---------------

(1) Based on shares outstanding at May 28, 1997. Does not include 2,415,779 shares issuable upon exercise of stock options outstanding and outstanding warrants to purchase 31,392 shares of Common Stock. See "Capitalization," "Management -- Stock Option Plan," "Description of Capital
    Stock -- Warrants" and Note 10 of Notes to Consolidated Financial
    Statements.

(2) Includes revenues and related expenses attributable to the Company's wholly-owned subsidiary, Diamond Animal Health, Inc., which was acquired in April 1996.

(3) See Note 2 of Notes to Consolidated Financial Statements for information concerning the computation of pro forma net loss per share.

(4) Adjusted to reflect the sale by the Company of 5,000,000 shares of Common Stock offered hereby at an assumed public offering price of $15.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

     The discussion in this Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results and the timing of certain events could differ materially from those discussed or projected by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.

                                  RISK FACTORS

     In evaluating the Company's business, prospective investors should consider carefully the following risk factors in addition to the other information presented in this Prospectus.

DEPENDENCE ON DEVELOPMENT AND INTRODUCTION OF NEW PRODUCTS

     Most of the Company's products are still under development and there can be no assurance such products will be successfully developed or commercialized on a timely basis, or at all. The Company believes that its revenue growth and profitability, if any, will substantially depend upon its ability to complete development of and successfully introduce its new products. The Company will be required to undertake time-consuming and costly development activities and seek regulatory approval for these new products. There can be no assurance that the Company will not experience difficulties that could delay or prevent successfully developing, obtaining regulatory approvals to market or introducing these new products, that regulatory clearance or approval of any new products will be granted by the United States Department of Agriculture ("USDA"), the United States Food and Drug Administration ("FDA"), the Environmental Protection Agency ("EPA") or foreign regulatory authorities on a timely basis, or at all, or that the new products will be successfully commercialized. The Company's strategy is to develop a broad range of products addressing different disease indications. The Company has limited resources to devote to the development of all its products and consequently a delay in the development of one product or the use of resources for product development efforts that prove unsuccessful may delay or jeopardize the development of its other products. Further, to a certain extent, the Company is dependent on collaborative partners to successfully and timely perform research and development activities on behalf of the Company. In order to successfully commercialize any new products, the Company will be required to establish and maintain a reliable, cost-efficient source of manufacturing for such products. If the Company is unable, for technological or other reasons, to complete the development, introduction or scale up of manufacturing of any new product or if any new product is not approved for marketing or does not achieve a significant level of market acceptance, the Company could be materially and adversely affected. Following the introduction of a product, adverse side effects may be discovered that make the product no longer commercially viable. Publicity regarding such adverse effects could affect sales of the Company's other products for an indeterminate time period. The Company is dependent on the acceptance of its products by both veterinarians and pet owners. The failure of the Company to engender confidence in its products and services could affect the Company's ability to attain sustained market acceptance of its products. See "Business -- Manufacturing,"
"-- Government Regulation" and "-- Collaborative Agreements."


LOSS HISTORY AND ACCUMULATED DEFICIT; UNCERTAINTY OF FUTURE PROFITABILITY; QUARTERLY FLUCTUATIONS AND CUSTOMER CONCENTRATION



     Heska has incurred net losses since its inception. At March 31, 1997, the Company's accumulated deficit was $38.4 million. The Company anticipates that it will continue to incur additional operating losses for the next several years. Such losses have resulted principally from expenses incurred in the Company's research and development programs and, to a lesser extent, from general and administrative and sales and marketing expenses. Currently, a substantial portion of the Company's revenues are from Diamond, which manufactures veterinary biologicals and pharmaceuticals on a contract basis for major companies in the animal health industry. Revenues from one Diamond customer comprised approximately 64% of Diamond revenues in 1996 under the terms of a take-or-pay contract which expires in June 1999. If this customer does not continue to purchase from Diamond and if the lost revenues are not replaced by other customers or products, the Company's financial condition and results of operations could be adversely affected.


     There can be no assurance that the Company will attain profitability or, if achieved, will remain profitable on a quarterly or annual basis in the future. The Company believes that future operating results will be subject to quarterly fluctuations due to a variety of factors, including whether and when new products are successfully developed and introduced by the Company or its competitors, market acceptance of current or new products, regulatory delays, product recalls, competition and pricing pressures from competitive products, manufacturing delays, shipment problems, product seasonality, and changes in the mix of products sold. Because the Company is continuing to increase its operating expenses for personnel and new product development and marketing, the Company's operating results will be adversely affected if its sales do not correspondingly increase or if its product development efforts are unsuccessful or subject to delays. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITED SALES AND MARKETING EXPERIENCE; DEPENDENCE ON OTHERS

     In 1996 Heska began to build a sales force and commenced initial sales of its products. To be successful, Heska will have to develop and train its direct sales force or rely on marketing partners or other arrangements with third parties for the marketing, distribution and sale of its products. The Company is currently marketing its products to veterinarians through a direct sales force and certain third parties. There can be no assurance that the Company will be able to successfully establish and maintain marketing, distribution or sales capabilities or make arrangements with third parties to perform those activities on terms satisfactory to the Company. See "Business -- Sales, Marketing and Customer Service."

     In addition, the Company has granted marketing rights to certain products under development to third parties, including Novartis AG ("Novartis"), Bayer AG ("Bayer") and Eisai Co., Ltd. ("Eisai"). Novartis has the right to manufacture and market throughout the world (except in countries where Eisai has such rights) under Novartis trade names any flea control vaccine or feline heartworm vaccine developed by the Company on or before December 31, 2005. The Company retained the right to co-exclusively manufacture and market these products throughout the world under its own trade names. Accordingly, if both elect to market these products, the Company and Novartis will be direct competitors, with each party sharing revenues on the other's sales. Heska also granted Novartis a right of first refusal pursuant to which, prior to granting rights to any third party for any products or technology developed or acquired by the Company for either companion animal or food animal applications, Heska must first offer Novartis such rights. Bayer has exclusive marketing rights to the Company's canine heartworm vaccine and its recombinant feline toxoplasmosis vaccine (except in countries where Eisai has such rights). Eisai has exclusive rights in Japan and most countries in East Asia to market the Company's feline and canine heartworm vaccines, feline and canine flea control vaccines and feline toxoplasmosis vaccine. The Company's agreements with its marketing partners contain no minimum purchase requirements in order for such parties to maintain their exclusive or co-exclusive marketing rights. There can be no assurance that Novartis, Bayer or Eisai or any other collaborative party will devote sufficient resources to marketing the Company's products. Furthermore, there is nothing to prevent Novartis, Bayer or Eisai or any other collaborative party from pursuing alternative technologies or products that may compete with the Company's products. See "Business -- Collaborative Agreements."

HIGHLY COMPETITIVE INDUSTRY

     The market in which the Company competes is intensely competitive. Heska's competitors include companion animal health companies and major pharmaceutical companies that have animal health divisions. Companies with a significant presence in the animal health market, such as American Home Products, Bayer, Merck & Co., Inc., Novartis, Pfizer Inc and IDEXX Laboratories, Inc., have developed or are developing products that do or would compete with the Company's products. Novartis and Bayer are marketing partners of the Company, and their agreements with the Company do not restrict their ability to develop and market competing products. These competitors have substantially greater financial, technical, research and other resources and larger, more established marketing, sales, distribution and service organizations than the Company. Moreover, such competitors may offer broader product lines and have greater name recognition than the Company. Additionally, the market for companion animal health care products is highly fragmented, with discount stores and specialty pet stores accounting for a substantial percentage of such sales. As Heska intends to distribute its products only through veterinarians, a substantial segment of the potential market may not be reached, and the Company may not be able to offer its products at prices which are competitive with those of companies that distribute their products through retail channels. There can be no assurance that the Company's competitors will not develop or market technologies or products that are more effective or commercially attractive than the

Company's current or future products or that would render the Company's technologies and products obsolete. Moreover, there can be no assurance that the Company will have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully. See
"Business -- Competition."

UNCERTAINTY OF PATENT AND PROPRIETARY TECHNOLOGY PROTECTION; LICENSE OF TECHNOLOGY OF THIRD PARTIES

     The Company's ability to compete effectively will depend in part on its ability to develop and maintain proprietary aspects of its technology and either to operate without infringing the proprietary rights of others or to obtain rights to such technology. Heska has United States and foreign issued patents and is currently prosecuting patent applications in the United States and with certain foreign patent offices. There can be no assurance that any of the Company's pending patent applications will result in the issuance of any patents or that, if issued, any such patents will offer protection against competitors with similar technology. There can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented in the future or that the rights created thereunder will provide a competitive advantage.

     The biotechnology and pharmaceutical industries have been characterized by extensive litigation regarding patents and other intellectual property rights. There can be no assurance that the Company will not in the future become subject to patent infringement claims and litigation in the United States or other countries or interference proceedings conducted in the United States Patent and Trademark Office ("USPTO") to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings, and related legal and administrative proceedings are both costly and time consuming. Litigation may be necessary to enforce any patents issued to the Company or its collaborative partners, to protect trade secrets or know-how owned by the Company or its collaborative partners, or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceeding will result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. An adverse determination in litigation or interference proceedings to which the Company may become a party could subject the Company to significant liabilities to third parties. Further, either as the result of such litigation or proceedings or otherwise, the Company may be required to seek licenses from third parties which may not be available on commercially reasonable terms, if at all.

     The Company licenses technology from a number of third parties. The majority of such license agreements impose due diligence or milestone obligations and in some cases impose minimum royalty or sales obligations upon the Company in order for the Company to maintain its rights thereunder. The Company believes it is in compliance with the terms of each of these agreements.

     The Company's products may incorporate technologies that are the subject of patents issued to, and patent applications filed by, others. As is typical in its industry, from time to time the Company and its collaborators have received and may in the future receive notices claiming infringement from third parties as well as invitations to take licenses under third party patents. It is the Company's policy when it receives such notices to conduct investigations of the claims asserted. With respect to notices the Company has received to date, the Company believes, after due investigation, that it has meritorious defenses to the infringement claims asserted. Any legal action against the Company or its collaborators may require the Company or its collaborators to obtain a license in order to market or manufacture affected products or services. However, there can be no assurance that the Company or its collaborators will be able to obtain licenses for technology patented by others on commercially reasonable terms, that they will be able to develop alternative approaches if unable to obtain licenses, or that the current and future licenses will be adequate for the operation of their businesses. The failure to obtain necessary licenses or to identify and implement alternative approaches could prevent the Company and its collaborators from commercializing certain of their products under development and could have a material adverse effect on the Company's business, financial condition or results of operations.

     The Company also relies upon trade secrets, technical know-how and continuing invention to develop and maintain its competitive position. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology, that the Company can meaningfully protect its rights to its trade secrets, or that the Company will be capable of protecting its rights to its trade secrets. See
"Business -- Intellectual Property."

LIMITED MANUFACTURING EXPERIENCE AND CAPACITY; RELIANCE ON CONTRACT
MANUFACTURERS

     To be successful, the Company must manufacture, or contract for the manufacture of, its current and future products in compliance with regulatory requirements, in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs. In order to provide for manufacturing of biological products, the Company acquired Diamond in April 1996. Significant work will be required for the scaling up of each potential product prior to commercialization, and there can be no assurance that such work can be completed successfully or on a timely basis.

     In addition to Diamond, the Company intends to rely on contract manufacturers for certain of its products. The Company currently has supply agreements with Atrix Laboratories ("Atrix") for its canine periodontal disease therapeutic and with Iatric Corporation for allergy test kits and allergy immunotherapy treatment sets and has negotiated a supply agreement with Quidel Corporation ("Quidel") for certain manufacturing services relating to its point-of-care canine and feline heartworm diagnostic tests. These agreements all require the manufacturing partner to supply the Company's requirements, within certain parameters. Certain of these partners do not have substantial manufacturing experience on a commercial scale. There can be no assurance that these partners will be able to manufacture products to regulatory standards, the Company's specifications or in a cost-effective and timely manner. If any supplier were to be delayed in scaling up commercial manufacturing, were to be unable to produce a sufficient quantity of products to meet market demand, or were to request renegotiation of contract prices, the Company's business would be materially and adversely affected. While the Company typically retains the right to manufacture products itself or contract with an alternative supplier in the event of the manufacturer's breach, any transfer of production would necessarily involve significant delays in production and additional expense to the Company to scale up production at a new facility and to apply for regulatory licensure for the production of products at that new facility. In addition, there can be no assurance that the Company will be able to locate suitable manufacturing partners for its products under development or alternative suppliers if present arrangements are not satisfactory. See
"Business -- Manufacturing."

GOVERNMENT REGULATION; NO ASSURANCE OF OBTAINING REGULATORY APPROVALS

     The development, manufacture and marketing of most of the Company's products are subject to regulation by various governmental authorities, consisting principally of the USDA and the FDA in the United States and various regulatory agencies outside the United States. Delays in obtaining, or failure to obtain any necessary regulatory approvals would have a material adverse effect on the Company's future product sales and operations. Any acquisitions of new products and technologies may subject the Company to additional government regulation.

     The Company's manufacturing facilities and those of any contract manufacturers the Company may use are subject to the requirements of and subject to periodic regulatory inspections by the FDA, USDA and other federal, state and foreign regulatory agencies. There can be no assurance that the Company or its contractors will satisfy such regulatory requirements, and any failure to do so would have a material adverse effect on the Company's business, financial condition or results of operations.

     There can be no assurance that the Company will not incur significant costs to comply with laws and regulations in the future or that laws and regulations will not have a material adverse effect upon the Company's business, financial condition or results of operation. See "Business -- Government Regulation."

FUTURE CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FUNDING

     While the Company believes that its available cash, together with the proceeds of this offering, will be sufficient to satisfy its funding needs for current operations at least through the end of 1998, assuming no significant uses of cash in acquisition activities, the Company has incurred negative cash flow from operations since inception and does not expect to generate positive cash flow to fund its operations for the next several years. Thus, the Company may need to raise additional capital to fund its research and development programs, to scale up manufacturing activities and to expand its sales and marketing force. The Company's future liquidity and capital funding requirements will depend on numerous factors, including the extent to which the Company's products under development are successfully developed and gain market acceptance, the timing of regulatory actions regarding the Company's potential products, the costs and timing of expansion of sales, marketing and manufacturing activities, procurement, enforcement and defense of patents important to the Company's business, results of product trials and competition. There can be no assurance that such additional capital will be available on terms acceptable to the Company, if at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may include restrictive covenants. If adequate funds are not available, the Company may be required to curtail its operations significantly or to obtain funds through entering into collaborative agreements or other arrangements on unfavorable terms. The failure by the Company to raise capital on acceptable terms when needed could have a material adverse effect on the Company's business, financial condition or results of operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

DEPENDENCE ON KEY PERSONNEL

     The Company is highly dependent on the efforts of its senior management and scientific team, including its Chief Executive Officer and Chief Scientific Officer. The loss of the services of any member of its senior management or scientific staff may significantly delay or prevent the achievement of product development and other business objectives. Because of the specialized scientific nature of the Company's business, the Company is highly dependent on its ability to attract and retain qualified scientific and technical personnel. There is intense competition among major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions for qualified personnel in the areas of the Company's activities. Loss of the services of, or failure to recruit, key scientific and technical personnel could adversely affect the Company's business, financial condition or results of operations. See "Business -- Employees" and "Management -- Directors, Executive Officers and Key Employees."

POTENTIAL DIFFICULTIES IN MANAGEMENT OF GROWTH; IDENTIFICATION AND INTEGRATION OF ACQUISITIONS

     The Company anticipates additional growth in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations as new products are developed and commercialized. This growth will result in an increase in responsibilities for both existing and new management personnel. The Company's ability to manage growth effectively will require it to continue to implement and improve its operational, financial and management information systems and to train, motivate and manage its employees. There can be no assurance that the Company will be able to manage its expansion, and a failure to do so could have a material adverse effect on the Company's business, financial condition or results of operations.

     In 1996, Heska consummated the acquisitions of Diamond and the canine allergy business of Bioproducts DVM, Inc. In February 1997, Heska acquired Bloxham Laboratories Limited, a veterinary diagnostic laboratory in the United Kingdom. Moreover, the Company anticipates using a portion of the proceeds from this offering to make additional acquisitions. See "Use of Proceeds." Identifying and pursuing acquisition opportunities, integrating acquired products and businesses and managing growth requires a significant amount of management time and skill. There can be no assurance that the Company will be effective in identifying and effecting attractive acquisitions, integrating acquisitions or managing future growth. The failure to do so may have a material adverse effect on the Company's business, financial condition or results of operations.

POTENTIAL PRODUCT LIABILITY; LIMITED INSURANCE COVERAGE

     The testing, manufacturing and marketing of the Company's current products as well as those currently under development entail an inherent risk of product liability claims and associated adverse publicity. To date, the Company has not experienced any material product liability claims, but any such claims arising in the future could have a material adverse effect on the Company's business, financial condition or results of operations. Potential product liability claims may exceed the amount of the Company's insurance coverage or may be excluded from coverage under the terms of the policy. There can be no assurance that the Company's existing insurance can be renewed at a cost and level of coverage comparable to that presently in effect, if at all. In the event that the Company is held liable for a claim against which it is not indemnified or for damages exceeding the limits of its insurance coverage or which results in significant adverse publicity against the Company, such claim could have a material adverse effect on the Company's business, financial condition or results of operations.

RISK OF LIABILITY FROM RELEASE OF HAZARDOUS MATERIALS

     The Company's products and development programs involve the controlled use of hazardous and biohazardous materials, including chemicals, infectious disease agents and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by applicable local, state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages or fines that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations as the Company expands its manufacturing capacity.

LACK OF PRIOR PUBLIC MARKET AND DETERMINATION OF OFFERING PRICE

     Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this offering. The initial public offering price will be determined through negotiations among the Company, the Selling Stockholder and the Underwriters and may bear no relationship to the price at which the Common Stock will trade upon completion of the offering. See "Underwriting."

POSSIBLE VOLATILITY OF STOCK PRICE

     The securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market prices of the common stock of many publicly-held biotechnology companies have in the past been, and can in the future be, especially volatile. Announcements of technological innovations or new products by the Company or its competitors, release of reports by securities analysts, developments or disputes concerning patents or proprietary rights, regulatory developments, changes in regulatory policies, economic and other external factors, as well as quarterly fluctuations in the Company's financial results, may have a significant impact on the market price of the Common Stock.

POTENTIAL ADVERSE MARKET IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock in the public market following this offering could have an adverse effect on the price of the Common Stock. The 5,350,000 shares offered hereby will be eligible for sale in the public market immediately following this offering. Upon the commencement of this offering, approximately 283,000 additional shares will be eligible for immediate resale in the public market. Beginning 90 days after the date of this Prospectus, approximately 377,000 additional shares will be eligible for sale in the public market pursuant to Rule 144 and Rule 701 under the Securities Act of 1933, as amended (the "Securities Act"). Additionally, approximately 12,000,000 shares of Common Stock, including 1,177,555 shares issuable upon the exercise of certain options, will be eligible for sale in the public market 180 days after the date of this Prospectus, upon expiration of lockup agreements, in reliance on Rule 144 or Rule 701 under the Securities Act. The Company intends to register a total of approximately 4,000,000 shares of Common Stock reserved for issuance under its 1997 Employee Stock Purchase Plan and 1997 Stock Incentive Plan as soon as practicable following the date of this Prospectus. Certain existing stockholders have rights to require the Company to register their shares for future sale. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."

BROAD DISCRETION TO ALLOCATE OFFERING PROCEEDS

     The Company anticipates that the proceeds of this offering will be used to fund research and development efforts, to expand sales and marketing capabilities, to expand and develop manufacturing operations and capabilities, to fund strategic acquisitions of businesses, technologies or products and to finance working capital and general corporate requirements. The amounts expended for each such purpose and the timing of such expenditures may vary depending upon numerous factors. The Company will have broad discretion in determining the amount and timing of expenditures and in allocating the new proceeds of this offering. Such discretion will be particularly broad with respect to that portion of the proceeds available for use for working capital and general corporate purposes. See "Use of Proceeds."

PENDING GOVERNMENTAL PROCEEDING

     The Company has been notified that the staff of the United States Federal Trade Commission ("FTC") is conducting an investigation of Novartis, a principal stockholder of Heska, with respect to Novartis' relationship with Heska. The Company and Novartis have responded to the FTC requests for information with respect to competition for feline heartworm prevention products and canine and feline flea control products. The Company believes that the FTC staff is investigating Novartis' actions in acquiring an equity interest in Heska and representation on its board of directors and certain rights to market Heska products to determine whether these actions violate federal antitrust laws. At this time it is not known whether the investigation will result in the initiation of formal proceedings before the FTC, or if such proceedings are initiated, what relief will be sought or obtained. Such relief may include limitation of Novartis' voting rights with respect to its Heska stock, limitation of Novartis' representation on the Company's board of directors, an orderly divestiture of Novartis' equity investment in Heska or reformation of Novartis' collaborative agreements with the Company. There can be no assurance that if the FTC were to initiate a proceeding and be successful, that such relief would not have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Collaborative Agreements -- Novartis" and "Principal and Selling Stockholders."

CONTROL BY DIRECTORS, EXECUTIVE OFFICERS, PRINCIPAL STOCKHOLDERS AND AFFILIATED ENTITIES

     The Company's directors, executive officers, principal stockholders and entities affiliated with them will, in the aggregate, beneficially own approximately 63% of the Company's outstanding Common Stock following the completion of this offering. The Company's three major stockholders, who together will own approximately 57% after the offering, have entered into a voting agreement dated as of April 12, 1996 (the "Voting Agreement") whereby each agreed to collectively vote its shares in such manner so as to ensure that each major stockholder was represented by one member on the Company's Board of Directors. The Voting Agreement terminates on December 31, 2005 unless prior to such date any of the investors ceases to beneficially hold 2,000,000 shares of the voting stock of the Company, at which time the Voting Agreement would terminate. The major stockholders, if acting together, could substantially control all matters requiring approval by the stockholders of the Company, including the election of directors and the approval of mergers or other business combination transactions. See "Principal and Selling Stockholders" and "Description of Capital Stock -- Voting Agreement."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS AND DELAWARE LAW

     Certain provisions of the Company's Restated Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors may be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue Preferred Stock without any vote or further action by the stockholders, provide for a classified board of directors and eliminate the right of stockholders to call special meetings of stockholders. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company. In addition, certain provisions of Delaware law applicable to the Company could also delay or make more difficult a merger, tender offer, or proxy contest involving the Company. See "Management" and "Description of Capital Stock."

IMMEDIATE AND SUBSTANTIAL DILUTION; ABSENCE OF DIVIDENDS

     The initial public offering price is substantially higher than the net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock in the offering will, therefore, incur immediate and substantial dilution. At an initial public offering price of $15.00 per share, the immediate dilution to purchasers of shares of Common Stock in the offering is $9.58 per share of Common Stock, or 63.9%. Additional dilution is likely to occur upon the exercise of options and warrants granted by the Company. See "Dilution."

                                  THE COMPANY



     Heska was incorporated as Paravax, Inc. in California in 1988 as a biotechnology company devoted to the research and development of products for the diagnosis, prevention and treatment of companion animal diseases. The Company was headquartered in California until 1991, when it moved its headquarters to Fort Collins, Colorado in order to be located in proximity to the research facilities of the College of Veterinary Medicine and Biomedical Sciences of Colorado State University. All of the Company's research facilities and administrative offices and its veterinary diagnostic laboratory are currently located in Fort Collins. In April 1996, the Company acquired Diamond Animal Health, Inc., a contract manufacturing facility located in Des Moines, Iowa. In February 1997, the Company expanded with its acquisition of Bloxham Laboratories Limited, a veterinary diagnostic laboratory in the United Kingdom. The Company reincorporated in Delaware in 1997.


                                USE OF PROCEEDS

     The proceeds to the Company from the sale of the 5,000,000 shares of Common Stock being offered by the Company are estimated to be $69,100,000 ($80,294,875 if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $15.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses. The Company currently estimates that it will use approximately $30.0 million of the net proceeds of this offering to continue to fund the Company's research and development efforts, approximately $7.0 million to expand sales and marketing capabilities and approximately $5.0 million for capital expenditures relating to the expansion and development of the Company's manufacturing operations and capabilities. The Company also expects to use a portion of the net proceeds to acquire businesses, technologies or products complementary to the Company's business, although no specific commitments have been made which would have a material effect on the Company's operating results. The Company anticipates using the remaining net proceeds for working capital and general corporate purposes. The cost, timing and amount of funds required by the Company cannot be precisely determined at this time and will be based upon numerous factors, including the Company's progress in research and development; the timing and costs of obtaining regulatory approvals; the costs involved in preparing, filing, prosecuting and enforcing patent claims; competing technological and market developments; changes in the Company's existing research and collaborative relationships; evaluation of the commercial viability of potential products; and the progress of commercialization activities and arrangements. The Company has broad discretion in determining how the net proceeds of this offering will be applied. Pending such uses, the Company intends to invest the net proceeds in short-term, interest-bearing obligations.

     The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholder. See "Principal and Selling Stockholders."

                                DIVIDEND POLICY

     The Company has never declared or paid dividends on its capital stock and does not anticipate paying any dividends in the foreseeable future. The Company currently intends to retain its earnings, if any, for the development of its business.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1997, after giving effect to the conversion of all shares of Preferred Stock into Common Stock upon the closing of this offering, and as adjusted to give effect to the sale of the 5,000,000 shares of Common Stock being offered by the Company at an assumed initial public offering price of $15.00 per share and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds."


                                                                  MARCH 31, 1997
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
Long-term obligations, less current portion(1)..............  $  5,702     $  5,702
Stockholders' equity:
  Preferred Stock, $.001 par value; 25,000,000 shares
     authorized; 10,513,999 outstanding (actual); none
     outstanding (as adjusted)..............................    63,236           --
  Common Stock, $.001 par value; 40,000,000 shares
     authorized; 1,114,904 issued and outstanding (actual);
     16,628,903 issued and outstanding (as adjusted)(2).....         1           17
  Additional paid-in capital................................     3,884      136,204
  Deferred compensation.....................................    (3,420)      (3,420)
  Cumulative translation adjustment.........................         1            1
  Stock subscription receivable.............................      (151)        (151)
  Accumulated deficit.......................................   (38,383)     (38,383)
                                                              --------     --------
          Total stockholders' equity........................  $ 25,168     $ 94,268
                                                              ========     ========
          Total capitalization..............................  $ 30,870     $ 99,970
                                                              ========     ========


---------------

(1) See Notes 5 and 6 of Notes to Consolidated Financial Statements.

(2) Does not include (i) 3,817,166 shares of Common Stock reserved for issuance at March 31, 1997 under the Company's stock option plans, under which there were options outstanding as of that date to purchase an aggregate of 2,490,198 shares of Common Stock, and (ii) 31,392 shares of Common Stock issuable upon exercise of warrants outstanding as of March 31, 1997. See "Management -- Stock Option Plan," "Description of Capital
    Stock -- Warrants" and Note 10 of Notes to Consolidated Financial
    Statements.

                                    DILUTION

     The net tangible book value of the Company as of March 31, 1997 was $21.0 million, or $1.81 per share. Pre-offering pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities of the Company, divided by the number of shares of Common Stock outstanding (which includes the conversion of all outstanding Preferred Stock at the closing of the offering). After giving effect to the sale of the 5,000,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $15.00 per share and after deduction of estimated underwriting discounts and commissions and offering expenses), the post-offering pro forma net tangible book value of the Company at March 31, 1997 would have been $90.1 million, or $5.42 per share. This represents an immediate increase in such net tangible book value of $3.61 per share to existing stockholders and an immediate dilution of $9.58 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price.......................           $15.00
  Net tangible book value per share before offering.........  $1.81
  Increase per share attributable to new investors..........   3.61
                                                              -----
Pro forma net tangible book value per share after
  offering..................................................             5.42
                                                                       ------
Dilution per share to new investors.........................           $ 9.58
                                                                       ======

     The following table summarizes, on a pro forma basis as of March 31, 1997, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, and the average consideration paid per share (based upon an assumed initial public offering price of $15.00 per share and before deduction of estimated underwriting discounts and commissions and offering expenses payable by the Company):

                                SHARES PURCHASED(1)     TOTAL CONSIDERATION        AVERAGE
                                --------------------   ----------------------       PRICE
                                  NUMBER     PERCENT      AMOUNT      PERCENT     PER SHARE
                                ----------   -------   ------------   -------   -------------
Existing stockholders.........  11,628,903     69.9%   $ 63,324,000     45.8%      $ 5.45
New investors.................   5,000,000     30.1      75,000,000     54.2        15.00
                                ----------    -----    ------------    -----
          Total...............  16,628,903    100.0%   $138,324,000    100.0%
                                ==========    =====    ============    =====

---------------

(1) Sales by the Selling Stockholder in this offering will reduce the number of shares held by existing stockholders to 11,278,903, or approximately 67.8% (approximately 64.7%, if the Underwriters' over-allotment option is exercised in full), of the total number of shares of Common Stock outstanding, and will increase the number of shares held by new investors to 5,350,000, or approximately 32.2% (or approximately 35.3%, if the Underwriters' over-allotment option is exercised in full), of the total number of shares of Common Stock outstanding after this offering.

     The foregoing table assumes no exercise of the Underwriters' over-allotment option or of any outstanding stock options or warrants. As of March 31, 1997, there were outstanding options to purchase an aggregate of 2,490,198 shares of Common Stock at exercise prices ranging from $0.10 to $3.00 per share and warrants to purchase 31,392 shares of Common Stock exercisable at a weighted average exercise price of $3.10 per share. To the extent these options or warrants are exercised, there will be further dilution to new investors. See "Management -- Stock Option Plan," "Description of Capital Stock -- Warrants" and Note 10 of the Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data with respect to the Company's balance sheet data at December 31, 1995 and 1996 and, with respect to the Company's consolidated statement of operations data, for each of the three years in the period ended December 31, 1996 have been derived from the Company's consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere herein. The consolidated balance sheet data as of December 31, 1992, 1993 and 1994 and the consolidated statement of operations data for the years ended December 31, 1992 and 1993 have been derived from audited consolidated financial statements not included herein. The selected consolidated financial data at March 31, 1997 and for each of the three month periods ended March 31, 1996 and 1997 have been derived from unaudited consolidated financial statements prepared on the same basis as the audited consolidated financial statements and containing, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the consolidated financial position at such dates and the operating results and cash flows for such periods. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of results to be expected for any future period. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes included elsewhere in this Prospectus.


                                                                                                   THREE
                                                                                               MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                   MARCH 31,
                                           -----------------------------------------------   -----------------
                                            1992      1993      1994     1995     1996(1)     1996      1997
                                           -------   -------   ------   -------   --------   -------   -------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues:
  Products and services, net.............  $-- ....  $    --   $   --   $    --   $  8,013   $    39   $ 2,626
  Research and development...............      283     1,817    3,858     2,230      1,946       117       438
                                           -------   -------   ------   -------   --------   -------   -------
         Total revenues..................      283     1,817    3,858     2,230      9,959       156     3,064
                                           -------   -------   ------   -------   --------   -------   -------
Costs and operating expenses:
  Cost of sales..........................       --        --       --        --      6,648        20     2,148
  Research and development...............    1,188     2,427    3,685     6,031     14,038     2,626     4,519
  Selling and marketing..................       --        --       --        --      2,493        --     1,573
  General and administrative.............  490....       540      904       864      4,540       375     2,418
  Amortization of intangible assets and
    deferred compensation................       --        --       --        --      1,101        --       633
                                           -------   -------   ------   -------   --------   -------   -------
         Total costs and operating
           expenses......................    1,678     2,967    4,589     6,895     28,820     3,021    11,291
                                           -------   -------   ------   -------   --------   -------   -------
Loss from operations.....................   (1,395)   (1,150)    (731)   (4,665)   (18,861)   (2,865)   (8,227)
Other income (expense)...................      (58)      (37)    (153)       99        886        55       120
                                           -------   -------   ------   -------   --------   -------   -------
Net loss.................................  $(1,453)  $(1,187)  $ (884)  $(4,566)  $(17,975)  $(2,810)  $(8,107)
                                           =======   =======   ======   =======   ========   =======   =======
Pro forma net loss per share(2)..........                                         $  (1.41)            $ (0.63)
Number of shares used in computing pro
  forma net loss per share(2)............                                           12,740              12,872



                                                            DECEMBER 31,
                                          -------------------------------------------------             MARCH 31,
                                           1992      1993      1994       1995       1996                 1997
                                          -------   -------   -------   --------   --------             ---------
                                                                      (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable
  securities............................  $   149   $   695   $   539   $  6,827   $ 23,700             $ 15,903
Working capital (deficit)...............     (331)     (241)      300      6,522     23,955               14,992
Total assets............................      338     1,031     2,670      8,508     42,169               38,597
Long-term obligations...................       19       132       181        302      4,528                5,702
Accumulated deficit.....................   (5,663)   (6,851)   (7,735)   (12,301)   (30,276)             (38,383)
Total stockholders' equity (deficit)....     (203)      (86)    1,180      7,249     32,383               25,168


---------------

(1) Includes revenues and related expenses attributable to Diamond, which was acquired in April 1996.

(2) See Note 2 of Notes to Consolidated Financial Statements for information concerning the computation of pro forma net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results and the timing of certain events could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.

OVERVIEW


     Heska discovers, develops, manufactures and markets companion animal health products, primarily for dogs, cats and horses. From the Company's inception in 1988 until early 1996, the Company's operating activities related primarily to research and development activities, entering into collaborative agreements, raising capital and recruiting personnel. Prior to 1996, the Company had not received any revenues from the sale of products, and it has incurred net losses since inception. As of March 31, 1997, the Company's accumulated deficit was $38.4 million.


     During 1996, Heska grew from being primarily a research and development concern to a fully-integrated research, development, manufacturing and marketing company. The Company accomplished this through the acquisitions of Diamond Animal Health, Inc. ("Diamond"), a licensed pharmaceutical and biological manufacturing facility in Des Moines, Iowa, and the canine allergy business of Bioproducts DVM, Inc. (the "Bioproducts Business"), hiring key employees and support staff, establishing marketing and sales operations to support the Bioproducts Business and other Heska products introduced in 1996, and the design and implementation of more sophisticated operating and information systems. The Company also expanded the scope and level of scientific and business development activities, increasing the opportunities for new products. In the first quarter of 1997, the Company launched additional products and expanded internationally through the acquisition of Bloxham Laboratories Limited ("Bloxham"), a veterinary diagnostic laboratory in Teignmouth, England. Each of the acquisitions of Diamond, the Bioproducts Business and Bloxham was accounted for under the purchase method of accounting and accordingly, the Company's financial statements reflect the operations of these businesses only for the periods subsequent to the acquisitions.


     The Company anticipates that it will continue to incur additional operating losses for the next several years as it introduces new products and continues its research and development activities for products under development. There can be no assurance that the Company will attain profitability or, if achieved, will remain profitable on a quarterly or annual basis in the future. See "Risk Factors -- Loss History and Accumulated Deficit; Uncertainty of Future Profitability; Quarterly Fluctuations and Customer Concentration."


RESULTS OF OPERATIONS

  Three Months Ended March 31, 1997 and 1996


     Product and service revenues were $2.6 million for the three months ended March 31, 1997 as compared to $39,000 for the corresponding period in 1996. Revenues for the first quarter of 1997 consisted of $2.1 million in revenues from Diamond, $300,000 in revenues from Heska products introduced in late 1996 or early 1997 and $200,000 in revenues from Bloxham subsequent to its acquisition in February 1997. Diamond, acquired by the Company in April 1996, manufactures veterinary biologicals and pharmaceuticals on a contract basis for major companies in the animal health industry. Revenues from one Diamond customer comprised 41% of revenues for the three months ended March 31, 1997 but are expected to continue to represent a majority of Diamond's revenues for the 1997 fiscal year, as they did for the 1996 fiscal year. This customer purchases from Diamond under the terms of a take-or-pay contract which expires in June 1999. The Company expects that future Heska products will be manufactured by Diamond and/or by other contract manufacturers. Revenues for the first quarter of 1996 included only minor revenues from the Bioproducts Business which was acquired in March 1996.


     Revenues from sponsored research and development increased to $438,000 in the three months ended March 31, 1997 from $117,000 in the corresponding period in 1996. Fluctuations in revenues from sponsored research and development are generally the result of changes in the number of funded research projects as well as the timing and performance of contract milestones. The Company expects that revenues from sponsored research and development will decline in future periods, reflecting the expiration of current funding commitments and the Company's decision to fund its future research activities primarily from internal sources.

     Cost of goods sold was $2.1 million for the three months ended March 31, 1997 as compared to $20,000 for the comparable period in 1996. Cost of goods sold for the first quarter of 1997 consisted of $1.8 million in manufacturing costs for Diamond, $200,000 for Heska and $100,000 for Bloxham. The gross margin for the three months ended March 31, 1997 was $478,000. The Company expects that its gross margins will improve as sales volumes increase and manufacturing capacity at Diamond is more fully utilized.

     Research and development expenses increased to $4.5 million for the three months ended March 31, 1997 from $2.6 million in the comparable period of 1996, due to a substantial increase in the level and scope of research and development activities following a $36.0 million equity investment by Novartis in April 1996. Research and development expenses include expenses both for development of products to be marketed by the Company and development under sponsored research and development agreements, and consist primarily of salaries and benefits for scientific, development and regulatory personnel, intellectual property costs, license fees, contract research, supplies and materials, depreciation and rental of lab equipment and facility costs. The Company expects that research and development expenses will continue to increase through 1997, although the rate of increase is expected to be lower than that experienced between the first quarter of 1996 and the first quarter of 1997.

     Selling and marketing expenses were $1.6 million for the three months ended March 31, 1997 and consist primarily of salaries and benefits for sales and marketing personnel, commissions, market research, product promotion, consulting fees, and trade show costs. The Company added senior sales management and 22 field sales persons in the first quarter of 1997 to support planned product introductions. The Company expects that these costs will continue to increase through 1997 as the Company continues to add personnel and launch new products.


     General and administrative expenses increased to $2.4 million for the three months ended March 31, 1997 from $375,000 for the comparable period in 1996 as a result of significant growth in the Company's accounting and finance, human resources, legal, administrative, information systems and facilities. The Company expects that its general and administrative expenses will increase in future periods.



     Amortization of intangible assets totaled $407,000 for the three months ended March 31, 1997 as a result of the Diamond, Bioproducts Business and Bloxham acquisitions. Net intangible assets at March 31, 1997 totaled $4.2 million as a result of these acquisitions.



     In connection with the grant of certain stock options in the three months ended March 31, 1997, the Company recorded aggregate deferred compensation of $2.8 million, representing the difference between the deemed value of the Common Stock for accounting purposes and the option exercise price of such options at the date of grant, which amount is amortized ratably over the vesting period of the options. The Company's options generally vest over a four year period. The amortization of deferred compensation resulted in a non-cash charge to operations in the three months ended March 31, 1997 of $226,000. In connection with options granted through May 1997, the Company currently expects to incur a non-cash charge to operations of approximately $271,000 per quarter through the second quarter of 2001 for amortization of deferred compensation.


     Interest income increased to $296,000 for the three months ended March 31, 1997 compared to $71,000 for the three months ended March 31, 1996 due to increased cash balances following the $36.0 million in equity financing received after the end of the first quarter of 1996. Interest expense increased to $170,000 for the three months ended March 31, 1997 compared to $16,000 for the comparable period in 1996 due to the assumption of debt in connection with the acquisition of Diamond in April 1996 and increases in debt financing for laboratory and manufacturing equipment acquired during 1996.


     The Company reported a net loss of $8.1 million for the three months ended March 31, 1997 as compared to a net loss of $2.8 million for the three months ended March 31, 1996. The Company expects to incur additional operating losses for the next several years.

  Years Ended December 31, 1996, 1995 and 1994



     Product and service revenues were $8.0 million in 1996, consisting of $7.3 million in revenues from Diamond subsequent to its acquisition and $700,000 from sales of allergy diagnostic services and treatment products by Heska subsequent to the acquisition of the Bioproducts Business. The Company had no such revenues prior to 1996. Sales to one Diamond customer, Bayer, represented 64% of total revenues in 1996. This customer purchases vaccines from Diamond under the terms of a take-or-pay contract which expires in June 1999.


     Revenues from sponsored research and development decreased to $1.9 million in 1996 from $2.2 million in 1995 and $3.9 million in 1994. Fluctuations in revenues from sponsored research and development are generally the result of changes in the number of funded research projects as well as the timing and performance of contract milestones. See Note 8 of Notes to Consolidated Financial Statements for more detailed information about the amounts received under sponsored research and development agreements in each of these periods.

     Cost of goods sold totaled $6.6 million in 1996 and reflects $6.0 million from manufacturing activities at Diamond and $600,000 in product costs associated with Heska's product sales. The Company did not incur cost of goods sold in 1995 or 1994. The gross margin for 1996 was $1.4 million.

     Research and development expenses increased to $14.0 million in 1996 from $6.0 million in 1995 and $3.7 million in 1994. The increases in 1996 and 1995 are due primarily to substantial increases in the level and scope of research and development activities for products to be marketed by the Company following the equity financings in those years and increases in intellectual property costs. A substantial portion of the expense in 1994 was incurred under sponsored research and development agreements.

     Selling and marketing expenses totaled $2.5 million in 1996, reflecting the Company's establishment of a sales and marketing organization to support Heska's launch and sale of products in 1996. Sales and marketing expenses consisted primarily of salaries and benefits for sales and marketing personnel, market research, product promotion, consulting and trade show costs. The Company did not incur selling and marketing expenses in 1995 or 1994.

     General and administrative expenses increased to $4.5 million in 1996 from $864,000 in 1995 and $904,000 in 1994. The increase in 1996 resulted from the significant growth of accounting and finance, human resources, legal, administrative, information systems and facilities operations to support the Company's increased business and financing activities. These expenses declined slightly in 1995 from 1994 due largely to a severance payment made in 1994 to a former executive.


     Amortization of intangible assets totaled $1.1 million for 1996 and resulted from the 1996 acquisitions of Diamond and the Bioproducts Business. Net intangible assets at December 31, 1996 totaled $3.5 million as a result of these acquisitions. In connection with the grant of certain stock options in the year ended December 31, 1996, the Company recorded aggregate deferred compensation of $879,000, representing the difference between the deemed value of the Common Stock for accounting purposes and the option exercise price of such options at the date of grant.


     Interest income increased to $1.4 million for 1996 from $172,000 in 1995 and $26,000 in 1994, as a result of increased cash available for investment from the proceeds of equity investments in 1996 and 1995. Interest expense increased to $325,000 in 1996 from $63,000 in 1995 and $168,000 in 1994, due to the assumption of debt in connection with the Diamond acquisition and an increase in debt financing for laboratory and manufacturing equipment. The higher interest expense in 1994 compared to 1995 reflects interest due on loans to a stockholder.

     The Company reported a net loss in 1996 of $18.0 million as compared to a 1995 net loss of $4.6 million and a 1994 net loss of $884,000. The significant increase in losses over the period reflects the increases in research and development in 1996 and 1995 and in sales and marketing activities in 1996.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations since inception primarily with the net proceeds received from private placements of equity securities and from revenues from sponsored research and development. As of March 31, 1997, the Company had received aggregate proceeds of $55.8 million from equity transactions, including $36.0 million received in April 1996 in connection with an equity investment by Novartis and $10.0 million received in 1995 from equity investments by Volendam Investeringen N.V. The Company has also received funds totaling $11.4 million through March 31, 1997 under collaborative agreements, of which $10.9 million has been recognized as revenue from sponsored research and development.

     In addition, the Company has received proceeds from equipment financing totaling $4.7 million through March 31, 1997 and assumed $4.3 million in short and long-term debt in connection with the 1996 acquisition of Diamond. Capital lease obligations and term debt owed by the Company totaled $7.8 million as of March 31, 1997, with installments payable through 2001. The Company anticipates that it will continue to use capital equipment leasing facilities to fund equipment acquisitions and, if possible, leasehold improvements. The Company expects to finance accounts receivable and inventory at Diamond through an asset based borrowing facility, although no agreement has been entered into. The Company will also seek similar borrowing facilities to fund increases in Heska's accounts receivable and inventory if acceptable terms can be negotiated.

     Net cash used for operating activities was $1.3 million, $3.7 million and $14.1 million for 1994, 1995 and 1996, respectively, and $6.9 million for the three months ended March 31, 1997. Cash was used for operations primarily to fund research and development activities along with the establishment of sales and marketing operations and administrative infrastructure. Expenditures for property and equipment totaled $424,000, $348,000 and $5.2 million for 1994, 1995 and 1996, respectively, and $2.2 million for the three months ended March 31, 1997 and are expected to be approximately $4.0 million for the remainder of 1997. As the Company continues to expand it will require additional expenditures to improve its leased manufacturing and research facilities.

     The Company currently expects to spend approximately $1.5 million per year for the next several years to improve Diamond's facility, a portion of which may be funded through debt financing. These improvements include remodeling and relocation of certain manufacturing operations to improve efficiencies as well as various enhancements to assure ongoing compliance with certain regulatory requirements. In addition, Diamond is negotiating to provide manufacturing services to new customers that would require the construction of specialized facilities and the purchase of specialized equipment. Diamond will, to the extent possible, ask such customers to bear or share these costs. Additionally, the Company may utilize cash generated from operating activities to meet certain of Diamond's capital requirements.

     The Company has financed its acquisition activities primarily through the issuance of Preferred Stock and in connection therewith issued Preferred Stock valued at $648,000 in the first three months of 1997 to acquire Bloxham and $7.1 million in 1996 to acquire Diamond. Cash used for acquisition activities, including funds deposited in a restricted cash account, totaled $418,000 for the three months ended March 31, 1997 relating to Bloxham, and $500,000 in 1996 relating to the Bioproducts Business.

     The Company's primary short-term needs for capital, which are subject to change, are for the continued advancement of research and development efforts, expansion of its sales and marketing capabilities and for capital expenditures relating to the expansion and development activities related to the Company's manufacturing operations. At March 31, 1997, the Company's principal source of liquidity was $15.9 million in cash, cash equivalents and short-term investments. The Company expects its capital requirements to increase over the next several years as it expands its research and development efforts, introduces new products, expands its sales and marketing infrastructure, manufacturing capabilities and facilities and acquires businesses, technologies or products complementary to the Company's business. The Company's future liquidity and capital funding requirements will depend on numerous factors, including the extent to which the Company's products under development are successfully developed and gain market acceptance, the timing of regulatory actions regarding the Company's potential products, the costs and the timing of expansion of sales, marketing and manufacturing activities, the cost and timing of potential acquisitions, the procurement and enforcement of patents important to the Company's business, and the results of product trials and competition.

     The Company believes that its available cash and cash from operations, together with the proceeds of this offering, will be sufficient to satisfy its funding needs for current operations at least through the end of 1998, assuming no significant uses of cash in acquisition activities. Thereafter if cash generated from operations is insufficient to satisfy the Company's working capital requirements, the Company may need to raise additional capital to fund its research and development programs, to scale up manufacturing activities and to expand its sales and marketing force. There can be no assurance that such additional capital will be available on terms acceptable to the Company, if at all. Furthermore, any additional equity financing may be dilutive to stockholders and debt financing, if available, may include restrictive covenants. If adequate funds are not available, the Company may be required to curtail its operations significantly or to obtain funds through entering into collaborative agreements or other arrangements on unfavorable terms. The failure by the Company to raise capital on acceptable terms when needed could have a material adverse effect on the Company's business, financial condition or results of operations.

NET OPERATING LOSS CARRYFORWARDS

     As of December 31, 1996, the Company had a net operating loss ("NOL") carryforward of approximately $26.9 million and approximately $731,000 of research and development ("R&D") tax credits available to offset future federal income taxes. The NOL and tax credit carryforwards, which are subject to alternative minimum tax limitations and to examination by the tax authorities, expire from 2003 to 2010. The Company's acquisition of Diamond resulted in a "change of ownership" under the provisions of Section 382 of the Internal Revenue Code of 1986, as amended. As such, the Company will be limited in the amount of NOLs incurred prior to the merger it may utilize to offset future taxable income. This limitation will total approximately $4.3 million per year for periods subsequent to the Diamond acquisition. Similar limitations also apply to utilization of R&D tax credits to offset taxes payable.

RECENT ACCOUNTING PRONOUNCEMENTS

     The Company does not expect the adoption of any standards recently issued by the Financial Accounting Standards Board to have a material impact on the Company's financial position or results of operations.

                                    BUSINESS

OVERVIEW

     Heska discovers, develops, manufactures and markets companion animal health products, primarily for dogs, cats and horses. The Company's strategy is to become the companion animal health care company of choice for veterinarians by enabling them to comprehensively manage diseases using a broad line of diagnostic, vaccine and therapeutic products and services. Heska has six products currently on the market and over 25 products in research and development. The Company also offers diagnostic laboratory services to veterinarians and operates a full scale USDA and FDA licensed facility which manufactures products for Heska and other animal health companies. Heska has corporate partnerships with Novartis, Bayer and Eisai and plans to expand its products and services through complementary acquisitions, licenses and collaborations. Heska believes that it has one of the largest and most sophisticated scientific efforts in the world devoted to applying biotechnology to the large and growing companion animal health market.

BACKGROUND

     Companion animals improve the quality of human life by providing companionship, affection and acceptance. In addition, numerous studies indicate that relationships with companion animals have demonstrable therapeutic benefits for blood pressure, anxiety and loneliness, especially for elderly or depressed people.

     There are approximately 67 million cats, 57 million dogs and seven million horses in the United States, representing approximately one cat, dog or horse for every two people. There are also approximately 100 million cats, dogs and horses in Western Europe, Japan, Canada, Australia and New Zealand. The Company believes that due to better nutrition and care, the average life expectancy of dogs and cats in the United States has been increasing. As with humans, as companion animals age, their medical needs increase.

     According to industry estimates, the worldwide market for companion animal health products and diagnostic services exceeds $3.0 billion, of which approximately $1.5 billion is in the United States. In the United States, the market for companion animal health products is growing rapidly in response to the introduction of novel products. There are over 35,000 veterinarians in the United States whose practices are devoted principally to companion animal medicine. The practice of veterinary medicine in the United States is significantly different in several respects from the practice of human medicine, and these differences greatly affect the market for companion animal health products. In addition to providing services and prescribing drugs, veterinarians act as the pharmacists of companion animal medicine by reselling the vaccines and other products which they use or prescribe in their practice. Veterinarians also sell other non-prescription products for use at home. Another distinction from human medicine is that the vast majority of companion animal veterinarians practice as "general practice" veterinarians without significant specialization. Access to veterinarians specializing in diseases common to companion animals can be difficult and expensive. For example, of the approximately 35,000 companion animal veterinarians in the United States, fewer than 100 are board certified veterinary dermatologists.

     The development of biotechnology products for the companion animal health market has lagged behind development of products for the larger human health market. To date, it appears that there have only been modest, isolated efforts to use biotechnology to develop products specifically for companion animal health applications. For example, at this time, the Company believes that there are only three recombinant vaccines on the market for companion animal health and only a handful of diagnostic products that use recombinant proteins, two of which are the Company's feline heartworm and flea bite allergy diagnostic products. Heska believes that it is the first company to undertake a concerted effort to use biotechnology to develop a broad range of products for companion animal health.

HESKA'S STRATEGY

     Heska's goal is to become a leader in companion animal health. The Company's strategy to achieve this goal includes the following elements:

     - Promote strong relationships with veterinarians. Heska plans to become the companion animal health care company of choice for veterinarians, who are the primary distribution channel for companion animal diagnostics, vaccines and therapeutics. Heska intends to accomplish this goal by providing novel products that advance companion animal medicine, by selling its products exclusively to veterinarians and by supporting the general practitioner through high quality diagnostic services and through access to a staff of medical specialists. The Company believes that support of veterinarians is critical to enhancing Heska brand loyalty.

     - Develop a broad line of innovative products for comprehensive case management. Heska's strategy is to offer and develop a broad line of products and services for comprehensive management of companion animal diseases, such as allergy, heartworm infection and flea-associated conditions. For several companion animal diseases, Heska is developing products and services for each step of veterinary care, from diagnosis to treatment and prevention. The Company currently has six products on the market and over 25 products in research and development, and it also provides veterinary diagnostic laboratory services. The Company expects that its business will not be substantially dependent on one product or technology.

     - Commercialize products from its large, sophisticated research effort. Heska scientists have developed a large body of knowledge, from the organism to the molecular genetic level, about the physiology of parasites, such as fleas and heartworms, and the basic immunology of dogs and cats. The Company believes that this body of knowledge is unmatched in the industry. The Company's strategy is to use this knowledge and the skills of its researchers to create innovative, proprietary products. Heska's current employees hold more than 20 D.V.M.s and over 45 Ph.D.s. Most of these employees have been affiliated with prestigious academic research institutions and/or leading biotechnology or animal health companies.

     - Leverage resources through strong strategic relationships. Heska has entered into agreements with three major pharmaceutical companies, Novartis, Bayer and Eisai, to provide funding for its research and development programs. These partners have rights to market certain resulting Heska products. Heska believes that the size and experience of these partners will enable the Company to penetrate markets more quickly and extensively. Additionally, to broaden its portfolio of products and technologies, the Company is aggressively pursuing licenses to promising technologies from leading biotechnology companies and research institutions.

     - Pursue complementary acquisitions. The Company intends to build its business in part through the acquisition of complementary technologies, products and businesses. In 1996, the Company acquired its present canine allergy product line and a licensed manufacturing facility, and in 1997 it purchased one of the largest veterinary diagnostic laboratories in the United Kingdom. The Company believes that significant acquisition opportunities exist in the companion animal health industry and plans to actively pursue such opportunities.

PRODUCTS AND PROGRAMS

     The Company is developing a broad line of diagnostic, vaccine and therapeutic products targeting a broad range of companion animal diseases. The following table summarizes Heska's currently available products and its products in various stages of research and development:

----------------------------------------------------------------------------------------------
                                                                                 MARKETING
              PRODUCT                        STAGE OF DEVELOPMENT(1)             RIGHTS(2)
----------------------------------------------------------------------------------------------
  ALLERGY & DERMATOLOGY
     Canine Allergy Diagnostic         Currently available; second            Heska
                                         generation expected in 1997
     Feline Allergy Diagnostic         Expected in 1997                       Heska
     Canine Allergy                    Currently available                    Heska
       Immunotherapeutic
     Feline Allergy                    Regulatory discussions underway        Heska
       Immunotherapeutic
     Ancillary Dermatology Products    Expected in 1997                       Heska
----------------------------------------------------------------------------------------------
  FLEA BITE ALLERGY
     Canine Flea Bite Allergy
       Diagnostic
       Veterinary Diagnostic           Currently available                    Heska
          Laboratory
       Point-of-Care Diagnostic        Research                               Heska
     Feline Flea Bite Allergy
       Diagnostic
       Veterinary Diagnostic           Expected in 1997                       Heska
          Laboratory
       Point-of-Care Diagnostic        Research                               Heska
     Flea Bite Allergy                 Research                               Heska
       Immunotherapeutic
     Canine Flea Bite Allergy          Research                               Heska
       Vaccine
     Feline Flea Bite Allergy          Research                               Heska
       Vaccine
----------------------------------------------------------------------------------------------
  FLEA CONTROL
     Flea Control Vaccines
       Canine Flea Control Vaccine     Research                               Heska/Novartis/
                                                                              Eisai
       Feline Flea Control Vaccine     Research                               Heska/Novartis/
                                                                              Eisai
     Environmental Flea Control        Research                               Heska
     Pharmaceutical Flea Control       Research                               Heska/Novartis
----------------------------------------------------------------------------------------------

  (1) See "-- Government Regulation" for a description of the marketing and approval process for the Company's products.

  (2) See "-- Collaborative Agreements" for a description of the marketing rights for these products.

----------------------------------------------------------------------------------------------
                                                                                 MARKETING
              PRODUCT                        STAGE OF DEVELOPMENT(1)             RIGHTS(2)
----------------------------------------------------------------------------------------------
  HEARTWORM INFECTION
     Feline Heartworm Diagnostic
       Veterinary Diagnostic           Currently available                    Heska
          Laboratory
       Point-of-Care Diagnostic        Expected in 1997                       Heska
     Canine Heartworm Diagnostic
       Veterinary Diagnostic           Currently available                    Heska
          Laboratory
       Point-of-Care Diagnostic        Expected in 1997/1998                  Heska
     Heartworm Vaccines
       Canine Heartworm Vaccine        Research                               Bayer/Eisai
       Feline Heartworm Vaccine        Research                               Heska/Novartis/
                                                                              Eisai
----------------------------------------------------------------------------------------------
  DENTISTRY
     Canine Periodontal Disease        Expected in 1997                       Heska
       Therapeutic
     Canine Dental Hygiene Kits        Expected in 1997                       Heska
----------------------------------------------------------------------------------------------
  OTHER INFECTIOUS DISEASES
     Feline Trivalent Viral Vaccine    Currently available; second            Heska
                                         generation in research
     Feline Immunodeficiency Virus     Research                               Heska
       Vaccine
     Feline Leukemia Virus Vaccine     Research                               Heska
     Bartonellosis (Cat Scratch        Product approval trials ongoing        Heska
       Fever) Vaccine
     Feline Toxoplasmosis Vaccine      Research                               Bayer/Eisai
     Feline Plague Vaccine             Research                               Heska
     Canine Leishmaniosis Diagnostic   Expected in Italy in 1997              Heska
     Canine Leishmaniosis Vaccine      Research                               Heska
     Canine Viral Vaccines             Research                               Heska
     Equine Influenza Vaccine          Product approval trials ongoing        Heska
----------------------------------------------------------------------------------------------
  ONCOLOGY                             Research                               Heska
----------------------------------------------------------------------------------------------

  (1) See "-- Government Regulation" for a description of the marketing and approval process for the Company's products.

  (2) See "-- Collaborative Agreements" for a description of the marketing rights for these products.

  ALLERGY AND DERMATOLOGY

     Overview. Allergy is common in companion animals and affects approximately 10% to 15% of dogs. Clinical symptoms of allergy are variable, but are often manifested as persistent and serious skin disease in dogs and cats. Clinical management of allergic disease is problematic as there are a large number of allergens that may give rise to these conditions. Although skin testing is often regarded as the most accurate diagnostic procedure, such tests are painful, subjective and inconvenient for animals and accordingly are used much less often than in vitro testing. The Company believes that many of the currently available in vitro diagnostic tests are of questionable accuracy. The effectiveness of the immunotherapy that is prescribed to treat allergic disease is inherently limited by inaccuracies in the diagnostic process.

     The Company's principal strategy with respect to allergy is to improve the quality of immunotherapy by improving the quality of diagnosis. Heska has developed more accurate in vitro technology to detect IgE, the antibody involved in most allergic reactions. This technology permits the design of tests that more specifically identify the animal's allergic responses to particular allergens.

     As part of its plan to support the veterinarian, the Company has adopted a complete disease management approach to allergy. As part of its allergy program, the Company offers allergy testing services, immunotherapy products, palliative products and case management services.

     Diagnostics. Heska currently markets in vitro canine allergy diagnostic tests for a wide range of allergens. The allergy testing is conducted in Heska's veterinary diagnostic laboratories using an enzyme-linked immunoassay ("ELISA") to screen the serum of dogs against a panel of known allergens. The test format currently includes 48 different allergens, consisting primarily of various pollens, grasses, molds and insects.

     The binding of IgE antibodies to a cellular receptor is an essential prerequisite to most allergic reactions. Heska has produced a molecular clone of the cellular receptor for the IgE antibody. The Company has used this molecularly cloned receptor in a unique diagnostic assay to detect the presence and quantity of allergen-specific IgE in an animal's blood. The Company believes that this test, which is the first of its kind, will enable the more accurate diagnosis of allergy necessary for improved immunotherapy. Heska introduced a diagnostic laboratory version of this test for the diagnosis of canine flea bite allergy in January 1997. The Company is working on an adaptation of this test for all canine allergy testing, which is expected to be available through Heska's veterinary diagnostic laboratories in 1997. The Company also intends to introduce a similar diagnostic product for feline allergy testing in 1997.

     Immunotherapeutics. Veterinarians who use Heska's diagnostic laboratories for in vitro allergy testing services often purchase immunotherapy treatment sets for those dogs with positive test results. A large percentage of those canine allergy tests performed by the Company are positive, and veterinarians order Heska's immunotherapy treatment sets for a majority of these dogs. These prescription treatment sets are formulated specifically for each allergic animal and contain only the allergens to which the animal has demonstrated significant levels of IgE antibodies. The prescription formulations are administered in a series of injections, with doses increasing over several months, to alter the allergic status of the animal. Immunotherapy is generally continued for an extended time. The Company also plans to offer immunotherapy treatment sets for cats upon receipt of regulatory clearance.

     Ancillary Dermatology Products and Services. Heska expects to introduce in 1997 a line of supportive care products such as allergy shampoos and rinses to be dispensed by veterinarians for use at home, along with client information brochures explaining allergy and its treatment. The Company has as a full-time employee a board-certified veterinary dermatologist whose primary job is to provide free case management consultations to any Heska customer. There are fewer than 100 board certified veterinary dermatologists in the United States, and the Company believes that free, on-demand dermatology consultations are of tremendous assistance to the veterinarian.

  FLEA BITE ALLERGY

     Overview. Flea bite allergy is the most common skin disease afflicting dogs and cats throughout the world. It is estimated that flea related problems account for more than 50% of skin conditions observed by veterinarians in flea endemic areas. Treatments currently available for flea bite allergy are limited. For example, steroids may provide temporary symptomatic relief, and control of fleas on the animal and in its environment is also helpful. However, prolonged use of steroids may have harmful side effects, and sustained complete control of flea populations is extremely difficult. The Company has developed technology for the accurate diagnosis of flea bite allergy and is researching products to prevent the development of flea bite allergy in susceptible animals and to provide efficacious immunotherapy for animals that have already developed an allergy to flea bites.

     Heska scientists have found that flea salivary proteins are principally responsible for the allergic reactions to flea bites. The Company has developed proprietary methods for collecting pure saliva from feeding fleas. From this pure saliva, flea salivary allergens were discovered and characterized by Heska biochemists, and the Company's molecular biologists have cloned many of the genes that encode these unique allergens. Certain of these recombinant molecules have been shown to give rise to reactions in flea bite allergic dogs and cats.

     Diagnostics. At present, diagnosis of flea bite allergy is generally based on the clinical impression of the veterinarian and a positive response to effective flea control. Intradermal skin testing, performed by injecting small amounts of an extract of whole fleas into the skin, is used by some veterinary dermatologists. A characteristic reaction in the skin, occurring within a few minutes following injection of the extract, is suggestive of allergy to fleas. However, testing with an extract of whole fleas is of limited value in diagnosing flea bite allergy, as such extracts contain only minute amounts of flea saliva in addition to other allergens known not to be involved in flea bite allergy that may cause the observed reaction.

     Using its proprietary flea salivary allergens and its novel receptor-based assay for detection of IgE antibodies in the serum of allergic animals, the Company has developed a reliable in vitro ELISA-based test for flea bite allergy in dogs. Heska introduced this product in January 1997 in its Colorado veterinary diagnostic laboratory. The Company expects to introduce a similar test for cats in 1997. The Company is also developing point-of-care diagnostic products for both dogs and cats to assist the veterinarian in making a prompt flea bite allergy diagnosis in the veterinary clinic.

     Immunotherapeutics. The Company is using its extensive knowledge of flea biology, its proprietary flea salivary allergens and its broad understanding of canine and feline immunology to develop novel flea bite allergy immunotherapeutics. Such treatments are intended to reduce or eliminate the symptoms of allergy in dogs and cats that are already allergic to flea bites. Experimental immunotherapy trials are scheduled to begin in 1997.

     Vaccines. Heska is also developing vaccines to prevent flea bite allergy from occurring in cats and dogs that are not yet allergic to flea bites. Experimental vaccine studies were initiated in October 1996, and additional studies are scheduled to commence in 1997.

  FLEA CONTROL

     Overview. The common flea which infests dogs and cats, Ctenocephalides felis, is prevalent worldwide wherever warm ambient temperatures and adequate humidity exist. This highly successful parasite produces uncomfortable allergic responses, transmits other diseases, causes anemia and is a nuisance to pets and their owners. The Company estimates that flea control products for dogs and cats represent a worldwide market of approximately $1 billion, of which the Company estimates approximately $660 million is in the United States.

     A number of proprietary and non-proprietary products are currently marketed for flea control. Two of the proprietary products introduced in the last few years have been particularly successful. The systemic flea control products recently introduced by Novartis and Bayer, "Program" and "Advantage," each sold $100 million or more in the United States in the year of their introduction. No single product, however, is considered to be completely safe and effective in flea control at all life-cycle stages. In addition, certain topical control chemicals, such as those included in sprays and collars, can be toxic and present safety concerns for animals and humans. The use of certain flea control chemicals may also, over time, result in fleas that are resistant to those products.

     Vaccines. Heska's goal is to develop vaccines that will produce an immune response in the dog or cat that will kill fleas and reduce their reproduction. For a number of reasons, including the complexity of parasites and their adaptations for life in or on host animals, the development of vaccines against parasites is generally more difficult than the development of vaccines against viral or bacterial infections. Heska has devoted substantial resources to basic research in flea physiology in its efforts to design products that will safely and effectively control fleas. A team of Heska scientists, with expertise in flea biology, biochemistry, molecular biology and immunology, is using the results of this research to undertake the development of vaccines for the control of fleas. To facilitate this work, Heska has created a substantial flea insectary at its Fort Collins facility producing more than 25 million fleas every year. The Company has the capacity to microscopically dissect 10,000 fleas per week. Genomic libraries and numerous tissue-specific cDNA libraries have been created to discover the relevant product targets. Heska researchers also study the molecular physiology of fleas, focusing on molecular targets from virtually every flea life-stage. As candidate molecules are purified and molecularly cloned, protein and nucleic acid sequence data provide the basis for composition of matter patent applications. Experimental studies with the first vaccine candidates were initiated in 1996, but commercial vaccines are not anticipated for the next several years.

     Environmental Control. As an example of Heska's ability to capitalize on its understanding of flea biology, the Company has also entered into a collaboration with a third party to develop a safe, biologically-based flea control product which can be applied around the home or kennel to control fleas.

     Pharmaceutical Control. The Company's research of flea molecular physiology has led to the identification of molecular targets for small molecule pharmaceuticals. Heska has created and is developing additional in vitro tests amenable to high throughput chemical screening. These in vitro tests and additional in vivo screens are expected to facilitate rapid analysis of early stage product candidates and subsequent product development. The Company expects that it will seek collaborative arrangements to further develop these pharmaceutical products.

  HEARTWORM INFECTION

     Overview. Heartworm infections of dogs and cats are caused by the parasite Dirofilaria immitis. This parasite is transmitted in larval form to dogs and cats through the bite of an infected mosquito. Larvae develop into adult worms which live in the pulmonary arteries and heart of the host, where they can cause serious cardiovascular, pulmonary, liver and kidney disease. The adult worms produce offspring called microfilariae, which are ingested by blood-feeding mosquitoes. In the mosquito, the worms develop into the infective larval stage and in a subsequent mosquito bite are transmitted to the dog or cat.

     Heartworm infection is common throughout the world, particularly in warm and humid climates. Dogs are especially susceptible to heartworm infection and treatment is difficult, expensive and requires the use of toxic compounds with serious adverse effects for the animal. Chemoprophylactic products to prevent heartworm infections in dogs are generally available and widely prescribed, but require monthly or daily administration during the heartworm transmission season. As a result, compliance and convenience issues arise. The Company estimates that the worldwide market for canine heartworm diagnostic and chemoprophylactic products is more than $270 million per year, of which approximately $240 million per year is in the United States.

     Heartworm infections of cats represent a growing area of concern for veterinary practitioners. Although cats are somewhat less susceptible to heartworm infection than are dogs, infected cats may experience serious disease, even death, from only a single adult worm. Diagnosis of these infections is very difficult, as there are generally too few adult worms present to allow for reliable heartworm antigen detection in the blood, as is done for dogs. A chemoprophylactic product to prevent heartworm infections of cats, similar to the products available for dogs, was introduced by Merck & Co., Inc. in January 1997. Because the manufacturer's label of this chemoprophylactic product recommends that cats be tested for active infection prior to administration of their product, Heska believes the availability of the feline preventative treatment will increase demand for its feline diagnostic products.

     Diagnostics. Heska's heartworm vaccine research effort has resulted in the characterization of many unique heartworm antigens, certain of which will be useful for the development of improved diagnostic tests. In January 1997, Heska introduced a new test in a diagnostic laboratory format for feline heartworm infections of cats which allows veterinarians for the first time to accurately establish the prevalence of heartworm exposure in cats in their practices. This test is highly accurate and identifies antibodies in cat serum that react with a recombinant heartworm antigen. Regulatory clearance is expected in 1997 for a rapid point-of-care test for feline heartworm infection using this same technology in the clinic. The Company expects to launch this point-of-care feline heartworm diagnostic product in Italy later this year. Heska has also developed a diagnostic test for heartworm infection in dogs. This test uses monoclonal antibodies reactive with heartworm antigens to detect the presence of these antigens in the blood of the infected dog. The test is presently offered through Heska's veterinary diagnostic laboratory. A point-of-care format is being developed and, assuming regulatory clearance, is expected to be available in late 1997 or early 1998.

     Vaccines. In order to avoid the need for repeated administration of chemoprophylactic drugs and the resulting compliance and convenience problems, Heska's goal is to develop vaccines for annual administration that would prevent cardiopulmonary infection in dogs and cats caused by heartworms. The Company has identified many candidate vaccine antigens and the genes encoding them have been cloned. Heska is using these proprietary molecules in vaccination studies of dogs and cats, including trials which involve delivering vaccine candidates using nucleic acids and viral vectors. Each vaccination trial requires approximately one year to complete. Accordingly, commercialization of vaccines for heartworm infections of dogs and cats is not anticipated for several years.

  DENTISTRY

     Overview. Dentistry for dogs and cats is one of the fastest growing markets in companion animal health. Within dentistry, the major problems are general dental hygiene and periodontal disease. It is estimated that 80% or more of all dogs exhibit symptoms of periodontal disease by three years of age, which often manifests as bad breath. Left untreated, periodontal disease can cause loss of teeth and systemic bacterial infection. The most prevalent treatment is the cleaning and scaling of the animal's teeth, which requires that the animal be anesthetized. Although periodic cleaning and scaling is recommended for all dogs, this procedure alone does not adequately address the underlying infection in dogs with periodontal disease. Systemic antibiotics to be administered by the pet owner at home are widely prescribed but present convenience and compliance issues. Heska's complete disease management approach to these medical issues is to offer a proprietary periodontal disease therapeutic, a group of dental hygiene products and case management services from a board-certified veterinary dental specialist.

     Canine Periodontal Disease Therapeutic. The Company has the exclusive, worldwide rights to market Atrix Laboratories Inc.'s proprietary human periodontal disease product for the treatment of companion animal periodontal disease. The product consists of a solution containing the antibiotic doxycycline that is injected into the tooth pocket. The injected material forms a biodegradable gel that releases the antibiotic gradually over time, eliminating the need for repeated antibiotic administration by the pet owner. Efficacy of this treatment to clear existing infections has been established for both dogs and humans. Heska's goal is to have this product administered by veterinarians on a regular basis for dogs with periodontal disease concurrently with the regular cleaning and scaling of the animal's teeth. Regulatory approval for marketing of the periodontal disease therapeutic for dogs is expected in 1997. Atrix will manufacture the product for distribution by Heska.

     Canine Dental Hygiene Kits. Regular dental hygiene has been proven to be of value in the prevention of periodontal disease in companion animals. As part of its comprehensive disease management approach, Heska intends to market canine dental care kits for both routine dental hygiene and for dental hygiene following the use of its proprietary periodontal disease therapeutic. The kits will consist of a toothbrush, toothpaste and rinse and will be manufactured for the Company by third parties. The Company expects to commence its marketing of these dental hygiene kits concurrently with the launch of its periodontal therapeutic.

  OTHER INFECTIOUS DISEASES

     Feline Trivalent Viral Vaccine. Heska currently markets a three-way modified live vaccine for the three most common viral diseases of cats, namely calicivirus, rhinotracheitis virus and panleukopenia virus. This vaccine is administered without needle injection by dropping the liquid preparation into the eyes and nostrils of cats. While there is one competitive non-injectable two-way (no panleukopenia protection) vaccine, all other competitive products are injectable formulations. The use of injectable vaccines in cats has become controversial due to the frequency of side effects associated with injection of certain vaccines. The most serious of these side effects are injection site sarcomas, tumors which are nearly always fatal. The Company's trivalent vaccine avoids injection site side effects and is believed by the Company to be very efficacious. The Company is also researching a second generation vaccine using recombinant technology.

     Feline Immunodeficiency Virus Vaccine. Feline Immunodeficiency Virus ("FIV") produces a viral disease characterized by immunodeficiency which ultimately results in the death of the cat. Treatment options are quite limited, and at this time there are no vaccines available to prevent the disease, although several of the animal health companies with a feline vaccine line are believed to be attempting to develop one. Heska is developing a recombinant FIV vaccine, and the first experimental trials of Heska vaccine candidates are expected to be initiated in 1997.

     Feline Leukemia Virus Vaccine. Feline Leukemia Virus ("FeLV") is a viral disease of cats that is characterized by immunodeficiency and ultimately results in death. As with FIV, treatment options are quite limited. However, there are several vaccines presently offered for the prevention of FeLV. There is some controversy as to the relative efficacy of these vaccines. Heska is developing a recombinant vaccine for FeLV, and the first experimental trials of the Heska vaccine candidates are expected to be initiated in 1997.

     Bartonellosis (Cat Scratch Fever) Vaccine. Cat Scratch Fever, caused by the bacterium Bartonella henselae, is transmitted from cats to humans by a cat's scratch and perhaps by other means. The human disease is characterized by malaise, fever and swollen lymph nodes, sometimes lasting several weeks and sometimes requiring hospitalization. The Company believes that there are over 22,000 cases of Cat Scratch Fever in humans annually, of which 2,000 require hospitalization. Immunocompromised humans may develop very severe disease following infection, and this organism is a cause of a significant number of opportunistic infections in HIV-positive individuals. Therefore, doctors treating at-risk human populations may recommend that cats be eliminated from the household.

     The Company is working with scientists at the United States Centers for Disease Control and Prevention ("CDC") in Atlanta to develop a vaccine for cats. The vaccine is intended to prevent cats from harboring the bacteria in their blood with the goal of limiting transmission of the bacteria from cats to humans. Certain vaccine formulations prepared at Heska have successfully protected cats from infection and studies are underway to optimize these vaccine formulations.

     Feline Toxoplasmosis Vaccine. Toxoplasmosis is caused by a protozoan parasite, Toxoplasma gondii, that infects cats and other mammals including humans, pigs and sheep. This disease is transmitted to humans through the oocysts (eggs) of the parasite, which are passed exclusively in the feces of infected cats. In addition, consumption of undercooked lamb and pork is a common means of transmission to humans. Toxoplasma infections are generally not a serious concern for cats, as healthy cats generally tolerate the infection without obvious disease. However, infections of other animals, including humans, may have serious consequences. This is particularly true for immunocompromised individuals, such as HIV-infected persons, and for unborn fetuses. Such infections may be life threatening in the former case and lead to birth defects or miscarriage in the latter. Because of the risk of transmission of this disease from cat feces, doctors sometimes advise immunocompromised patients and women who are or may become pregnant to avoid or give away their cats. For this reason, Heska believes that an appropriate vaccine may encourage such individuals to keep their family pets and is developing a recombinant vaccine intended to protect cats from shedding Toxoplasma oocysts. The Company believes that such a vaccine, if widely used, could help to reduce the transmission of disease to humans and other animals. The Company has identified and cloned the genes encoding over 80 vaccine candidate antigens from internally developed gene libraries. Testing of these antigens for vaccine efficacy is expected to begin in 1997.

     Feline Plague Vaccine. The disease commonly known as the "Bubonic Plague" or "Black Death" reached epidemic proportions in medieval Europe. While no longer epidemic, this disease, caused by the bacterium Yersinia pestis, still exists and may be transmitted to humans from cats. The plague-causing bacterium is endemic in many areas of the western United States where infections are transmitted among rodents by flea bites. Cats may be exposed to the bacterium either through direct contact or through bites of fleas from infected rodents. Moreover, veterinarians and cat owners are at risk of infection by contact with diseased cats. Each year in the western United States several cases of feline plague are reported, and occasionally, practicing veterinarians are infected. According to the CDC, from 1980 to 1994, there were 229 reported cases of human plague in the United States, resulting in 33 fatalities. Heska scientists are developing a feline vaccine for plague. Studies in mice have demonstrated significant immune responses for this vaccine formulation and efficacy studies in cats are planned for 1997.

     Canine Leishmaniosis Diagnostic and Vaccine. Canine visceral leishmaniosis is a serious disease of dogs and humans caused by the parasite Leishmania. These protozoan parasites are transmitted to humans and dogs through the bite of sandflies. The disease causes profound suffering and, if left untreated, infected dogs often die. While this disease is generally not a problem in the United States, it is widespread in Mediterranean and Middle Eastern countries and in South America. Dogs serve as the primary reservoir of the parasites for transmission to other dogs and to humans. Diagnosis of canine visceral Leishmania infections is currently based on clinical symptoms, the finding of parasitized cells in lymph node aspirates and the use of a laboratory-based microscopy assay to detect antibodies in the serum of dogs reactive with Leishmania antigens. At present there are no vaccines that will prevent Leishmania infection of dogs. The Company believes that significant markets exist for both a convenient and reliable diagnostic and an effective vaccine. These products would improve quality of life of dogs living in endemic areas and may reduce the risk of disease transmission to humans.

     Using a proprietary molecule developed by Corixa Corporation, the Company has developed a sensitive diagnostic laboratory immunoassay for diagnosis of canine Leishmania infection and is developing a point-of-care device for rapid diagnosis. The laboratory test is expected to be introduced for sale in Italy in 1997, with a point-of-care test and introduction in other European countries to follow. These tests provide improved accuracy and are much faster and easier to perform than the currently available laboratory test.

     The Company expects that laboratory testing of vaccine candidates will commence in 1997. Vaccine trials will be conducted in Italy under conditions of natural exposure in an area where transmission of Leishmania is endemic. Because little is yet known of the natural progression of disease in Leishmania-infected dogs, it is anticipated that this research effort, and subsequent vaccine trials, will not be completed for several years.

     Canine Viral Vaccines. Heska scientists are researching a next generation line of vaccines which are intended to protect dogs from their most common viral diseases. This vaccine line will focus on four principal canine viral diseases: parvovirus, distemper virus, parainfluenza virus and adenovirus. The Company intends to develop a vaccine to protect dogs from all four viruses and another vaccine aimed at parvovirus alone. The Company does not expect these next generation vaccines to be commercially available for several years.

     Equine Influenza Vaccine. Equine influenza is a common viral disease of horses and is similar to human influenza. Horses have diminished performance and quality of life for an extended period following infection. Currently available vaccines for equine influenza are of limited efficacy and the duration of immunity for existing vaccines is measured in weeks or months. Heska is developing a unique vaccine for equine influenza and believes its vaccine candidates will have improved efficacy and duration of immunity. The vaccine is currently being tested in horses for safety and efficacy.

  ONCOLOGY

     With improving medical care, dogs and cats are living longer lives and, accordingly, developing more age-associated diseases such as cancer. In fact, cancer is the leading cause of disease-associated death in dogs and cats. However, most treatments are less than optimal and employ "off label" therapeutic products developed for use in humans. The Company believes that it is critical that a cancer therapeutic product not substantially decrease the quality of life of the treated dog or cat. Accordingly, Heska is pursuing a number of product opportunities focusing primarily on quality of life during the course of cancer therapy. Numerous approaches are being taken, including pursuing licensing opportunities arising from human oncology research and collaborating with outside scientists on unique immunization techniques for companion animal cancers. The Company does not expect to have commercial products in this area for several years.

  VETERINARY DIAGNOSTIC LABORATORY SERVICES

     Heska believes that there is a substantial market need for high quality veterinary diagnostic laboratory services combined with high quality case management advice. This is due in part to the fact that most veterinarians practice as general practitioners, rather than specialists. In order to support veterinarians in their practices, Heska intends that its veterinary diagnostic laboratory will address these diagnostic situations as well as provide highly technical, state-of-the-art case analyses.

     In 1996, Heska established a veterinary diagnostic laboratory at its Fort Collins facility. The diagnostic laboratory currently offers the Company's allergy diagnostics, canine and feline heartworm diagnostics and flea bite allergy assays, in addition to other diagnostic and pathology services. The Fort Collins veterinary diagnostic laboratory is currently staffed by three diplomates of the American College of Veterinary Pathologists, several medical technologists experienced in animal disease, and several additional technical staff. As in all other areas of its business, Heska intends to continue to provide its customers the highest level of customer support possible.

     Heska intends to continue to use the diagnostic laboratory both as a stand-alone service center and as an adjunct to its product development efforts. Many of the assays which the Company will develop in a point-of-care format will initially be validated and made available in the diagnostic laboratory and will remain available in that format after the introduction of the analogous point-of-care test. The Company believes that veterinarians will appreciate being able to have confirmatory testing performed in the laboratory as a back-up to point-of-care testing, as well as the ability in some circumstances to conduct quantitative testing. The Company believes that these diagnostic services also provide opportunities for interaction between its medical and technical consulting staff and its veterinarian customers.

     In addition to the United States veterinary diagnostic laboratory, the Company recently acquired Bloxham Laboratories Limited, one of the largest veterinary diagnostic laboratories in the United Kingdom. Bloxham Laboratories provides a full range of diagnostic and pathology services, including the proprietary diagnostic laboratory tests marketed by the Company.

  NON-COMPANION ANIMAL HEALTH PRODUCTS

     Food Animal Products. Diamond is completing the research, development and testing of a new line of bovine vaccines. Diamond has entered into a strategic collaboration with a major pharmaceutical company pursuant to which the partner is providing funding for certain of this bovine vaccine research and development work in exchange for non-exclusive rights to use the antigens that Diamond develops.

     Heska has also developed a unique diagnostic to detect Trichinella spiralis, a parasite that is transmitted to humans and other animals in undercooked meat. Infected pork is implicated in most outbreaks of human trichinosis. Heska has identified what it believes to be the most important antigen for the diagnosis of Trichinella infection in pigs and other hosts. This carbohydrate antigen has been synthesized, can be produced in large quantities and has been shown to be a superior reagent for the serological diagnosis of Trichinella infections of swine. The Company is presently in negotiations to provide this antigen for distribution as a diagnostic product to the swine product subsidiary of an international pharmaceutical company.

     Potential Human Health Applications. Heska's extensive research in the molecular and cellular biology of parasites has yielded potential human applications. Various biotechnology companies are pursuing pharmaceutical compounds derived from various microscopic organisms, higher invertebrates such as snails and even amphibians. The Company's research with parasites has similarly yielded molecules that may also have interesting human pharmaceutical applications.

     In addition, the Company's novel work with the cellular receptor for IgE has been directed toward improving the diagnosis of allergy in companion animals. The Company intends to further evaluate this technology for the diagnosis of human allergic disease. It also appears that certain allergic-type diseases may be caused by an autoimmune reaction to this same cellular receptor for IgE. The Company is evaluating whether the detection of these auto-antibodies can be used in diagnostic testing for these diseases. Heska's work with the cellular receptor for IgE has benefitted from a collaboration with Professor Jean-Pierre Kinet of Harvard University. Professor Kinet founded a company focused on allergy that has rights to certain compounds and associated technologies that have the potential for treating allergic diseases. Heska acquired this company in May 1997, and Professor Kinet entered into an exclusive five year consulting agreement with Heska in the areas of allergy, asthma and animal health.

     After it has completed its initial proof-of-concept work as to these technologies, Heska intends to explore corporate partnerships with appropriate human health care companies for the further development of the human applications while retaining the animal health applications. With these approaches, Heska hopes to maximize the benefit of the technologies discovered and developed at Heska, including extending them into the human health care market where feasible without distracting the Company from its companion animal health focus.

PRODUCT CREATION

     Heska is committed to creating innovative products to address significant unmet health needs of companion animals. The Company creates products both through internal research and development and through external collaborations. Internal research is managed by multidisciplinary product-associated project teams consisting of veterinarians, biologists, molecular and cellular biologists, biochemists and immunologists. Heska believes that it has one of the largest and most sophisticated scientific efforts in the world devoted to applying biotechnology to the creation of companion animal products. Heska's employees hold more than 20 D.V.M.s and over 45 Ph.D.s; seven employees hold both D.V.M. and Ph.D. degrees.

     The creation of unique and scientifically advanced vaccine and therapeutic products often requires an investment in basic research. For example, fundamental knowledge about the immunology of dogs and cats is not well developed, and the Company has invested significant resources on basic research to understand immune responses in dogs and cats. Similarly, the Company has invested significant resources to develop novel virally vectored and nucleic acid vaccines. The Company believes the information provided by these research groups is essential to an informed and predictable program aimed at creating state of the art safe and effective vaccines and immunotherapeutics. Through this commitment, Heska has developed new knowledge of T-cell biology, cytokines, immune responses to adjuvants and the use of virally vectored and nucleic acid vaccines in companion animals.

     For a number of reasons, including the complexity of parasitic organisms and their adaptations for life in or on host animals, the development of vaccines against parasites is generally more difficult than the development of vaccines against viruses or bacteria. The Company has committed substantial resources to develop a body of knowledge at a molecular genetic level about the physiology of parasites such as fleas and heartworms and the diseases they cause that it believes is unmatched in the industry. The Company has created a flea production laboratory in Fort Collins that produces tens of millions of fleas each year for internal research. Similarly, in order to maximize the likelihood of developing a successful heartworm vaccine, the Company has created a mosquito insectary, also located at the Company's Fort Collins facility, where tens of thousands of infective heartworm larvae are produced every week.

     To support its product research programs, the Company has also developed core technical support areas which perform commonly-used techniques to a consistent high standard. These in-house core support areas include a hybridoma laboratory, a protein and nucleic acid sequencing facility, a recombinant protein purification laboratory, a diagnostics creation laboratory and a process development laboratory.

     Heska is also committed to identifying external product opportunities and creating business and technical collaborations that could lead to the creation of other products. The Company is currently funding research at multiple academic and governmental institutions. In addition, the Company is also involved in joint research or product development efforts with a number of companies. See "-- Collaborative Agreements." The Company believes that its active participation in scientific networks and its reputation for investing in research enhances its ability to acquire external product opportunities.

SALES, MARKETING AND CUSTOMER SERVICE

     The Company presently markets its products in the United States directly to veterinarians through the use of its field sales force, inside customer service/tele-sales force and veterinary distributors acting as contract sales agents. The Company presently has over 20 field sales representatives and field sales supervisors and eight customer service/tele-sales representatives and supervisors. The twelve veterinary distributors with whom the Company has entered into sales agency relationships employ more than 300 field and customer service/tele-sales representatives, although some of these distributors may not distribute all of the Company's products.

     Internationally, the Company will market its products to veterinarians through distributors, sales agents, strategic collaborators, or directly. The choice of distribution channels will depend on factors such as the size of the market in the country, the ease of accessing that market using a direct sales force and the economic efficiency of alternative distribution methods.

     There are over 35,000 veterinarians in the United States whose practices are devoted principally to companion animal medicine. Those veterinarians practice in approximately 25,000 clinics in the United States. The Company plans to market its products to these clinics primarily through the use of its field and telephone sales force, sales agents, trade shows and print advertising. The Company has sold products and services to over 3,700 such clinics within the last 12 months.

     In addition to creating novel products that improve companion animal health, Heska is committed to supporting the veterinarian through a complete case management strategy. The average companion animal veterinarian practices general medicine. Although there are an increasing number of veterinary specialists available, the economics of companion animal practice discourage extensive use of these specialists. The Company's strategy is to help the general practice veterinarian practice more sophisticated medicine in several ways. First, the Company currently provides certain specialized diagnostic services not available in a point-of-care format or in third party laboratories. The Company intends to increase the range of these services, both at its Colorado facility and through the establishment or acquisition of additional diagnostic laboratories. In addition, the Company has established a medical and technical consulting group on site at the Colorado facility consisting of six employee veterinarians with specialized expertise in such areas as dermatology, internal medicine, pathology, dentistry and feline practice. These personnel are available to all veterinarian customers for interpretation of test results and qualified and timely advice for continuing management of any given case. The Company believes that these services enhance the practicing veterinarians' ability to provide the best possible medical care.

     Although most veterinary diagnostic, vaccine and therapeutic products are ordinarily sold only by veterinarians where a doctor-patient relationship exists, these products are sometimes sold directly to the public by catalogue and retail outlets that employ veterinarians. In order to support veterinary clinics and to foster loyalty to Heska products, the Company intends to sell its products exclusively to veterinarians for use where a doctor-patient relationship exists.

     Heska scientists present examples of the scientific advances that are being made in the Company's laboratories at important veterinary and other scientific meetings and are encouraged to publish their research in peer reviewed journals. The Company believes that these presentations and publications have helped establish the Company as a scientific leader in companion animal health.

MANUFACTURING

     The Company expects that its products will be manufactured both by Diamond and/or by contract manufacturers. Diamond's facility consists of a 166,000 square foot USDA and FDA licensed biological and pharmaceutical manufacturing facility in Des Moines, Iowa. The Company expects that it will manufacture most or all of its biological products at this facility, as well as most or all of its recombinant proteins and other proprietary reagents for its diagnostic products. The Company will manufacture its point-of-care diagnostic products for feline and canine heartworm infection with Quidel and Diamond. The Company's periodontal disease therapeutic will be manufactured by Atrix Laboratories, the company that is developing this product for human use. The Company's non-proprietary products, such as the canine dental hygiene kits and the dermatology line, will be manufactured to its specifications by third parties. As the Company enters into additional strategic collaborations, it is possible that some of these strategic partners may manufacture products for sale by the Company. The Company's reliance upon third party manufacturers poses a significant risk. See "Risk Factors -- Limited Manufacturing Experience and Capacity; Reliance on Contract Manufacturers."

     In addition to manufacturing products for the Company, Diamond manufactures veterinary biologicals and pharmaceuticals on a contract basis for other major companies in the animal health industry. Diamond is one of the few USDA licensed contract biological manufacturers in this market. Bayer, which is a leader in the bovine vaccine area, currently purchases a substantial portion of its bovine products for the United States market from

Diamond. In 1996, Bayer accounted for 64% of the Company's revenues on a consolidated basis. In addition to viral vaccines, Diamond also manufactures vaccines against bacterial infections, such as leptospirosis. Diamond currently has the capacity to manufacture more than 50,000,000 doses of vaccines each year. Diamond's customers purchase products in both bulk and finished format and usually contract with Diamond to perform all phases of manufacturing, including growth of the active bacterial and viral agents, sterile filling, lyophilization and packaging. In addition, Diamond ordinarily will support its customers through research services, regulatory compliance services, validation support and distribution services. Capacity at this facility is not fully utilized, and Diamond is in negotiations with several other companies, including a manufacturer of human vaccines, for the provision of manufacturing services.

COLLABORATIVE AGREEMENTS

  NOVARTIS


     In April 1996, the Company entered into several agreements with Ciba-Geigy Limited and Ciba-Geigy Corporation ("Ciba"), which agreements were succeeded to by Novartis, the entity formed upon Ciba's merger with Sandoz Limited. Such agreements were entered into in connection with a $36.0 million equity investment by Novartis in the Company (see "Certain Transactions"). Novartis received, under the marketing agreements, certain rights to manufacture and market any flea control vaccine or feline heartworm control vaccine developed by the Company as to which USDA prelicensing serials are completed on or before December 31, 2005. The Company and Novartis have co-exclusive rights to market these products under their own trade names throughout the world (other than in countries in which Eisai has such rights) and, if both parties elect to market, the parties will share revenues on their sales. The marketing agreements remain in force through 2010 or longer, if Novartis is still actively marketing such products. In addition, the parties entered into a screening and development agreement under which the parties may undertake joint research and development activities in certain fields. If the parties fail to agree to perform joint research activities, then Novartis has the right to use certain materials of the Company on an exclusive basis to develop food animal pharmaceutical products or on a co-exclusive basis with the Company to develop pharmaceutical products for parasite control in companion animals or food animal vaccines. Novartis would pay royalties on any such products developed by it. Currently, there are no joint research projects being undertaken, although several are in the proposal stage. The Company and Novartis also entered into a right of first refusal agreement under which the Company, prior to granting licenses to any third party to any products or technology developed or acquired by the Company for either companion animal or food animal applications, must first offer Novartis such rights. If the parties are unable to come to an agreement within 150 days of the Company's first notice, Heska may thereafter license such rights to third parties on terms not materially more favorable than the terms last offered by the Company to Novartis. The screening and development agreement and right of first refusal agreement each terminate in 2005.


  BAYER

     In June 1994, the Company entered into research agreements (the "Research Agreements") with Bayer providing for funding of research (the "Research Program") by Bayer on a recombinant feline toxoplasmosis vaccine and a canine heartworm vaccine (the "Vaccines"). Bayer has the option to obtain an exclusive, royalty-bearing license to sell the Vaccines in all countries except in those in which Eisai has rights. If Bayer exercises this option, the parties will negotiate license and distribution agreements. The Company has the first option to manufacture any products sold pursuant to any such distribution agreement. The Research Agreements will terminate upon completion of the Research Program. Bayer may terminate the Research Agreements prior to completion, but would not have any rights to market the Vaccines (unless it terminated due to Heska's breach), although it would have non-exclusive access to technology developed in the Research Program for use other than in Vaccines. In the event Bayer elects to terminate the Research Agreements (other than due to Heska's breach), the Company would recover the right to market the Vaccines, subject to certain royalties to Bayer intended to repay certain amounts Bayer paid under the Research Agreements.

  EISAI

     In January 1993, the Company entered into an agreement with Eisai, a leading Japanese pharmaceutical company, pursuant to which the Company granted Eisai the exclusive right to market the Company's feline and canine heartworm vaccines, flea control vaccine and feline toxoplasmosis vaccine in Japan and most other countries in East Asia. In exchange, the Company received an up-front license fee and research funding for the development of these products. Heska will have the right to manufacture any such products pursuant to a supply agreement to be negotiated between the parties. The agreement will terminate in January 2008, unless extended or earlier terminated by either party for material breach of the agreement or by Eisai pursuant to certain early termination rights.

  QUIDEL

     The Company has entered into a development agreement with Quidel under which the parties are jointly developing its feline and canine heartworm point-of-care diagnostic tests using Quidel's rapid in-clinic test technology. The Company has paid development fees to Quidel. The parties also have negotiated a supply agreement under which Quidel will perform manufacturing services with respect to these tests for the Company.

INTELLECTUAL PROPERTY

     Heska believes that patents, trademarks, copyrights and other proprietary rights are important to its business. Heska also relies upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position.


     Heska actively seeks patent protection both in the United States and abroad. As of June 11, 1997, Heska owned or co-owned seven issued United States patents and 56 pending United States patent applications, including seven with allowed claims. Heska's issued United States patents primarily relate to the Company's proprietary heartworm, flea control, trichinosis diagnostic and vaccine delivery technologies. The Company's pending United States patent applications primarily relate to proprietary heartworm, flea control, flea allergy dermatitis, trichinosis diagnostic, plague, vaccine delivery, and IgE receptor-based allergy diagnosis technologies. Applications corresponding to most of the United States applications have been or will be filed in other countries. As of June 11, 1997, Heska had three issued foreign patents and 61 pending foreign filings, including nine pending Patent Cooperation Treaty ("PCT") filings.


     The Company also has obtained exclusive and non-exclusive licenses for numerous other patents held by academic institutions and human biotechnology companies. The proprietary technology of Diamond is primarily protected through trade secret protection of, for example, its manufacturing processes. In general, the intellectual property of Diamond's customers belongs to such customers.

     As patent applications in the United States are maintained in secrecy until patents issue and as publication of discoveries in the scientific or patent literature often lags behind the actual discoveries, the Company cannot be certain that it was the first to make the inventions covered by each of its pending patent applications or that it was the first to file patent applications for such inventions. Furthermore, the patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions, and, therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents or their enforceability cannot be predicted. There can be no assurance that patents will issue from any of the Company's patent applications or, should patents issue, that the Company will be provided with adequate protection against potentially competitive products. Furthermore, there can be no assurance that should patents issue, they will be of commercial value to the Company, or that the USPTO or private parties, including competitors, will not successfully challenge the Company's patents or circumvent the Company's patent position. In the absence of adequate patent protection, the Company's business may be adversely affected by competitors who develop comparable technology or products.

     Pursuant to the terms of the Uruguay Round Agreements Act, patents issuing from applications filed on or after June 8, 1995 have a term of 20 years from the date of such filing, irrespective of the period of time it may take for such patent to ultimately issue. This method of patent term calculation can result in a shorter period of patent protection afforded to the Company's products compared to the prior method of term calculation (17 years from the date of issue) as patent applications in the biopharmaceutical sector often take considerable time to issue. Under the Drug Price Competition and Patent Term Restoration Act of 1984 and the Generic Animal Drug and Patent Term Restoration Act, a patent which claims a product, use or method of manufacture covering drugs and certain other products may be extended for up to five years to compensate the patent holder for a portion of the time required for FDA review of the product. There can be no assurance that the Company will be able to take advantage of the patent term extension provisions of this law.

     The Company also relies on trade secrets and continuing technological innovation which it seeks to protect with reasonable business procedures for maintaining trade secrets, including confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets and proprietary know-how will not otherwise become known or be independently discovered by competitors. Under certain of the Company's research and development agreements, inventions discovered in certain cases become jointly owned by the Company and the corporate sponsor or partner and in other cases become the property of the Company or the corporate sponsor or partner. Disputes may arise with respect to ownership of any such inventions.

     The commercial success of the Company also depends in part on the Company and its collaborators neither infringing patents or proprietary rights of third parties nor breaching any licenses that may relate to the Company's technologies and products. The Company is aware of several third party patents and patent applications that may relate to the practice of the Company's technologies. There can be no assurance that the Company or its collaborators do not or will not infringe any valid patents or proprietary rights of third parties. Furthermore, to the extent that Heska or its consultants or research collaborators use intellectual property owned by others in work performed for the Company, disputes may arise as to the rights in such intellectual property or in related or resulting know-how and inventions. Any legal action against the Company or its collaborative partners claiming damages and seeking to enjoin commercial activities relating to the Company's products and processes affected by third party rights, in addition to subjecting the Company to potential liability for damages, may require the Company or its collaborative partner to obtain a license in order to continue to manufacture or market the affected products and processes or to stop the manufacture and marketing of the affected products and processes. There can be no assurance that the Company or its collaborative partners would prevail in any such action or that any license (including licenses proposed by third parties) required under any such patent would be made available on commercially acceptable terms, if at all. There are a significant number of United States and foreign patents and patent applications in the practice of the Company's areas of interest and the Company believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume a substantial portion of the Company's managerial and financial resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Uncertainty of Patent and Proprietary Technology Protection; License of Technology of Third Parties."

GOVERNMENT REGULATION

     Most of the products being developed by Heska will require licensing by a governmental agency before marketing. In the United States, governmental oversight of animal health products is primarily split between two agencies the United States Department of Agriculture ("USDA") and the Food and Drug Administration ("FDA"). Vaccines and point-of-care diagnostics for animals are considered veterinary biologics and are regulated by the Center for Veterinary Biologics ("CVB") of the USDA under the auspices of the Virus-Serum-Toxin Act. Alternatively, animal drugs, which generally include all synthetic compounds, are approved and monitored by the Center for Veterinary Medicine ("CVM") of the FDA under the auspices of the Federal Food, Drug and Cosmetic Act. A third agency, the Environmental Protection Agency ("EPA"), has jurisdiction over certain products applied topically to animals or to premises to control external parasites.

     Most of the regulated products presently under development by Heska will be regulated by the USDA. The purpose of the Virus-Serum-Toxin Act is to ensure that veterinary biologics sold in the United States are safe and efficacious. Pre-market testing is performed by the manufacturer and the CVB prior to approval of the product for sale as well as on each new lot. Although the procedures for licensing products by the USDA are formalized, the acceptable standards of performance for any product are agreed upon between the manufacturer and the CVB. For novel products that are unlike others already licensed, the agreement on expected performance standards is typically reached through a dialogue between the CVB and the manufacturer. The formal demonstration of acceptable efficacy of the product is done in carefully controlled laboratory trials. This is normally a much quicker process than demonstration of efficacy in clinical trials using client-owned animals.

     The drug development process for human therapeutics is much more involved than that for animal drugs. The company sponsor of a human drug must obtain FDA marketing approval in a multi-phase process which generally is lengthy, expensive and subject to unanticipated delays. First, extensive preclinical studies in animal models to assess safety and efficacy as well as laboratory toxicology and pharmacokinetic studies of the drug must be conducted. The company must then submit to the FDA an application for an Investigational New Drug which must become effective before human clinical trials can commence. Human clinical trials are then conducted in three sequential phases. Phase I, which is safety testing, generally involves a small group of patients or healthy volunteers and typically takes approximately one year to complete. Phase II, in which the drug is tested for efficacy, optimal dosage and safety risks, is conducted in a larger, but still limited, patient population and typically takes 18 to 36 months to complete. If the drug proves efficacious in Phase II trials, expanded Phase III trials are conducted to evaluate the overall risks and benefits of the drug in relation to available therapies for the disease. This phase typically takes two and one-half to five years to complete. Only after these clinical trials are complete may the company submit a New Drug Application ("NDA") to the FDA for marketing approval of the drug; and the NDA review process takes more than one year on average to complete. The entire process from research to market introduction on average exceeds 15 years and costs hundreds of millions of dollars.

     By contrast, recent industry data indicate that it takes about 11 years and $5.5 million to develop a new drug for animals, from commencement of research to market introduction. Of this time, approximately three years is spent in the clinical trial and review process. This time requirement for animal drugs is significantly shorter than the analogous time requirement for human drugs in part because neither preclinical studies in model systems nor a sequential phase system of clinical trials is required. Rather, for animal drugs clinical trials for safety and efficacy may be conducted immediately in the species for which the drug is intended. Thus, there is no required phased evaluation of drug performance, and CVM will review data at the most appropriate and productive times in the drug development process. In addition, the time and cost for developing companion animal drugs may be significantly less than for drugs for food producing animals, as food safety issues relating to tissue residue levels are not present. Also, for animal drugs, unlike human drugs, advantages over existing therapies do not have to be demonstrated. In addition, with the enactment of the Animal Drug Availability Act ("ADA") in October 1996, substantial reductions in the time and cost to license some new animal drugs by the FDA are anticipated. The ADA was designed to streamline the animal drug approval process in order to provide more registered drugs for animal use. The ADA creates a binding pre-submission conference at which the CVM and a company agree on the types of data the FDA will require. The ADA also removes the requirement that field investigations be done in every instance and allows the CVM to accept different types of proof of a drug's safety and efficacy. For example, as permitted by the ADA, the FDA has agreed that data collected by Atrix in human preclinical trials using dogs with naturally occurring periodontal disease constituted adequate evidence of product efficacy for purposes of regulatory clearance for Heska's canine periodontal disease therapeutic. This is expected to reduce, by approximately two years, the approval process time for the Heska periodontal disease therapeutic by eliminating the need to conduct clinical trials in client-owned dogs. Heska currently expects that this product will be licensed for use in dogs before the equivalent product is licensed by the FDA for use in humans, although the human clinical trials were initiated significantly before Heska's efforts.

     Recent industry data indicates that it takes approximately four years and $1.0 million to license a conventional vaccine for animals from basic research through licensing. In contrast to vaccines, point-of-care diagnostics can typically be licensed by the USDA in about a year with considerably less cost. However, vaccines or diagnostics that use innovative materials such as those resulting from recombinant DNA technology usually require additional time to license. The USDA licensing process involves the submission of several data packages. These packages include information on how the product will be prepared, information on the performance and safety of the product in laboratory studies, and information on performance of the product in field conditions. However, the submission and review of these data packages is not staged so that one must be completed before beginning the next.

     A number of animal health products are not regulated. For example, assays for use in a veterinary diagnostic laboratory do not have to be licensed by either the USDA or the FDA. Additionally, grooming and supportive care products such as those being developed for the dermatology and dental health care product lines are exempt from significant regulation as long as they do not bear a therapeutic claim that represents the product as a drug.

     Recently, regulations governing the export of drugs and biologics have also been relaxed by the passage of the Export Reform Enhancement Act of 1996. Under this act, drugs and biologics produced in the United States do not have to be licensed for sale in the United States before export if they are approved for sale in the importing country. Accordingly, Heska is moving quickly to introduce diagnostic products in certain countries, such as Italy and Australia, where the products would address significant market opportunities or needs.


     The European Union ("EU") is centralizing the regulatory process for companion animal drugs and biologics for member states. In addition, both the USDA and the FDA are working with the EU and Japan via the Veterinary International Cooperation on Harmonization initiative to harmonize the regulatory requirements for companion animal health products. Thus, in the future, it is hoped that a single set of requirements will be in place to streamline the licensing of veterinary products in the major companion animal markets. Notwithstanding the EU's efforts to streamline the regulatory process for companion animal health products, certain countries in Europe, including Italy, where the Company is currently conducting clinical trials of its Leishmania diagnostic product, have chosen not to stringently regulate veterinary diagnostic products at this time. Although Italy will provide marketing authorization upon request from the Ministry of Health, no substantive review or analysis of such products is undertaken.


COMPETITION

     The market in which the Company competes is intensely competitive. Heska's competitors include companion animal health companies and major pharmaceutical companies that have animal health divisions. Companies with a significant presence in the animal health market, such as American Home Products, Bayer, Merck & Co., Inc., Novartis, Pfizer Inc and IDEXX Laboratories, Inc., have developed or are developing products that do or would compete with the Company's products. Novartis and Bayer are marketing partners of the Company and their agreements with the Company do not restrict their ability to develop and market competing products. These competitors have substantially greater financial, technical, research and other resources and larger, more established marketing, sales, distribution and service organizations than the Company. Moreover, such competitors may offer broader product lines and have greater name recognition than the Company. Additionally, the market for companion animal health care products is highly fragmented, with discount stores and specialty pet stores accounting for a substantial percentage of such sales. As Heska intends to distribute its products only through veterinarians, a substantial segment of the potential market may not be reached and the Company may not be able to offer its products at prices which are competitive with those of companies that distribute their products through retail channels. There can be no assurance that the Company's competitors will not develop or market technologies or products that are more effective or commercially attractive than the Company's current or future products or that would render the Company's technologies and products obsolete. Moreover, there can be no assurance that the Company will have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully.

EMPLOYEES

     As of April 1, 1997, Heska and its subsidiaries employed 402 full-time persons, of whom 108 are in manufacturing and quality control, 137 are in research, development and regulatory, 65 are in finance and administration, 54 are in sales and marketing, 38 are in the diagnostic laboratories. Of this total, Diamond employed a total of 144 persons and Bloxham employed a total of 27 persons. Heska's employees hold more than 20 D.V.M.s and over 45 Ph.D.s. There can be no assurance that the Company will continue to be able to attract and retain qualified technical and management personnel. See "Risk
Factors -- Dependence on Key Personnel." None of the Company's employees is covered by a collective bargaining agreement, and the Company believes its employee relations are good.

FACILITIES

     Heska leases an aggregate of approximately 75,000 square feet of administrative and laboratory space in six buildings located mostly in one business park in Fort Collins, Colorado under leases expiring from 1999 through 2004, with options to extend through 2010 for the larger facilities. Heska believes that its present Fort Collins facilities are adequate for its current and planned activities and that suitable additional or replacement facilities in the Fort Collins area are readily available on commercially reasonable terms. Diamond's principal manufacturing facility in Des Moines, Iowa, consisting of 166,000 square feet of buildings on 34 acres of land, is leased from Bayer under a lease expiring 1998, with options to extend through 2009. Diamond also owns a 160-acre farm used principally for research purposes located in Carlisle, Iowa. Management believes that any new construction required for Diamond's activities can be accommodated at its present site. The Company's European subsidiary leases its facilities.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

GOVERNMENTAL PROCEEDINGS

     The Company has been notified that the staff of the United States Federal Trade Commission ("FTC") is conducting an investigation of Novartis, a principal stockholder of Heska, with respect to Novartis' relationship with Heska. The Company and Novartis have responded to the FTC requests for information with respect to competition for feline heartworm prevention products and canine and feline flea control products. The Company believes that the FTC staff is investigating Novartis' actions in acquiring an equity interest in Heska and representation on its board of directors and certain rights to market Heska products to determine whether these actions violate federal antitrust laws. At this time it is not known whether the investigation will result in the initiation of formal proceedings before the FTC, or if such proceedings are initiated, what relief will be sought or obtained. Such relief may include limitation of Novartis' voting rights with respect to its Heska stock, limitation of Novartis' representation on the Company's board of directors, an orderly divestiture of Novartis' equity investment in Heska or reformation of Novartis' collaborative agreements with the Company. There can be no assurance that if the FTC were to initiate a proceeding and be successful, that such relief would not have a material adverse effect on the Company's business, operating results and financial condition. See "-- Collaborative
Agreements -- Novartis" and "Principal and Selling Stockholders."

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The directors, executive officers and key employees of the Company are as follows:

              NAME                AGE                         POSITION
              ----                ---                         --------
DIRECTORS AND EXECUTIVE OFFICERS
Fred M. Schwarzer...............  45    President, Chief Executive Officer and Director
Robert B. Grieve, Ph.D..........  45    Chief Scientific Officer and Vice Chairman
Giuseppe Miozzari, Ph.D.........  50    Managing Director, Heska Europe
R. Lee Seward, D.V.M............  51    Executive Vice President
John A. Shadduck, D.V.M.,         57    Executive Vice President, Operations
  Ph.D..........................
William G. Skolout..............  46    Chief Financial Officer
Louis G. Van Daele..............  53    President, Diamond Animal Health, Inc.
A. Barr Dolan(1)(2).............  47    Chairman of the Board
Lyle A. Hohnke, Ph.D.(1)........  54    Director
Denis H. Pomroy(2)..............  47    Director
Lynnor B. Stevenson, Ph.D.(1)...  54    Director
Guy Tebbit, Ph.D.(2)............  47    Director
KEY EMPLOYEES
David L. Hines, Ph.D............  50    Vice President, Product Development and Regulatory
                                        Affairs
Elizabeth Hodgkins, D.V.M.......  47    Vice President, Marketing
Paul Hudnut, J.D................  38    Vice President, Business Development
Deborah E. Robbins, J.D.........  40    Vice President, General Counsel and Secretary
Keith E. Rushlow, Ph.D..........  43    Vice President, Science and Technology
Dan T. Stinchcomb, Ph.D.........  43    Vice President, Biochemistry and Molecular Biology
Carol Talkington Verser,          44    Vice President, Intellectual Property
  Ph.D..........................
Donald L. Wassom, Ph.D..........  48    Vice President, Allergy and Immunology
Glade Weiser, D.V.M.............  48    Vice President, Diagnostics
Kenneth Williams................  50    Vice President, Sales

---------------

     (1) Member of Compensation Committee of the Board of Directors.

     (2) Member of Audit Committee of the Board of Directors.

     Fred M. Schwarzer is President, Chief Executive Officer and a director of the Company. Mr. Schwarzer served as the Executive Vice President responsible for the Company's strategic planning and corporate partnerships from June 1994 until he was elected to serve as President and Chief Executive Officer of the Company effective November 1994. He has been a member of the Company's Board of Directors since June 1994. From June through October 1994, Mr. Schwarzer was an employee of Charter Venture Capital and continues to hold a small limited partnership interest in Charter Ventures II, L.P. Mr. Schwarzer was the founder and a partner in the Mountain View, California law firm of General Counsel Associates from 1988 to June 1994 and, prior to founding General Counsel Associates, was a partner in the San Francisco law firm of Pillsbury Madison & Sutro LLP. He holds a J.D. degree from the University of California, Berkeley and a B.A. degree from the University of Michigan.

     Robert B. Grieve, Ph.D. is Chief Scientific Officer and Vice Chairman of the Company and is a founder of the Company. Dr. Grieve was named to his current position in December 1994. He has been a member of the Company's Board of Directors since 1990. Dr. Grieve was a Professor of Parasitology at Colorado State University from 1987 until joining the Company in January 1994 as Vice President, Research and Development. In addition to his duties with the Company, Dr. Grieve serves as President of the American Society of Parasitologists. In the past, he has served in a formal editorial capacity for the Journal of Immunology, the

Journal of Parasitology and the American Journal of Veterinary Research. His professional awards and honors include the 1991 Ralston Purina Small Animal Research Award and the 1990 Henry Baldwin Ward medal for outstanding research in Parasitology, awarded by the American Society of Parasitologists. He holds a Ph.D. degree from the University of Florida and M.S. and B.S. degrees from the University of Wyoming.

     Giuseppe Miozzari, Ph.D. joined the Company as Managing Director, Heska Europe in March 1997. From 1980 to March 1997, Dr. Miozzari served in senior research positions with Novartis, most recently as the Head of Research of the Animal Health Sector and prior to that, from 1980 to 1983, as Head of the Molecular Biology Research Unit in the Pharmaceuticals Division. Dr. Miozzari also served as Novartis' designate on the Board of Directors of the Company from April 1996 to March 1997. Dr. Miozzari holds Ph.D. and Dipl. Sc. Nat. degrees from the Federal Institute of Technology (ETH) in Zurich, Switzerland.

     R. Lee Seward, D.V.M. is Executive Vice President of the Company. He joined the Company in October 1994. Before joining the Company, Dr. Seward held successive positions with Merck & Co., Inc. from May 1981 until September 1994. His most recent position with Merck was Executive Director, Animal Science Research, a position in which he headed worldwide animal health product development. Dr. Seward was in private veterinary practice from March 1980 until he joined Merck & Co., Inc. He holds D.V.M. and B.S. degrees from Colorado State University.

     John A. Shadduck, D.V.M., Ph.D. is Executive Vice President, Operations of the Company. He was named to this position in January 1997. Dr. Shadduck also served as a director of the Company from January 1990 to January 1997. Before joining the Company, he held the position of Dean, College of Veterinary Medicine, Texas A&M University from July 1988 until January 1997. He holds D.V.M. and M.Sc. and Ph.D degrees from The Ohio State University.

     William G. Skolout was appointed Chief Financial Officer of the Company in March 1997. Before joining Heska, Mr. Skolout was Chief Financial Officer of Cardinal Technologies, Inc. from March 1996 to February 1997 and was Chief Financial Officer and Vice President of Cray Computer Corporation from September 1992 to December 1995. He holds an M.B.A., Finance degree from the University of Massachusetts, Amherst and a B.S., Business Finance degree from University of Colorado, Boulder.

     Louis G. Van Daele has served as President of Diamond since February 1994. From February 1989 until January 1994, he served as Director of Quality Control and Quality Assurance at Diamond. He holds an M.B.A. degree from Wayne State University and a B.S. degree from Michigan State University.

     A. Barr Dolan has been a director of the Company since March 1988. Mr. Dolan has been the President of Charter Venture Capital, a venture capital management firm, since 1982, a general partner of Charter Ventures since 1982 and a general partner of Charter Ventures II, L.P. since 1994. Mr. Dolan is also a director of several private companies. He holds M.S. and B.A. degrees from Cornell University, an M.A. degree from Harvard University and an M.B.A. from Stanford University.

     Lyle A. Hohnke, Ph.D. has been a director of the Company since April 1996. Dr. Hohnke is a general partner of Javelin Capital Fund, L.P., a venture capital firm, a position he has held since 1994. Dr. Hohnke was a co-founder of Diamond and served as Chairman and CEO from 1994 until its acquisition by the Company in April 1996. From January 1991 to October 1993 he was a general partner of Heart Land Seed Capital Fund. Dr. Hohnke is also a director of Zynaxis, Inc. and several private companies. He holds Ph.D. and M.A. degrees from the University of Oregon, an M.B.A. from the Hartford Graduate Institute and a B.A. degree from Western Michigan University.

     Denis H. Pomroy has been a director of the Company since March 1995. He is the president of Volendam Capital Advisors, Palo Alto, California, a venture capital management company, which advises on and manages investments for member companies of the Volendam investment group, including Volendam Investeringen N.V. Prior to joining Volendam Capital Advisors, Mr. Pomroy served as chief financial officer from 1989 through 1996 of Madge Networks N.V., a computer networking company. Mr. Pomroy serves as a director of several other private companies, mainly in the emerging growth technology area. He holds a bachelors degree from The University of Birmingham, England and is a fellow of The Chartered Institute of Management Accountants, England.

     Lynnor B. Stevenson, Ph.D. was a founder of Heska and has been a director of the Company since March 1988 and served as President of the Company from March 1988 to March 1992. Dr. Stevenson is currently the President and Chief Executive Officer of Cascade Oncogenics, Inc. From July 1992 to April 1997, she was Director, Technology Transfer at the University of Oregon. She holds a Ph.D. degree in biochemistry from Monash University, Australia and B.Sc. and M.Ed. degrees from the University of Melbourne, Australia.

     Guy Tebbit, Ph.D. has been a director of the Company since March 1997 when he became Novartis' designate on the Board of Directors of the Company. Since January 1997, Dr. Tebbit has served as Vice President, Research and Development, Regulatory Affairs and Professional Services at Novartis. From January 1995 to January 1997, he held the position of Director, Manufacturing and Regulatory Affairs at Novartis and from January 1992 to January 1995 he served as Senior Product Development Manager at Novartis. Dr. Tebbit holds a Ph.D. from Oregon State University and a B.S. degree from Northern Illinois University.

     David L. Hines, Ph.D. has served as Vice President, Product Development and Regulatory Affairs since February 1997. Prior to joining the Company, Dr. Hines was the manager of Virus Vaccine Research and Development for Solvay Animal Health, Inc., where he was employed from February 1989 to December 1995. He holds Ph.D. and B.Sc. degrees from The Ohio State University.

     Elizabeth Hodgkins, D.V.M. has served as Vice President, Marketing of the Company since October 1996. From June 1985 until August 1993, Dr. Hodgkins held a variety of positions in customer relations and marketing with Hill's Pet Nutrition Inc. Prior to 1985, Dr. Hodgkins was an Instructor in Residence in Veterinary Microbiology at the University of California at Davis and an Oncological Specialist and Associate Clinician at Silverado Veterinary Hospital in Napa, CA. She holds D.V.M. and B.S. degrees from the University of California, Davis and a J.D. degree from the University of Kansas.

     Paul Hudnut, J.D. has served as Vice President of Business Development of the Company since June 1996. Prior to joining the Company, Mr. Hudnut was a General Manager at US WEST Media Group. He held positions in management and business development at subsidiaries of US WEST Inc. from February 1988 until joining the Company. Prior to joining US WEST Inc., Mr. Hudnut was associated with the Denver, Colorado law firm of Davis, Graham & Stubbs. He holds a J.D. degree from the University of Virginia and a B.A. degree from The Colorado College.

     Deborah E. Robbins, J.D. is Vice President, General Counsel and Secretary of the Company. She has served in that position since April 1996. From February 1990 until joining the Company, Ms. Robbins was a partner with the Mountain View, California law firm of General Counsel Associates, and prior to that time was an associate and partner in the Palo Alto, California law firm of Wilson, Sonsini, Goodrich & Rosati. She holds a J.D. degree from the University of Chicago and a B.A. degree from Wellesley College.

     Keith E. Rushlow, Ph.D. has served as Vice President of Science and Technology of the Company since December 1995. From April 1993 until December 1993, he was Senior Director, Molecular Biology. From December 1993 to December 1994, he was Director of Research. From December 1994 to December 1995, he was Vice President, Research. From September 1990 until joining the Company, Dr. Rushlow was a Research Associate Professor at the University of Pittsburgh School of Medicine and Associate Faculty at the Pittsburgh Cancer Institute. Dr. Rushlow has also held various scientific and research management positions with the National Cancer Institute, Battelle Memorial Institute and Syngene/TechAmerica. He holds a Ph.D. degree from the University of Colorado and a B.S. degree from the University of Michigan.

     Dan T. Stinchcomb, Ph.D. has served as Vice President of Biochemistry and Molecular Biology for the Company since May 1996. Prior to joining the Company, from July 1993 until May 1996 Dr. Stinchcomb was employed at Ribozyme Pharmaceuticals, Inc., most recently as Director of Biology Research. From 1988 until April 1993, Dr. Stinchcomb held various positions with Synergen, Inc. Prior to joining Synergen, Dr. Stinchcomb was an Associate Professor in Cellular and Developmental Biology at Harvard University. He holds a Ph.D. degree from Stanford University and a B.A. degree from Harvard University.

     Carol Talkington Verser, Ph.D. has served as Vice President of Intellectual Property of the Company since June 1996. From July 1995 until June 1996, Dr. Verser was the Director of Intellectual Property for the Company. She was a patent agent for the law firm of Sheridan, Ross & McIntosh in Denver, Colorado from 1991 until 1995 and from 1990 through 1992 was a writer and contributing editor for Bioworld Today. From 1986 until 1989, she was a director at BioGrowth Inc. She holds a Ph.D. degree from Harvard University and a B.S. degree from the University of Southern California.

     Donald L. Wassom, Ph.D. has served as Vice President of Allergy and Immunology of the Company since January 1996. From May 1992 until January 1996, Dr. Wassom was Professor of Parasitology at Colorado State University. Dr. Wassom has also held faculty positions at the University of Wisconsin and Cornell University. He holds Ph.D. and B.S. degrees from the University of Utah.

     Glade Weiser, D.V.M. has served as Vice President of Diagnostics of the Company since April 1996. From October 1989 until January 1996, Dr. Weiser was Professor and Chairperson for the Department of Pathology in the College of Veterinary Medicine and Biomedical Sciences at Colorado State University. He was a member of the faculty at the College of Veterinary Medicine of The Ohio State University from July 1975 until December 1982. Dr. Weiser is a Diplomate of the American College of Veterinary Pathologists. He holds D.V.M. and B.S. degrees from the University of California, Davis.

     Kenneth Williams has served as Vice President of Sales of the Company since February 1997. From 1988 until joining the Company, he was Director of Field Sales for Ciba-Geigy Animal Health. He holds a B.S. degree from Virginia Polytechnic Institute.

     Mr. Schwarzer and Ms. Robbins are husband and wife. There are no other family relationships among any of the directors or executive officers of the Company.

BOARD COMPOSITION AND COMMITTEES

     Effective upon the closing of this offering, the Company's Board of Directors will be divided into three classes, with one class of directors elected each year at the annual meeting of stockholders for a three-year term of office. All directors of one class hold their positions until the annual meeting of stockholders at which their respective successors are elected and qualified. Mr. Schwarzer and Dr. Tebbit serve in the class whose term expires in 1998; Dr. Grieve and Mr. Dolan serve in the class whose term expires in 1999; and Mr. Pomroy, Dr. Stevenson and Dr. Hohnke serve in the class whose term expires in 2000. Officers are elected at the first board of directors meeting following the stockholders' meeting at which the directors are elected and serve at the discretion of the Board of Directors.

     Mr. Dolan was appointed to the Company's Board of Directors in connection with initial and subsequent equity investments in the Company by Charter Ventures and Charter Ventures II, L.P. (collectively, "Charter"). Dr. Tebbit was appointed to the Board of Directors in connection with an equity investment in the Company by Novartis. Mr. Pomroy was appointed to the Board of Directors of the Company in connection with an investment in the Company by Volendam Investeringen N.V. ("Volendam"). Volendam, Charter and Novartis are parties to a voting agreement with the Company pursuant to which each entity is entitled to elect one director to the Company's Board of Directors for as long as each entity owns a specified amount of the Company's voting stock. See "Description of Capital Stock -- Voting Agreement." Dr. Hohnke was appointed to the Board of Directors of the Company in connection with the Company's April 1996 acquisition of Diamond.

     The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee, which consists of Messrs. Dolan and Pomroy and Dr. Tebbit, reviews the results and scope of the annual audit and the services provided by the Company's independent accountants. The Compensation Committee, which consists of Mr. Dolan, Dr. Hohnke and Dr. Stevenson, makes recommendations to the Board of Directors with respect to general and specific compensation policies and practices of the Company and administers its 1997 Stock Incentive Plan and 1997 Employee Stock Purchase Plan. Mr. Schwarzer also attends meetings of the Compensation Committee, other than discussions relating to his own compensation, but does not vote on any matters.

COMPENSATION OF OUTSIDE DIRECTORS

     Directors do not receive any fees for service on the Board of Directors, but are reimbursed for their expenses for each meeting attended. Directors are eligible to participate in the Company's 1997 Stock Incentive Plan described below. As of the date of this Prospectus, one outside director purchased an aggregate of 25,000 shares of Common Stock at a price of $1.20 per share pursuant to an award made under a prior stock plan. In March 1997, each outside director was granted an option to purchase 2,000 shares of Common Stock at an exercise price of $3.00 per share under the 1997 Stock Incentive Plan. Dr. Tebbit has declined this option in accordance with Novartis policies. Mr. Dolan assigned his option in equal portions to Charter Ventures and Charter Ventures II, L.P. as required by their partnership agreements. The Company expects that there will be no further discretionary grants of options to outside directors after the date of this offering, although outside directors will be entitled to certain automatic grants under the 1997 Stock Incentive Plan. See "-- Stock Option Plan."

EXECUTIVE COMPENSATION

     The following table summarizes all compensation paid to the Company's Chief Executive Officer and to each of the Company's other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to the Company during the fiscal year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM
                                                                                            COMPENSATION
                                                                                               AWARDS
                                                       ANNUAL                               ------------
                                                    COMPENSATION              OTHER          SECURITIES
              NAME AND                FISCAL    ---------------------        ANNUAL          UNDERLYING
         PRINCIPAL POSITION            YEAR     SALARY($)(1)    BONUS     COMPENSATION       OPTIONS(#)
         ------------------           ------    ------------    -----    ---------------    ------------
Fred M. Schwarzer...................   1996       $200,000        --            --            150,000
  President and Chief Executive
     Officer
Robert B. Grieve....................   1996        190,000        --            --            150,000
  Chief Scientific Officer and Vice
  Chairman
R. Lee Seward.......................   1996        180,000        --            --                 --
  Executive Vice President
Louis G. Van Daele..................  1996..       115,098(2)     --            --             14,685
  President, Diamond

---------------

(1) Salary includes amounts, if any, deferred pursuant to 401(k) arrangements.


(2) Mr. Van Daele's employment with the Company commenced in April 1996 following the Company's acquisition of Diamond. The figure shown represents Mr. Van Daele's compensation for the full fiscal year, $89,570 of which was actually paid to Mr. Van Daele from April 1996 through December 1996 following the Company's acquisition of Diamond.

     The following tables set forth certain information as of December 31, 1996 and for the fiscal year then ended with respect to stock options granted to and exercised by the individuals named in the Summary Compensation Table above who received option grants in 1996.

                       OPTION GRANTS IN FISCAL YEAR 1996

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                         NUMBER OF      PERCENTAGE OF                                   ANNUAL RATES OF STOCK
                         SECURITIES     TOTAL OPTIONS                                   PRICE APPRECIATION FOR
                         UNDERLYING      GRANTED TO       EXERCISE OR                       OPTION TERM(4)
                          OPTIONS       EMPLOYEES IN       BASE PRICE     EXPIRATION    ----------------------
         NAME            GRANTED(1)      FISCAL YEAR      ($/SHARE)(2)     DATE(3)        5%($)       10%($)
         ----            ----------    ---------------    ------------    ----------    ---------    ---------
Fred M. Schwarzer......   150,000           18.87%            $1.20         6/21/06      $113,201     $286,874
Robert B. Grieve.......   150,000           18.87              1.20         6/21/06       113,201      286,874
Louis G. Van Daele.....    13,975            1.75              1.20         5/21/06        10,430       26,365
                              710(5)          .09              1.20         4/19/06           536        1,358

---------------

(1) The right to exercise these stock options vests ratably on a monthly basis over a four year period. Under the terms of the Company's stock plans, the committee designated by the Board of Directors to administer such plans retains the discretion, subject to certain limitations, to modify, extend or renew outstanding options and to reprice outstanding options. Options may be repriced by canceling outstanding options and reissuing new options with an exercise price equal to the fair market value on the date of reissue, which may be lower than the original exercise price of such canceled options.

(2) The exercise price is equal to 100% of the fair market value on the date of grant.

(3) The options have a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(4) The 5% and 10% assumed rates of appreciation are suggested by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved.

(5) These incentive stock options were fully vested as of the date of grant.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL 1996 YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                      OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                                 DECEMBER 31, 1996(#)         DECEMBER 31, 1996($)(2)
                           SHARES ACQUIRED       VALUE        ---------------------------   ---------------------------
           NAME            ON EXERCISE(#)    REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----            ---------------   --------------   -----------   -------------   -----------   -------------
Fred M. Schwarzer.........         --                --          76,979        196,021       $ 51,984        $55,066
Robert B. Grieve..........         --                --         180,416        179,584        156,270         41,230
R. Lee Seward.............     30,000           $25,500              --         50,000             --         42,500
Louis G. Van Daele........         --                --           3,039         11,646             --             --

---------------

(1) These values were calculated on the basis of the fair market value of the underlying securities at the exercise date minus the applicable per share exercise price.

(2) There was no public trading market for the Common Stock as of December 31, 1996. These values were calculated on the basis of the fair market value of the Common Stock at December 31, 1996 ($1.20), as determined by the Company's Board of Directors, minus the applicable per share exercise price.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of Fred M. Schwarzer, its Chief Executive Officer, Robert B. Grieve Ph.D., its Chief Scientific Officer and Vice Chairman, and R. Lee Seward D.V.M., an Executive Vice President. These agreements provide for severance payments if the employment of the individual is terminated without cause, including terminations in connection with a change in control of the Company. In the case of Mr. Schwarzer and Dr. Grieve, the payments would be one year's salary plus an additional one year of vesting under any stock arrangements if the termination takes place at any time on or before December 31, 1999, or six months' salary and an additional six months' vesting under any stock arrangements if the termination takes place after that date. In the case of Dr. Seward, the severance payment would be one year's salary if the termination takes place at any time on or before October 17, 1997 and six months' salary if the termination takes place after that date. Additionally, Louis G. Van Daele, President of Diamond, has an employment agreement with Diamond, pursuant to which Mr. Van Daele is entitled to severance payments equal to one year of salary payable in twelve monthly installments if he is terminated without cause prior to April 2000.

STOCK OPTION PLAN

     In March 1997, the Company's Board of Directors adopted the Company's 1997 Stock Incentive Plan (the "Stock Plan"). The Stock Plan replaces the Company's 1988 Stock Plan and its 1994 Key Executive Plan (the "Prior Plans"). The Prior Plans were terminated effective upon the adoption of the Stock Plan. No further grants will be made under the Prior Plans, although they will continue to govern all outstanding awards made thereunder. All future awards will be made under the Stock Plan. The number of shares of Common Stock that are reserved for issuance under the Stock Plan pursuant to the direct award or sale of shares or the exercise of options is equal to 1,350,000 shares plus the number of shares remaining available under the Prior Plans on the date of their termination. If any options granted under the Stock Plan or under the Prior Plans are forfeited or terminate for any other reason without having been exercised in full, then the unpurchased shares subject to those options will become available for additional grants under the Stock Plan. If shares granted or purchased under the Stock Plan are forfeited, then those shares will also become available for additional grants under the Stock Plan. The number of shares reserved for issuance under the Stock Plan will be increased automatically on January 1 of each year by a number equal to the lesser of (a) 1,500,000 shares or (b) 5% of the shares of Common Stock outstanding on the immediately preceding December 31.

     Under the Stock Plan, all employees (including officers) and directors of the Company or any subsidiary and any independent contractor or advisor who performs services for the Company or a subsidiary are eligible to purchase shares of Common Stock and to receive awards of shares or grants of nonstatutory options. Employees are also eligible to receive grants of incentive stock options ("ISOs") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Stock Plan is administered by the Compensation Committee of the Board of Directors, which selects the persons to whom shares will be sold or awarded or options will be granted, determines the number of shares to be made subject to each sale, award or grant, and prescribes the other terms and conditions of each sale, award or grant, including the type of consideration to be paid to the Company upon sale or exercise and the vesting schedule.

     The exercise price under any nonstatutory options generally must be at least 85% of the fair market value of the Common Stock on the date of grant. The exercise price under ISOs cannot be lower than 100% of the fair market value of the Common Stock on the date of grant and, in the case of ISOs granted to holders of more than 10% of the voting power of the Company, not less than 110% of such fair market value. The term of an ISO cannot exceed 10 years, and the term of an ISO granted to a holder of more than 10% of the voting power of the Company cannot exceed five years.

     Beginning after this offering, each new non-employee director who is elected to the Company's Board of Directors will automatically be granted as of the date of election an option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. The shares subject to these options will vest in four equal installments at annual intervals over the four-year period commencing on the date of grant. In addition, each non-employee director who will continue to serve following any annual meeting of stockholders will automatically be granted an option as of the date of such meeting to purchase 2,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. The shares subject to these options will vest on the first anniversary of grant. No director will receive the 10,000-share grant and a 2,000-share grant in the same year.

EMPLOYEE STOCK PURCHASE PLAN

     In April 1997, the Board of Directors of the Company adopted the 1997 Employee Stock Purchase Plan (the "ESPP") to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions. The ESPP will be submitted to the stockholders of the Company for approval. Under the ESPP, 250,000 shares of Common Stock have been reserved for issuance. The ESPP is expected to become effective at the time of this Offering. All full-time regular employees who are employed by the Company or Diamond on the date of this Prospectus, will be eligible to participate in the ESPP.

     Eligible employees may participate in the ESPP by authorizing payroll deductions of a specified percentage of their total cash compensation. Amounts withheld are applied at the end of every six-month accumulation period to purchase shares of Common Stock. The value of the Common Stock (determined as of the beginning of the offering period) that may be purchased by any participant in a calendar year is limited to $25,000. Participants may withdraw their contributions at any time before stock is purchased.

     The purchase price is equal to 85% of the lower of (a) the market price of Common Stock immediately before the beginning of the applicable offering period or (b) the market price of Common Stock at the time of the purchase. In general, each offering period is 24 months long, but a new offering period begins every six months. Thus, up to four overlapping offering periods may be in effect at the same time. An offering period continues to apply to a participant for the full 24 months, unless the market price of Common Stock is lower when a subsequent offering period begins. In that event, the subsequent offering period automatically becomes the applicable period for purposes of determining the purchase price. The first accumulation and offering periods are expected to commence on the date of this Prospectus and will end on December 31, 1997 and June 30, 1999, respectively.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company has adopted provisions in its Restated Certificate of Incorporation that limit the liability of its directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law ("Delaware Law"). Delaware Law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability (i) for any breach of their duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions, as provided Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of these provisions requires the approval of the holders of shares representing at least 66 2/3% of the shares of the Company entitled to vote in the election of directors, voting as one class.

     The Company's Restated Certificate of Incorporation and Bylaws also provide that the Company may indemnify its directors and officers to the fullest extent permitted by Delaware Law. The Company has entered into separate indemnification agreements with its directors and executive officers that could require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or executive officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company believes that the limitation of liability provision in its Restated Certificate of Incorporation and the indemnification agreements will facilitate the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers of the Company.

                              CERTAIN TRANSACTIONS

     The Company has historically sold its Preferred Stock in private placements to venture capital firms. Since January 1994, the Company has sold an aggregate of 3,928,085 shares of Series E Preferred Stock in a series of private financings for $3.25 per share and 3,000,000 shares of Series F Preferred Stock for $12.00 per share (all shares of Preferred Stock will convert into Common Stock upon the closing of this offering). The purchasers of the Preferred Stock include the following directors, holders of more than 5% of the Company's securities, and entities associated with the Company's directors:

                                                              SHARES OF PREFERRED STOCK
                                                                      PURCHASED
                                                              --------------------------
                                                               SERIES E       SERIES F
                                                              -----------    -----------
Entities associated with Charter Ventures...................      851,162             --
Volendam Investeringen, N.V. ...............................    3,076,923             --
Denis H. Pomroy(1)..........................................    3,076,923             --
A. Barr Dolan(2)............................................      851,162             --
Novartis....................................................           --      3,000,000
Guy Tebbit Ph.D.(3).........................................                   3,000,000

---------------

(1) Represents shares held by Volendam Investeringen N.V. with respect to which Mr. Pomroy disclaims beneficial ownership except to the extent of his proportionate share therein. Mr. Pomroy, a director of the Company, is the president of Volendam Capital Advisors, which advises and manages investments for Volendam Investeringen, N.V. and may be deemed to be a beneficial owner of the shares held by Volendam Investeringen N.V. because of shared voting power with respect to such shares.

(2) Represents shares held by Charter Ventures and Charter Ventures II, L.P. with respect to which Mr. Dolan disclaims beneficial ownership except to the extent of his proportionate share therein. Mr. Dolan, a director of the Company, is a general partner of each of Charter Ventures and Charter Ventures II, L.P. and may be deemed to be a beneficial owner of the shares held by such entities because of shared voting power with respect to such shares.

(3) Represents shares held by Novartis, by whom Dr. Tebbit is employed. Dr. Tebbit does not share voting or investment power with respect to such shares and disclaims beneficial ownership thereof.

     The purchasers of the above shares of Preferred Stock are entitled to registration rights. See "Description of Capital Stock -- Preferred Stock."

     In connection with its purchase of Series F Preferred Stock, Novartis was granted marketing rights to certain of the Company's products under development. In addition, the Company entered into a Screening and Development Agreement and Right of First Refusal Agreement with Novartis. See "Business -- Collaborative Agreements" for a description of these agreements. Novartis did not make any separate payments for these rights.

     See "Management -- Employment Agreements" for a description of employment agreements between the Company and certain executive officers. For information concerning indemnification of directors and officers, see
"Management -- Limitation of Liability and Indemnification Matters."

     In March 1995, the Company converted $638,567 of indebtedness to entities associated with Charter Ventures, a principal stockholder of the Company, to shares of Series E Preferred Stock at $3.25 per share. In December 1994, the Company converted $2,127,708 of indebtedness to Charter Ventures to shares of Series E Preferred Stock at $4.00 per share. In connection with the sale of Series E Preferred Stock in March 1995 at $3.25 per share, the Company effected a 1.23 to one split of the Series E Preferred Stock to bring the effective purchase price of the shares purchased at $4.00 to $3.25. A total of 122,753 shares was issued to Charter Ventures as a result of this stock split.

     Mr. Schwarzer purchased an aggregate of 177,000 shares of Common Stock from the Company in February 1995 at a purchase price of $.35 per share, paid by a full recourse promissory note in the initial principal amount of $61,950. The note bears interest at 7 1/2% per annum, compounded annually, and is due in full in February 2001. Mr. Schwarzer is a special limited partner of Charter Ventures II, L.P.

     In May 1997, the Company acquired all of the outstanding capital stock of Astarix Institute, Inc. in exchange for 70,000 shares of the Company's Series E Preferred Stock and 376,000 shares of the Company's Common Stock. Charter Ventures II, L.P., a principal stockholder of the Company, was the only preferred stockholder of Astarix Institute, Inc. and received 70,000 shares of the Company's Series E Preferred Stock in this transaction.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 28, 1997 and as adjusted to reflect the sale by the Company and the Selling Stockholder of the shares offered hereby (assuming no exercise of the Underwriters' over-allotment option), by: (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Company's officers named under "Management -- Summary Compensation Table," and (iv) all directors and executive officers of the Company as a group.

                                                                                            PERCENTAGE OF
                                                                                               SHARES
                                                                                            BENEFICIALLY
                                                                                              OWNED(1)
                                                  SHARES BENEFICIALLY                    -------------------
                                                      OWNED PRIOR         NUMBER OF      PRIOR TO    AFTER
                                                    TO OFFERING(1)      SHARES OFFERED   OFFERING   OFFERING
                                                  -------------------   --------------   --------   --------
Entities associated with
  Charter Ventures(2)...........................       3,716,924                --         30.2%      21.5%
  525 University Avenue
  Suite 1500
  Palo Alto, CA 94301
Novartis Produkte AG............................       3,000,000                --         24.4       17.3
  Klybeckstrasse A4A
  4002 Basel
  Switzerland
Volendam Investeringen, N.V.....................       3,076,923           350,000         25.0       17.8
  14 John B. Gorsiraweg
  P.O. Box 3889
  Curacao, Netherlands Antilles
A. Barr Dolan(3)................................       3,716,924                --         30.2       21.5
Robert B. Grieve, Ph.D.(4)(9)...................         320,261                --          2.6        1.8
Lyle A. Hohnke, Ph.D.(9)........................          94,217                --            *          *
Denis H. Pomroy(5)(9)...........................       3,103,923                --         25.2       17.9
Fred M. Schwarzer(6)(9).........................         298,166                --          2.4        1.7
Lynnor B. Stevenson, Ph.D.(9)...................         227,000                --          1.8        1.3
Guy Tebbit, Ph.D.(7)............................       3,000,000                --         24.4       17.3
R. Lee Seward, D.V.M.(8)(9).....................         163,334                --          1.3          *
Louis G. Van Daele(9)...........................         111,245                --            *          *
All directors and executive officers as a group
  (12 persons)(9)(10)...........................      11,063,456                --         87.1       62.5

---------------

  * Less than 1%.

 (1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to securities. Shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of May 30, 1997 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Includes 3,385,510 shares and options to purchase 1,000 shares of Common Stock held by Charter Ventures and 329,414 shares and options to purchase 1,000 shares of Common Stock held by Charter Ventures II, L.P.

 (3) Represents shares and options held by Charter Ventures and Charter Ventures II, L.P., with respect to which Mr. Dolan disclaims beneficial ownership except to the extent of his proportionate share therein. Mr. Dolan, a director of the Company, is a general partner of each of Charter Ventures and Charter Ventures II, L.P., and may be deemed a beneficial owner of the shares held by such entities because of shared voting power with respect to such shares.

 (4) Includes options to purchase 14,844 shares of Common Stock held by Dr. Grieve's wife, with respect to which Dr. Grieve disclaims beneficial ownership.

 (5) Includes 3,076,923 shares held by Volendam Investeringen, N.V., with respect to which Mr. Pomroy disclaims beneficial ownership except to the extent of his proportionate interest therein, and 20,320 shares of Common Stock subject to repurchase by the Company.

 (6) Includes 4,125 shares of Common Stock and options to purchase 2,333 shares of Common Stock held by Mr. Schwarzer's wife, with respect to which Mr. Schwarzer disclaims beneficial ownership, and 90,054 shares of Common Stock subject to repurchase by the Company.

 (7) Represents shares held by Novartis, with respect to which Dr. Tebbit disclaims beneficial ownership.

 (8) Includes 37,500 shares of Common Stock subject to repurchase by the Company.

 (9) Includes an aggregate of 392,542 shares of Common Stock issuable upon exercise of stock options currently exercisable within 60 days of May 30, 1997 as follows: Dr. Grieve, 215,417; Dr. Hohnke, 7,826; Mr. Pomroy, 2,000; Mr. Schwarzer, 114,708; Dr. Stevenson, 2,000; Dr. Seward, 13,334; Mr. Van Daele, 5,077; and Dr. Shadduck, 32,180.

(10) Includes shares held by entities referenced in footnotes 2, 5 and 7 which are affiliated with certain directors.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock, $.001 par value, and 25,000,000 shares of Preferred Stock, $.001 par value.

COMMON STOCK

     As of May 28, 1997 there were 12,305,990 shares of Common Stock outstanding held by approximately 113 stockholders of record. Such figures assume the conversion of each outstanding share of Preferred Stock upon the closing of this offering into one share of Common Stock.

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose (subject to the Voting Agreement described below). Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon a liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all debts and other liabilities of the Company, subject to the prior rights of any Preferred Stock then outstanding. Holders of Common Stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     Upon the closing of this offering, all outstanding shares of Preferred Stock will be converted into Common Stock. See Note 10 of Notes to Consolidated Financial Statements for a description of the currently outstanding Preferred Stock. Following the conversion, the Company's Certificate of Incorporation will be restated to delete all references to the prior series of Preferred Stock and 25,000,000 shares of undesignated Preferred Stock will be authorized. The Board of Directors has the authority, without further action by the stockholders, to issue from time to time the Preferred Stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or affect adversely the rights and powers, including voting rights, of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

WARRANTS

     In connection with certain equipment financing transactions, the Company issued to the equipment lessor warrants (collectively, the "Warrants") to purchase 6,400 shares of Series C Preferred Stock with an exercise price of $2.50 and warrants to purchase 24,992 shares of Series D Preferred Stock with an exercise price of $3.25. All of such Warrants remain outstanding as of May 28, 1997. Upon the closing of this offering, such Warrants will become exercisable for Common Stock at the rate of one share of Common Stock for each share of Preferred Stock underlying such Warrants.

REGISTRATION RIGHTS

     After this offering, the holders of 10,500,000 shares of Common Stock issued upon conversion of the Company's Preferred Stock (including shares issuable upon exercise of Warrants (collectively, the "Registrable Shares")), or their permitted transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act for its own account or the account of any of its stockholders other than the holders of the Registrable Shares, holders of such Registrable Shares are entitled, subject to certain limitations and conditions, to notice of such registration and are, subject to certain conditions and limitations, entitled to include Registrable Shares therein, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration. In addition, commencing 180 days after the effective date of the Registration Statement of which this Prospectus is a part, the Company may be required to prepare and file a registration statement under the Securities Act at its expense if requested to do so by the holders of at least 35% of the Registrable Shares, provided the reasonably expected aggregate offering price will equal or exceed $5,000,000 including underwriting discounts and commissions. The Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. The Company is not obligated to effect more than two of such stockholder-initiated registrations. Further, holders of Registrable Shares may require the Company to file additional registration statements on Form S-3, subject to certain conditions and limitations.

VOTING AGREEMENT

     In connection with certain investments in the Company by each of Novartis, Volendam and Charter (collectively, the "Investors"), the Investors entered into a Voting Agreement dated as of April 12, 1996 (the "Voting Agreement"), whereby each Investor agreed to vote or act with respect to all shares of the Company's voting securities now owned or subsequently acquired by such Investor such that one designee of each of Novartis, Volendam and Charter shall be elected to the Board of Directors of the Company. The Investors further agreed to vote their shares in such manner to elect as the remaining directors of the Company individuals unaffiliated with any of the Investors but who are reasonably acceptable to all of the Investors. By executing the Voting Agreement, the Company agreed to use its best efforts to cause the nominee of each of Novartis, Volendam and Charter to be elected to the Company's Board of Directors. The Voting Agreement terminates on December 31, 2005 unless prior to such date any of the Investors ceases to beneficially hold 2,000,000 shares (as adjusted for stock splits, recapitalizations and similar events) of the voting stock of the Company.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     Upon the closing of this offering, the Company's Restated Certificate of Incorporation will provide for a classified board of directors and will eliminate the right of stockholders to call special meetings of stockholders. The provisions described above, together with the ability of the Board of Directors to issue Preferred Stock as described under "--Preferred Stock," may have the effect of deterring a hostile takeover or delaying a change in control or management of the Company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Securities Transfer and Trust, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering there has been no public market for the Common Stock of the Company and no predictions can be made regarding the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to certain contractual and legal restrictions on resale. Nevertheless, sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price.

     Upon completion of this offering, the Company will have outstanding 17,305,990 shares of Common Stock assuming: (i) no exercise of the Underwriter's over-allotment option; and (ii) no exercise of outstanding options and warrants. The 5,350,000 shares of Common Stock being sold hereby will be freely tradable (other than by an "affiliate" of the Company as such term is defined in the Securities Act) without restriction or registration under the Securities Act. All remaining shares were issued and sold by the Company in private transactions ("Restricted Shares") and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701 thereunder. The Company's directors, executive officers and certain stockholders, who collectively hold an aggregate of approximately 11,000,000 shares of Common Stock, have agreed pursuant to certain agreements that they will not sell any Common Stock owned by them without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days from the effective date of the Registration Statement of which this Prospectus is a part (the "Lockup Period"). Approximately 283,000 Restricted Shares will be eligible for immediate sale in the public market pursuant to Rule 144(k) under the Securities Act as of the date of this Prospectus. Beginning 90 days after the date of this Prospectus, approximately 377,000 additional Restricted Shares will be eligible for sale in the public market pursuant to Rule 144 and Rule 701 under the Securities Act. Following the expiration of the Lockup Period, approximately 12,000,000 shares of Common Stock, including 1,177,555 shares issuable upon the exercise of certain options, will be available for sale in the public market subject to compliance with Rule 144 or Rule 701. See "Underwriting."

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, an affiliate of the Company, or a holder of Restricted Shares who owns beneficially shares that were not acquired from the Company or an affiliate of the Company within the prior year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 173,000 shares immediately after this offering, assuming no exercise of the Underwriters' over-allotment option) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. However, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who owns beneficially Restricted Shares is entitled to sell such shares under Rule 144(k) without regard to the limitations described above; provided that at least two years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company. The foregoing is a summary of Rule 144 and is not intended to be a complete description.

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisers prior to the closing of this offering pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Commission has indicated that Rule 701 will apply to stock options granted by the Company before this offering, along with the shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are deemed to be Restricted Shares and, beginning 90 days after the date of this Prospectus (unless subject to the contractual restrictions described above), may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

     The Company intends to file a registration statement under the Securities Act covering approximately 4,000,000 shares of Common Stock reserved for issuance under the Stock Plan and ESPP. Such registration statement is expected to be filed soon after the date of this Prospectus and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the contractual restrictions described above.

     In addition, after this offering, the holders of approximately 10,500,000 shares of Common Stock will be entitled to certain rights to cause the Company to register the sale of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting
Agreement dated             , 1997 (the "Underwriting Agreement"), the
Underwriters named below (the "Underwriters"), for whom Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company and the Selling Stockholder the following respective numbers of shares of Common Stock:

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
Credit Suisse First Boston Corporation......................
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated....................................

                                                              ---------
          Total.............................................  5,350,000
                                                              =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below), if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Company has granted to the Underwriters an option, expiring on the close of business on the 30th day after the date of this Prospectus, to purchase up to 802,500 additional shares from the Company at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

     The Company and the Selling Stockholder have been advised by the Representatives that the Underwriters propose to offer the shares offered hereby to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of
$          per share, and the Underwriters and such dealers may allow a discount
of $          per share on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

     Prior to this Offering, there has been no public market for the Common Stock. The initial price to the public for the shares of Common Stock will be determined by negotiation among the Company, the Selling Stockholder and the Representatives and will be based on, among other things, the Company's financial and operating history and condition, its prospects and the prospects for its industry in general, the management of the Company and the market prices for the securities of companies in businesses similar to that of the Company.

     The Representatives have informed the Company and the Selling Stockholder that they do not expect discretionary sales by the Underwriters to exceed 5% of the Shares being offered hereby.

     The Company, its officers and directors and certain other stockholders of the Company, including the Selling Stockholder, have agreed that they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to any additional shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days from the date of this Prospectus, except (i) sales of Common Stock offered in this offering or
(ii) issuances of Common Stock by the Company pursuant to the exercise of employee stock options outstanding on the date of this Prospectus or (iii) issuances in specified acquisitions.

     The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

     The Common Stock has been approved for listing on The Nasdaq Stock Market's National Market under the symbol "HSKA", subject to notice of issuance.

     The Representatives, on behalf of the Underwriters, may engage in overallotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the Common Stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Common Stock in Canada will be made only on a private placement basis exempt from the requirement that the Company and the Selling Stockholder prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of the Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company, the Selling Stockholder and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein and the Selling Stockholder may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of the Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of the Common Stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of the Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Common Stock in their particular circumstances and with respect to the eligibility of the Common Stock for investment by the purchaser under relevant Canadian Legislation.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Pillsbury Madison & Sutro LLP, San Francisco, California and for the Underwriters by Cooley Godward LLP, Palo Alto, California and Boulder, Colorado.

                                    EXPERTS

     The consolidated financial statements of Heska Corporation included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The statements of income and cash flows of Diamond Animal Health, Inc. for the year ended March 31, 1996 included in this Prospectus and elsewhere in the Registration Statement have been audited by McGladrey & Pullen, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The statements of income and cash flows of Diamond Animal Health, Inc. for the year ended March 31, 1995 included in this Prospectus and elsewhere in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete; with respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. A copy of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material may be obtained from such office upon payment of the fees prescribed by the Commission.

     In addition, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                      (This page intentionally left blank)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
HESKA CORPORATION
  Report of Independent Public Accountants..................   F-2
  Consolidated Balance Sheets as of December 31, 1995 and
     1996 and March 31, 1997 (unaudited) and on a pro forma
     basis as of March 31, 1997 (unaudited).................   F-3
  Consolidated Statements of Operations for the years ended
     December 31, 1994, 1995 and 1996 and for the three
     months ended March 31, 1996 and 1997 (unaudited).......   F-4
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1994, 1995 and 1996 and the
     three months ended March 31, 1997 (unaudited)..........   F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1994, 1995 and 1996 and for the three
     months ended March 31, 1996 and 1997 (unaudited).......   F-6
  Notes to Consolidated Financial Statements................   F-7

DIAMOND ANIMAL HEALTH, INC.
  Report of Independent Accountants (McGladrey & Pullen
     LLP)...................................................  F-24
  Report of Independent Auditors (Ernst & Young LLP)........  F-25
  Statements of Income for the years ended March 31, 1995
     and 1996...............................................  F-26
  Statements of Cash Flows for the years ended March 31,
     1995 and 1996..........................................  F-27
  Notes to Financial Statements.............................  F-28
PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION......  F-31

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Heska Corporation:

     We have audited the accompanying consolidated balance sheets of Heska Corporation and subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the three years ended December 31, 1994, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Heska Corporation and subsidiary as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the three years ended December 31, 1994, 1995 and 1996, in conformity with generally accepted accounting principles.

                                        /s/ ARTHUR ANDERSEN LLP

                                            ARTHUR ANDERSEN LLP

Denver, Colorado,
February 28, 1997

                       HESKA CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                     ASSETS


                                                                                           PRO
                                                         DECEMBER 31,                     FORMA
                                                      -------------------   MARCH 31,   MARCH 31,
                                                        1995       1996       1997        1997
                                                      --------   --------   ---------   ---------
                                                                                 (UNAUDITED)
Current assets:
  Cash and cash equivalents.........................  $  6,827   $  6,609    $  4,476    $  4,476
  Marketable securities.............................        --     17,091      11,427      11,427
  Accounts receivable, net..........................        --        749       1,047       1,047
  Inventories, net..................................        --      4,430       5,287       5,287
  Other current assets..............................       152        334         482         482
  Contract receivable...............................       500         --          --          --
                                                      --------   --------    --------    --------
          Total current assets......................     7,479     29,213      22,719      22,719
Property and equipment, net.........................     1,029      8,209      10,548      10,548
Intangible assets, net..............................        --      3,480       4,158       4,158
Restricted marketable securities and other assets...        --      1,267       1,172       1,172
                                                      --------   --------    --------    --------
          Total assets..............................  $  8,508   $ 42,169    $ 38,597    $ 38,597
                                                      ========   ========    ========    ========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................  $    537   $  1,634    $  2,446    $  2,446
  Accrued liabilities...............................       169        940       1,182       1,182
  Deferred revenue..................................        20      1,413       1,842       1,842
  Current portion of capital lease obligations......       231        464         549         549
  Current portion of long-term debt.................        --        807       1,708       1,708
                                                      --------   --------    --------    --------
          Total current liabilities.................       957      5,258       7,727       7,727
Capital lease obligations, less current portion.....       302      1,459       1,648       1,648
Long-term debt, less current portion................        --      2,942       3,912       3,912
Accrued pension liability...........................        --        127         142         142
                                                      --------   --------    --------    --------
          Total liabilities.........................     1,259      9,786      13,429      13,429
                                                      --------   --------    --------    --------
Commitments and contingencies
Stockholders' equity:
  Convertible preferred stock, $.001 par value,
     10,000,000, 25,000,000, 25,000,000 and
     25,000,000 shares authorized; 6,618,085,
     10,459,999, 10,513,999 and no shares issued and
     outstanding, with an aggregate liquidation
     preference of $19,516, $62,588, $63,236 and
     none, respectively.............................    19,516     62,588      63,236          --
  Common stock, $.001 par value, 40,000,000 shares
     authorized; 919,363, 1,021,645, 1,114,904 and
     11,628,903 shares issued and outstanding,
     respectively...................................         1          1           1          12
  Additional paid-in capital........................       143      1,067       3,884      67,109
  Deferred compensation.............................        --       (879)     (3,420)     (3,420)
  Cumulative translation adjustment.................        --         --           1           1
  Stock subscription receivable from officers.......      (110)      (118)       (151)       (151)
  Accumulated deficit...............................   (12,301)   (30,276)    (38,383)    (38,383)
                                                      --------   --------    --------    --------
          Total stockholders' equity................     7,249     32,383      25,168      25,168
                                                      --------   --------    --------    --------
          Total liabilities and stockholders'
            equity..................................  $  8,508   $ 42,169    $ 38,597    $ 38,597
                                                      ========   ========    ========    ========


          See accompanying notes to consolidated financial statements.

                       HESKA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)


                                                                             THREE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,           MARCH 31,
                                            -----------------------------    ------------------
                                             1994      1995        1996       1996       1997
                                            ------    -------    --------    -------    -------
                                                                                (UNAUDITED)
Revenues:
  Products and services, net..............  $   --    $    --    $  8,013    $    39    $ 2,626
  Research and development................   3,858      2,230       1,946        117        438
                                            ------    -------    --------    -------    -------
                                             3,858      2,230       9,959        156      3,064
Costs and operating expenses:
  Cost of sales...........................      --         --       6,648         20      2,148
  Research and development................   3,685      6,031      14,038      2,626      4,519
  Selling and marketing...................      --         --       2,493         --      1,573
  General and administrative..............     904        864       4,540        375      2,418
  Amortization of intangible assets and
     deferred compensation................      --         --       1,101         --        633
                                            ------    -------    --------    -------    -------
                                             4,589      6,895      28,820      3,021     11,291
                                            ------    -------    --------    -------    -------
Loss from operations......................    (731)    (4,665)    (18,861)    (2,865)    (8,227)
Other income (expense):
  Interest income.........................      26        172       1,356         71        296
  Interest expense........................    (168)       (63)       (325)       (16)      (170)
  Other, net..............................     (11)       (10)       (145)        --         (6)
                                            ------    -------    --------    -------    -------
Net loss..................................  $ (884)   $(4,566)   $(17,975)   $(2,810)   $(8,107)
                                            ======    =======    ========    =======    =======
Pro forma net loss per share
  (unaudited).............................                       $  (1.41)              $ (0.63)
                                                                 ========               =======
Shares used to compute pro forma net loss
  per share (unaudited)...................                         12,740                12,872
                                                                 ========               =======


          See accompanying notes to consolidated financial statements.

                       HESKA CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (in thousands, except per share data)

                                                  PREFERRED STOCK     COMMON STOCK     ADDITIONAL                     STOCK
                                                  ----------------   ---------------    PAID-IN       DEFERRED     SUBSCRIPTION
                                                  SHARES   AMOUNT    SHARES   AMOUNT    CAPITAL     COMPENSATION    RECEIVABLE
                                                  ------   -------   ------   ------   ----------   ------------   ------------
Balances, December 31, 1993.....................  2,690    $6,750      496    $   1     $    14       $    --         $  --
  Exercise of options to purchase Common Stock
    for cash at $0.15-$0.35 per share...........     --        --      113       --          19            --            --
  Issuance of Series E Preferred Stock for
    cancellation of indebtedness, valued at
    $3.25 per share.............................    655     2,128       --       --          --            --            --
  Issuance of Common Stock for services, valued
    at $0.35 per share..........................     --        --        4       --           1            --            --
  Compensation expense related to options.......     --        --       --       --           2            --            --
  Net loss......................................     --        --       --       --          --            --            --
                                                  ------   -------   -----    ------    -------       -------         -----
Balances, December 31, 1994.....................  3,345     8,878      613        1          36            --            --
  Exercise of options to purchase Common Stock
    for cash at $0.25-$0.35 per share...........     --        --        9       --           3            --            --
  Issuance of Series E Preferred Stock for
    cancellation of indebtedness, valued at
    $3.25 per share.............................    196       638       --       --          --            --            --
  Issuance of Series E Preferred Stock at $3.25
    per share ..................................  3,077    10,000       --       --          --            --            --
  Issuance of Common Stock at $0.35 per share
    for stock subscription receivable from
    officers....................................     --        --      297       --         104            --          (104)
  Interest on stock subscription receivable from
    officers....................................     --        --       --       --          --            --            (6)
  Net loss......................................     --        --       --       --          --            --            --
                                                  ------   -------   -----    ------    -------       -------         -----
Balances, December 31, 1995.....................  6,618    19,516      919        1         143            --          (110)
  Issuance of Series E Preferred Stock in
    exchange for the common stock of Diamond
    Animal Health, Inc., valued at $8.40 per
    share.......................................    842     7,072       --       --          --            --            --
  Grant of options to purchase Common Stock.....     --        --       --       --           8            --            --
  Exercise of options to purchase Common Stock
    for cash at $0.25-$0.35 per share...........     --        --      103       --          37            --            --
  Issuance of Series F Preferred Stock at $12.00
    per share...................................  3,000    36,000                --          --            --            --
  Interest on stock subscription receivable from
    officers....................................     --        --       --       --          --            --            (8)
  Deferred compensation related to options......     --        --       --       --         879          (879)           --
  Net loss......................................     --        --       --       --          --            --            --
                                                  ------   -------   -----    ------    -------       -------         -----
Balances, December 31, 1996.....................  10,460   62,588    1,022        1       1,067          (879)         (118)
Unaudited:
  Issuance of Series E Preferred Stock in
    exchange for the capital stock of Bloxham
    Laboratories Limited, valued at $12.00 per
    share.......................................     54       648       --       --          --            --            --
  Exercise of options to purchase Common Stock
    for cash at $0.15-$1.20 per share...........     --        --       68       --          20            --            --
  Issuance of Common Stock at $1.20 per share
    for stock subscription receivable from a
    director....................................     --        --       25       --          30            --           (30)
  Interest on stock subscription receivable from
    officers and a director.....................     --        --       --       --          --                          (3)
  Foreign currency translation adjustments......     --        --       --       --          --            --            --
  Deferred compensation related to options......     --        --       --       --       2,767        (2,767)           --
  Amortization of deferred compensation.........     --        --       --       --          --           226            --
  Net loss......................................     --        --       --       --          --            --            --
                                                  ------   -------   -----    ------    -------       -------         -----
Balances, March 31, 1997 (unaudited)............  10,514   $63,236   1,115    $   1     $ 3,884       $(3,420)        $(151)
                                                  ======   =======   =====    ======    =======       =======         =====

                                                  CUMULATIVE                      TOTAL
                                                  TRANSLATION   ACCUMULATED   STOCKHOLDERS'
                                                  ADJUSTMENT      DEFICIT        EQUITY
                                                  -----------   -----------   -------------
Balances, December 31, 1993.....................      $ --       $ (6,851)      $    (86)
  Exercise of options to purchase Common Stock
    for cash at $0.15-$0.35 per share...........        --             --             19
  Issuance of Series E Preferred Stock for
    cancellation of indebtedness, valued at
    $3.25 per share.............................        --             --          2,128
  Issuance of Common Stock for services, valued
    at $0.35 per share..........................        --             --              1
  Compensation expense related to options.......        --             --              2
  Net loss......................................        --           (884)          (884)
                                                      ----       --------       --------
Balances, December 31, 1994.....................        --         (7,735)         1,180
  Exercise of options to purchase Common Stock
    for cash at $0.25-$0.35 per share...........        --             --              3
  Issuance of Series E Preferred Stock for
    cancellation of indebtedness, valued at
    $3.25 per share.............................        --             --            638
  Issuance of Series E Preferred Stock at $3.25
    per share ..................................        --             --         10,000
  Issuance of Common Stock at $0.35 per share
    for stock subscription receivable from
    officers....................................        --             --             --
  Interest on stock subscription receivable from
    officers....................................        --             --             (6)
  Net loss......................................        --         (4,566)        (4,566)
                                                      ----       --------       --------
Balances, December 31, 1995.....................        --        (12,301)         7,249
  Issuance of Series E Preferred Stock in
    exchange for the common stock of Diamond
    Animal Health, Inc., valued at $8.40 per
    share.......................................        --             --          7,072
  Grant of options to purchase Common Stock.....        --             --              8
  Exercise of options to purchase Common Stock
    for cash at $0.25-$0.35 per share...........        --             --             37
  Issuance of Series F Preferred Stock at $12.00
    per share...................................        --             --         36,000
  Interest on stock subscription receivable from
    officers....................................        --             --             (8)
  Deferred compensation related to options......        --             --             --
  Net loss......................................        --        (17,975)       (17,975)
                                                      ----       --------       --------
Balances, December 31, 1996.....................        --        (30,276)        32,383
Unaudited:
  Issuance of Series E Preferred Stock in
    exchange for the capital stock of Bloxham
    Laboratories Limited, valued at $12.00 per
    share.......................................        --             --            648
  Exercise of options to purchase Common Stock
    for cash at $0.15-$1.20 per share...........        --             --             20
  Issuance of Common Stock at $1.20 per share
    for stock subscription receivable from a
    director....................................        --             --             --
  Interest on stock subscription receivable from
    officers and a director.....................        --             --             (3)
  Foreign currency translation adjustments......         1             --              1
  Deferred compensation related to options......        --             --             --
  Amortization of deferred compensation.........        --             --            226
  Net loss......................................        --         (8,107)        (8,107)
                                                      ----       --------       --------
Balances, March 31, 1997 (unaudited)............      $  1       $(38,383)      $ 25,168
                                                      ====       ========       ========


          See accompanying notes to consolidated financial statements.

                       HESKA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                              THREE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,          MARCH 31,
                                               ----------------------------   -------------------
                                                1994      1995       1996       1996       1997
                                               -------   -------   --------   --------   --------
                                                                                  (UNAUDITED)
CASH FLOWS USED IN OPERATING ACTIVITIES:
  Net loss...................................  $  (884)  $(4,566)  $(17,975)   $(2,810)   $(8,107)
  Adjustments to reconcile net loss to cash
     used in operating activities:
     Depreciation and amortization...........      148       253      1,072        123        430
     Amortization of intangible assets and
       deferred compensation.................       --        --      1,101         --        633
     Amortization of debt discount...........       --        --        121         --         21
     Issuance of common stock for services...        1        --         --         --         --
     Compensation expense related to
       options...............................        2        --         --         --         --
     Loss on disposition of assets...........       13        16         60         --         48
     Interest receivable on stock
       subscription..........................       --        --         (8)        (2)        (3)
     Increase in accrued pension liability...       --        --         62         --         15
     Changes in operating assets and
       liabilities:..........................
       Accounts receivable, net..............       --        --       (508)       (75)       (10)
       Inventories, net......................       --        --       (408)        --       (751)
       Prepaids and other assets.............      (20)      (83)       (66)      (116)      (203)
       Contract receivable...................   (1,500)    1,000        500         --         --
       Accounts payable......................      454        41        744       (101)       519
       Accrued liabilities...................      144        --        265        238         57
       Deferred revenue......................      325      (386)       987        (20)       429
                                               -------   -------   --------    -------    -------
          Net cash used in operating
            activities.......................   (1,317)   (3,725)   (14,053)    (2,763)    (6,922)
                                               -------   -------   --------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions of businesses, net of cash
     acquired................................       --        --       (478)      (500)      (180)
  Cash deposited in restricted cash account
     related to Bloxham acquisition..........       --        --         --         --       (238)
  Purchase of marketable securities..........       --        --    (31,243)        --         --
  Purchase of restricted marketable
     securities..............................       --        --     (1,219)        --         --
  Proceeds from sale of marketable
     securities..............................       --        --     14,152         --      6,140
  Purchases of property and equipment........     (424)     (348)    (5,232)      (630)    (2,229)
                                               -------   -------   --------    -------    -------
          Net cash provided by (used in)
            investing activities.............     (424)     (348)   (24,020)    (1,130)     3,493
                                               -------   -------   --------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock.....       19         3         37          1         20
  Proceeds from borrowings...................    1,644       527      3,318         --      1,614
  Repayments of debt and capital lease
     obligations.............................      (78)     (169)    (1,500)       (55)      (345)
  Proceeds from issuance of preferred
     stock...................................       --    10,000     36,000         --         --
                                               -------   -------   --------    -------    -------
          Net cash provided by (used in)
            financing activities.............    1,585    10,361     37,855        (54)     1,289
                                               -------   -------   --------    -------    -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH......       --        --         --         --          7
                                               -------   -------   --------    -------    -------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS................................     (156)    6,288       (218)    (3,947)    (2,133)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD.....................................      695       539      6,827      6,827      6,609
                                               -------   -------   --------    -------    -------
CASH AND CASH EQUIVALENTS, END OF PERIOD.....  $   539   $ 6,827   $  6,609    $ 2,880    $ 4,476
                                               =======   =======   ========    =======    =======


          See accompanying notes to consolidated financial statements.

                       HESKA CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

     Heska Corporation (the "Company") discovers, develops, manufactures and markets companion animal health products and services. The Company also manufactures and sells animal health products and services in the United States, Canada and Europe through Diamond Animal Health, Inc. ("Diamond") and Bloxham Laboratories Limited ("Bloxham"), its wholly-owned subsidiaries (see Note 3). In May 1997, the Company reincorporated in Delaware.

     The Company continues to incur substantial operating losses due principally to its research and development and sales and marketing activities. Cumulative operating losses from inception of the Company in 1988 through December 31, 1996 and March 31, 1997 have totaled $30,276,000 and $38,157,000 (unaudited), respectively.

     During 1996, the Company progressed from being primarily a research and development company to a fully-integrated research, development, manufacturing and marketing company. The Company's products are subject to long development and regulatory approval cycles and there can be no assurance that the Company will successfully develop, manufacture or market these products. In the first quarter of 1997, the Company began to launch products which had been developed internally. Prior to that time, the Company had not received any revenues from the sale of internally developed products.

     The Company's ability to achieve profitable operations will depend primarily upon its ability to commercialize products that are currently under development. There can be no assurance that the Company will successfully develop, manufacture, or market these products. During the period required to develop its products, the Company intends to finance operations with additional equity and debt financing. There can be no assurance that such financing will be available when required or will be obtained under favorable terms.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries since the dates of their respective acquisitions. All material intercompany transactions and balances have been eliminated in consolidation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     Cash and cash equivalents are stated at cost, which approximates market, and include short-term highly liquid investments with original maturities of less than three months. Cash equivalents consist of United States government obligations.

  Marketable Securities and Restricted Investments

     The Company has adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Pursuant to this Statement, the Company has classified its marketable securities as "available-for-sale" and, accordingly, carries such securities at aggregate fair value. Unrealized gains or losses, if material, are included as a separate component of stockholders' equity.

     At December 31, 1996 and March 31, 1997, these securities had an aggregate amortized cost of $18,310,000 and $12,170,000 (unaudited), respectively, which approximated fair market value, a maximum maturity of

                       HESKA CORPORATION AND SUBSIDIARIES
approximately nine and six months, respectively, and consisted entirely of U.S. government obligations. This included $1,219,000 and $743,000 (unaudited) of restricted investments held as collateral for capital leases (see Note 4) and $17,091,000 and $11,427,000 (unaudited) of short-term marketable securities, respectively.

  Inventories, net

     Inventories are stated at the lower of cost or market using the first-in, first-out method. If the cost of inventories exceeds fair market value, provisions are made for the difference between cost and fair market value.

     Inventories, net of provisions, consist of the following (in thousands):

                                                            DECEMBER 31,
                                                           --------------     MARCH 31,
                                                           1995     1996        1997
                                                           ----    ------    -----------
                                                                             (UNAUDITED)
Raw materials............................................  $--     $  885      $  868
Work in process..........................................   --      3,103       4,121
Finished goods...........................................   --        442         298
                                                           ---     ------      ------
                                                           $--     $4,430      $5,287
                                                           ===     ======      ======

  Property, Equipment and Intangible Assets

     Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets. Amortization of assets acquired under capital leases is included with depreciation expense on owned assets.

     Leasehold improvements are amortized over the applicable lease period or their estimated useful lives, whichever is shorter. Maintenance and repairs are charged to expense when incurred, and major renewals and improvements are capitalized.

     Intangible assets consist of various assets arising from business combinations and are amortized using the straight-line method over the period of expected benefit.

     In accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company periodically reviews the appropriateness of the remaining life of its property, equipment and intangible assets considering whether any events have occurred or conditions have developed which may indicate that the remaining life requires adjustment. After reviewing the appropriateness of the remaining life and the pattern of usage of these assets, the Company then assesses their overall recoverability by determining if the net book value can be recovered through undiscounted future operating cash flows. Absent any unfavorable findings, the Company continues to amortize and depreciate its property, equipment and intangible assets based on the existing estimated life.

                       HESKA CORPORATION AND SUBSIDIARIES

     Property and equipment consist of the following (in thousands):

                                                              DECEMBER 31,
                                              ESTIMATED     ----------------    MARCH 31,
                                             USEFUL LIFE     1995     1996        1997
                                            -------------   ------   -------   -----------
                                                                               (UNAUDITED)
Land......................................       N/A        $   --   $   233     $   233
Buildings.................................    10 years          --       453         453
Machinery and equipment...................  3 to 15 years    1,382     7,924      10,562
Leasehold improvements....................  3 to 5 years       222     1,103       1,234
                                                            ------   -------     -------
                                                             1,604     9,713      12,482
Less accumulated depreciation and amortization...........     (575)   (1,504)     (1,934)
                                                            ------   -------     -------
                                                            $1,029   $ 8,209     $10,548
                                                            ======   =======     =======

     Intangible assets consist of the following (in thousands):

                                                              DECEMBER 31,
                                              ESTIMATED     ----------------    MARCH 31,
                                             USEFUL LIFE     1995     1996        1997
                                            -------------   ------   -------   -----------
                                                                               (UNAUDITED)
Take-or-pay contract......................    37 Months     $   --   $ 3,873     $ 3,873
Other intangible assets...................  2 to 7 years        --       707       1,792
                                                            ------   -------     -------
                                                                --     4,580       5,665
Less accumulated amortization............................       --    (1,100)     (1,507)
                                                            ------   -------     -------
                                                            $   --   $ 3,480     $ 4,158
                                                            ======   =======     =======

     The take-or-pay contract resulted from the acquisition of Diamond in April 1996 (see Note 3). The remaining intangible assets resulted from the acquisitions of Bloxham in February 1997 (see Note 3) and the canine allergy business from Bioproducts DVM, Inc. in March 1996 (see Note 3).

  Revenue Recognition

     Revenues from products and services are recognized at the time goods are shipped or services are provided to the customer, with an appropriate provision for returns and allowances.

     The Company recognizes revenue from sponsored research and development as research activities are performed or as development milestones are completed under the terms of the research and development agreements. Costs incurred in connection with the performance of sponsored research and development are expensed as incurred. The Company defers revenue recognition related to payments received during the current year for research activities to be performed in the following year.

  Cost of Sales

     Royalties payable in connection with certain research and development agreements (see Note 8) are reflected in cost of sales as incurred.

  Unaudited Pro Forma Net Loss Per Share

     The Company's historical capital structure is not indicative of its prospective structure due to the automatic conversion of all shares of convertible preferred stock into common stock concurrent with the closing of the Company's anticipated initial public offering ("IPO"). Accordingly, historical net loss per common share is not considered meaningful as it would differ materially from the pro forma net loss per common share and common stock equivalent shares given the contemplated changes in the capital structure of the Company.

                       HESKA CORPORATION AND SUBSIDIARIES

     Pro forma net loss per common share is computed using the weighted average number of common shares outstanding during the period. Common equivalent shares from stock options and warrants are excluded from the computation as their effect is anti-dilutive, except as required by the SEC. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common stock equivalent shares issued by the Company during the 12 months immediately preceding the filing of the IPO, plus shares which became issuable during the same period as a result of the granting of options to purchase common stock, have been included in the calculation of weighted average number of shares of common stock as if they were outstanding for all periods presented (using the treasury stock method). Accordingly, only those common stock and common stock equivalent shares issued during the 12 months immediately preceding the filing of the IPO have been included in the computation of pro forma net loss per common share. In addition, the Company has assumed the conversion of convertible preferred stock issued into common stock for all periods presented.

  Unaudited Pro Forma Information

     Upon closing of the Company's IPO, all of the outstanding shares of Series A, B, C, D, E and F Preferred Stock will be automatically converted into shares of Common Stock on a share for share basis. The unaudited pro forma consolidated balance sheet as of March 31, 1997 reflects the conversion of 10,513,999 shares of Preferred Stock into 10,513,999 shares of Common Stock.

  Foreign Currency Translation

     The functional currency of Bloxham is the Pound Sterling ("L"). Assets and liabilities of the Company's foreign subsidiary are translated using the exchange rate in effect at the balance sheet date. Revenue and expense accounts are translated using an average of exchange rates in effect during the period. Cumulative translation gains and losses are shown in the consolidated balance sheets as a separate component of stockholders' equity. Exchange gains and losses arising from transactions denominated in foreign currencies (i.e. transaction gains and losses) are recognized in current operations. To date, the Company has not entered into any forward contracts or hedging transactions.

  Interim Financial Statements

     The financial statements as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 are unaudited and include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results for such interim periods. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results to be expected for the entire year.

  Reclassifications

     Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation.

3. BUSINESS MERGERS AND ACQUISITIONS

     The following acquisitions have been accounted for under the purchase method of accounting and, accordingly, the operating results of these acquisitions are included in the Company's consolidated results of operations from the date of acquisition.

     Diamond Animal Health, Inc. ("Diamond") -- In April 1996, the Company acquired Diamond in a merger transaction valued at $7,080,000. The merger was consummated by exchanging 1,593,432 shares of Diamond common stock for 841,914 shares of the Company's Series E Preferred Stock and options to purchase

                       HESKA CORPORATION AND SUBSIDIARIES

68,553 shares of the Company's Common Stock, granted to Diamond employees at an exercise price of $1.20 per share. As a result of the merger, Diamond became a wholly-owned subsidiary of the Company.

     The total purchase price of the acquisition was allocated as follows (in thousands):

Cash........................................................  $    22
Other current assets........................................    4,623
Property and equipment......................................    3,101
Take-or-pay contract........................................    3,873
License rights..............................................    1,250
                                                              -------
                                                               12,869
Less liabilities assumed:
  Current liabilities.......................................   (2,726)
  Long-term liabilities.....................................   (3,063)
                                                              -------
                                                               (5,789)
                                                              -------
Value of shares issued and options granted..................  $ 7,080
                                                              =======

     Under the take-or-pay contract, a Diamond customer (see Note 11) is obligated to make minimum annual purchases from Diamond through June 1999. This contract is terminable by either party for material breach which remains uncured by the other party, or after June 30, 1999 on 18 months' written notice. The take-or-pay contract was valued using the discounted estimated net cash flows expected to be realized over the remaining life of the contract.

     License rights reflect the value of certain rights granted to a Diamond customer in return for a reduction of $1,250,000 in payments on a note payable to the customer (see Note 5). These license rights were classified as intangible assets held for sale at the time of the Diamond merger, and no gain or loss was recognized as a result of this transaction.

     Bioproducts DVM, Inc. ("Bioproducts") -- In March 1996, the Company acquired the canine allergy testing and immunotherapy businesses of Bioproducts (the "Bioproducts Business") in exchange for $500,000 in cash and a $250,000 promissory note. The promissory note is noninterest bearing and is due in four equal annual installments of $62,500 on each anniversary date of the acquisition closing date (see Note 5). In connection with this acquisition, the Company recorded an intangible asset in the amount of $707,000, primarily related to customer lists and covenants not to compete.

  Pro Forma Results of Operations

     The following unaudited pro forma summary presents the consolidated results of operations as if the Bioproducts Business and Diamond acquisitions had been consummated as of January 1, 1995, based on unaudited financial statements provided by the respective sellers (in thousands):

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                               1995        1996
                                                              -------    --------
                                                                  (UNAUDITED)
Revenues....................................................  $12,027    $ 12,928
Net loss....................................................  $(7,354)   $(18,589)
Pro forma net loss per share................................    N/A      $  (1.46)
Shares used to compute pro forma net loss per share.........    N/A        12,740

     The pro forma results give effect to certain adjustments, including amortization of intangibles, reduced interest costs associated with conversion of debt, and additional depreciation and amortization expenses due to

                       HESKA CORPORATION AND SUBSIDIARIES
increased book basis of the property and equipment. The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the results that would have been attained had the acquisitions occurred at the beginning of 1995 or of the results which may occur in the future.

     Bloxham Laboratories Limited ("Bloxham") -- In February 1997, the Company acquired the capital stock of Bloxham, a clinical reference laboratory located in the United Kingdom, in a transaction valued at approximately $1,150,000. The acquisition was consummated by exchanging 54,000 shares of the Company's Series E Preferred Stock, a note payable for L200,000 and $180,000 in cash. The Company also agreed to grant to Bloxham employees options to purchase the Company's common stock on a basis consistent with stock options granted to employees of other Heska subsidiaries. Under the terms of the acquisition agreement, the Company deposited approximately $238,000 in a restricted cash account as collateral for the note payable. In connection with this acquisition, the Company recorded an intangible asset in the amount of $1,085,000.

4. CAPITAL LEASE OBLIGATIONS

     The Company has entered into certain capital lease agreements for laboratory equipment, office equipment, machinery and equipment, and computer equipment and software. For the years ended December 31, 1995 and 1996 and the three months ended March 31, 1997, the Company had capitalized machinery and equipment under capital leases of $741,000, $2,004,000 and $2,259,000 (unaudited), respectively. The capitalized cost of the equipment under capital leases is included in the accompanying balance sheets under the respective asset classes. Under the terms of the Company's lease agreements, the Company is required to make monthly payments of principal and interest through the year 2001, at interest rates ranging from 9.25% to 11.85% per annum. The equipment under the capital leases serves as security for the leases.

     The Company has a capital lease with its commercial bank which requires the Company to pledge cash or investments as additional collateral for the lease. The lease agreement, which has a borrowing limit of $2,000,000, calls for a collateral balance equal to 75% of the outstanding lease balance, dropping to 50% and 25% when the Company's annual revenues reach $18,000,000 and $28,000,000, respectively. In March 1997, the bank reduced the collateral requirement to 50% (unaudited). As of December 31, 1996 and March 31, 1997, the Company was in compliance with all covenants of the master lease and had pledged U.S. Treasury Bonds of $1,219,000 and $743,000 (unaudited) as additional collateral under the lease, respectively.

     The future annual minimum required payments under capital lease obligations as of December 31, 1996 were as follows (in thousands):

DECEMBER 31,
------------
1997........................................................  $ 1,304
1998........................................................    1,143
1999........................................................    1,086
2000........................................................    1,184
2001........................................................      713
                                                              -------
  Total minimum lease payments..............................    5,430
  Less amount representing interest.........................   (3,507)
                                                              -------
  Present value of net minimum lease payments...............    1,923
  Less current portion......................................     (464)
                                                              -------
          Total long-term capital lease obligations.........  $ 1,459
                                                              =======

                       HESKA CORPORATION AND SUBSIDIARIES

5. LONG-TERM DEBT AND NOTES PAYABLE

     Long term debt consists of the following (in thousands):

                                                           DECEMBER 31,
                                                          ---------------     MARCH 31,
                                                          1995      1996        1997
                                                          -----    ------    -----------
                                                                             (UNAUDITED)
Diamond obligations
  9.5% real estate mortgage to Hartford-Carlisle Bank
     due in monthly installments of $3 and a final
     payment of the unpaid principal balance and accrued
     interest of $59 in
     October 2004.......................................  $  --    $  214      $   211
  Term note to Iowa Business Growth guaranteed by the
     Small Business Administration (SBA), due in monthly
     installments of approximately $3 through July 2004,
     including interest at prime plus 0.7%..............     --       169          165
  Promissory note to the Iowa Department of Economic
     Development (IDED), due in annual installments of
     $15 through June 2004, with the remaining $125
     forgivable in March 1999 based upon levels of
     employment at Diamond, with a stated interest rate
     of 3.0% and a 9.5% imputed interest rate, net of an
     unamortized discount of $39 and $38 (unaudited),
     respectively.......................................     --       189          189
  Promissory note to the City of Des Moines, due in
     monthly installments of $2 through May 2004, with a
     stated interest rate of 3.0% and a 9.5% imputed
     interest rate, net of an unamortized discount of
     $26 and $25 (unaudited),
     respectively.......................................     --       128          126
  10.0% promissory notes, due in monthly interest
     payments until June 1997, then quarterly
     installments totaling $50 from June 1997 to March
     1999, with the unpaid balance due March 1999.......     --       498          498
  Unsecured promissory note to customer, due in monthly
     installments of $25 through June 1999, with no
     stated interest rate and a 9.5% imputed interest
     rate, net of an unamortized discount of $82 and $67
     (unaudited), respectively (monthly installments
     change to 1/36th of the principal balance and
     stated interest becomes prime plus 2.0% if
     Diamond's sales increase to $12,000 in any annual
     period)............................................     --       655          597
Heska obligations
  Promissory note to Bioproducts (see Note 3) due in
     annual installments of $62 through March 2000, with
     no stated interest rate and a 9.5% imputed interest
     rate, net of an unamortized discount of $43 and $38
     (unaudited), respectively..........................     --       207          149

                       HESKA CORPORATION AND SUBSIDIARIES

                                                           DECEMBER 31,
                                                          ---------------     MARCH 31,
                                                          1995      1996        1997
                                                          -----    ------    -----------
                                                                             (UNAUDITED)
  Promissory note to former Bloxham shareholders (see
     Note 3) due in semi-annual interest payments
     through February 2007, redeemable on demand in
     whole or in part at any time after February 18,
     1998 in increments of L1 together with accrued
     interest, with stated interest rate of 4.5%,
     denominated in pounds sterling.....................     --        --          327
Bloxham obligation
  Real estate mortgage due in monthly principal payments
     of L1 and quarterly interest payments through June
     2006, with stated interest rate of a bank's base
     rate (6.0% at March 31, 1997) plus 2.75%,
     denominated in Pounds Sterling.....................     --        --          132
Diamond and Heska obligations
  Equipment financing due in monthly installments of $49
     through June 2000, and final payments totaling $342
     due May through July 2000, with stated interest
     rates of 18.1%, secured by certain equipment,
     furniture and fixtures.............................     --     1,689        1,616
  Equipment financing due in monthly installments of $48
     through March 2000, with stated interest rate of
     14.0%, secured by certain equipment and fixtures...     --        --        1,610
                                                          -----    ------      -------
                                                             --     3,749        5,620
Less installments due within one year...................     --      (807)      (1,708)
                                                          -----    ------      -------
                                                          $  --    $2,942      $ 3,912
                                                          =====    ======      =======

     The Diamond SBA, IDED, City of Des Moines and 10.0% promissory notes are secured by a first security interest in substantially all of the assets of Diamond except assets acquired through capital leases, and are included as cross-collateralized obligations by the respective lenders. These notes, along with the unsecured note to the customer, were assumed as a result of the Diamond acquisition.

     Maturities of long-term debt and notes payable as of December 31, 1996 were as follows (in thousands):

YEAR ENDING
DECEMBER 31,
------------
   1997.........................................................  $  808
   1998.........................................................     988
   1999.........................................................     849
   2000.........................................................     679
   2001.........................................................      79
   Thereafter...................................................     346
                                                                  ------
                                                                  $3,749
                                                                  ======

  Notes Payable to a Stockholder

     The Company had demand notes payable to a holder of Preferred Stock in the amount of $129,000 at December 31, 1994. The notes were unsecured and bore interest at 10% per annum. A representative of the stockholder is a director of the Company. In December 1994, the Company converted $2,128,000 of notes payable and accrued interest owing to this stockholder to 654,680 shares of Series E Preferred Stock. In

                       HESKA CORPORATION AND SUBSIDIARIES

March 1995, the Company converted $639,000 of demand notes payable and accrued interest owing to this stockholder to 196,482 shares of Series E Preferred Stock.

6. ACCRUED PENSION LIABILITY

     Diamond has an inactive noncontributory defined benefit pension plan covering a limited number of current and former Diamond employees. Effective October 1992, Diamond froze the plan, restricting new participants and benefits for future service. The plan provides monthly benefits on years of service which are subject to certain reductions if the employee retires before reaching age
65. Diamond's funding policy is to make the minimum annual contribution that is required by applicable regulations.

     Net pension cost for Diamond's defined benefit pension plan consisted of the following (in thousands):

                                                              DECEMBER 31, 1996
                                                              -----------------
Interest cost on projected benefit obligation...............        $ 55
Actual return on plan assets................................          14
Net amortization and deferral...............................         (70)
                                                                   -----
          Net periodic pension cost.........................        $ (1)
                                                                   =====

     The following table sets forth the plan's funded status and amounts recognized in the accompanying balance sheets (in thousands):

                                                              DECEMBER 31, 1996
                                                              -----------------
Actuarial present value of benefit obligations:
Vested benefit obligation...................................       $1,089
Accumulated benefit obligation..............................        1,089
                                                                  -------
Projected benefit obligation................................        1,089
Plan assets, consisting primarily of bonds and commercial
  mortgage notes............................................          962
                                                                  -------
Projected benefit obligation in excess of plan assets.......       $ (127)
                                                                  =======

     Assumptions used by Diamond in the determination of the pension plan information consisted of the following:

                                                              DECEMBER 31, 1996
                                                              -----------------
Discount rate...............................................       7.00%
Expected long-term rate of return on plan assets............       7.75%

7. INCOME TAXES

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. As of December 31, 1996 the Company had approximately $26,900,000 of net operating loss ("NOL") carryforwards for income tax purposes and approximately $731,000 of research and development tax credits available to offset future federal income taxes, subject to limitations for alternative minimum tax. The NOL and credit carryforwards are subject to examination by the tax authorities and expire in various years from 2003 through 2010. The Tax Reform Act of 1986 contains provisions that may limit the NOL and credit carryforwards available for use in any given year upon the occurrence of certain events, including significant changes in ownership interest. A change in ownership of a company of greater than 50% within a three-year period results in an annual limitation on a company's ability to utilize its NOL carryforwards from tax periods prior to the ownership change. The acquisition of Diamond

                       HESKA CORPORATION AND SUBSIDIARIES
resulted in such a change of ownership and the Company estimates that the resulting NOL carryforward limitation will be approximately $4,300,000 per year for periods subsequent to April 1996. The Company does not believe that this limitation will have a material impact on the utilization of its NOL carryforwards.

     The acquisition of Diamond was completed on a tax free basis. Accordingly, the difference between the basis of the assets for financial reporting purposes exceeds the basis of the assets for income tax purposes. The Company has recorded a deferred tax liability related to this basis difference. As the Company had previously recorded a valuation allowance against its deferred tax assets, the Company reduced its valuation allowance in an amount equal to the deferred tax liability at the date of the acquisition.

     The Company's NOLs represent a previously unrecognized tax benefit. Recognition of these benefits requires future taxable income, the attainment of which is uncertain, and therefore, a valuation allowance has been established for the entire tax benefit and no benefit for income taxes has been recognized in the accompanying consolidated statements of operations.

     Deferred tax assets and liabilities consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1995        1996
                                                              -------    --------
Deferred tax assets:
  Research and development credits..........................  $   414    $    731
  Inventory valuation and reserves..........................       --          71
  Deferred revenue..........................................       --          90
  Pension liability.........................................       --          49
  Accrued compensation......................................       39         122
  Amortization of intangible assets.........................       --          86
  Other.....................................................        7          11
  Net operating loss carryforwards..........................    4,491      10,317
                                                              -------    --------
                                                                4,951      11,477
  Less valuation allowance..................................   (4,951)    (10,818)
                                                              -------    --------
                                                                   --         659
Deferred tax liability:
  Property and equipment....................................       --        (659)
                                                              -------    --------
                                                                   --        (659)
                                                              -------    --------
          Net deferred taxes................................  $    --    $     --
                                                              =======    ========

8. RESEARCH AND DEVELOPMENT AGREEMENTS

     In June 1994, the Company entered into agreements with Bayer AG ("Bayer"), a pharmaceutical company, pursuant to which Bayer is funding and assisting in the development of certain technologies. In return, the Company granted Bayer the option to license the technologies to manufacture certain products for sale, as well as the right to distribute for all parts of the world, except Japan and East Asia. To the extent the Company is determined to have manufacturing capability, under the terms of the agreement Bayer will be required to purchase its requirements of such products from the Company.

     In exchange for the above, Bayer agreed to provide research funding to the Company, of which $1,500,000 was received in 1995 and $500,000 in June 1996. The Company expects to receive periodic research payments until June 1999 as the related expenses are incurred and specified milestones are reached. In connection with this contract, the Company recognized research revenue of $569,000, $1,456,000 and $1,300,000 for the years ended

                       HESKA CORPORATION AND SUBSIDIARIES

December 31, 1994, 1995 and 1996, respectively, and none (unaudited) for the three months ended March 31, 1996 and 1997.

     Additionally, the Company will receive royalties based on a percentage of any net sales of products developed under the agreements not manufactured by the Company.

     Bayer may terminate the agreement for convenience at any anniversary, beginning in June 1996, with 90 days notice, in which case the product rights revert to the Company. In the event of such a termination, the Company would be required to pay Bayer a royalty at a modest rate on net sales of these products exceeding a specified threshold. The total amount of this royalty would not exceed the amount of research funding provided by Bayer.

     In January 1993, the Company entered into an agreement with Eisai Co., Ltd. ("Eisai") pursuant to which Eisai obtained the exclusive right to market certain products in Japan and East Asia. Under the terms of the agreement, the Company is to receive periodic payments for support of research, one half of which is only to be received upon completion of certain milestones. The Company recognized $600,000 and $337,000 as research and development revenue for the years ended December 31, 1994 and 1995, respectively, related to this agreement. No revenue was recognized for the year ended December 31, 1996, or the three months ended March 31, 1997 (unaudited). Although the agreement does not expire until 2008, Eisai may terminate its research support for any licensed product with 90 days written notice. Three of the specified projects covered by the agreement have been mutually abandoned.

     In February 1993, the Company entered into an agreement with another pharmaceutical company pursuant to which the Company granted the pharmaceutical company an exclusive license for the sale and use of certain technology. The Company received $187,000 in the year ended December 31, 1994, related to this agreement, which was terminated in December 1994.

     In October 1996, the Company and Diamond entered into three related agreements with a pharmaceutical company concerning the research, development, licensing, manufacturing and marketing of certain products. Under the research and development agreement, Diamond granted a non-exclusive, royalty-free, paid-up right and license to develop, manufacture and market certain of its bovine products. In return, the pharmaceutical company agreed to fund certain research costs associated with the development of these products, subject to the achievement of certain milestones. In connection with this research funding, the Company recognized research and development revenue of $210,000 during the fourth quarter of 1996 and $320,000 (unaudited) for the three months ended March 31, 1997. As additional consideration, the Company received an exclusive, royalty-free, worldwide license for certain feline biological vaccines. The Company also has a three-year agreement with the pharmaceutical company for the manufacture of these feline vaccines.

     The Company estimates its future cash flows from its existing research and development contracts, subject to scheduled completion of specified milestones, are as follows (in thousands):

YEAR ENDING
DECEMBER 31,
------------
   1997..................................................................  $1,505
   1998..................................................................   1,360
   1999..................................................................     750
   2000..................................................................     600
                                                                           ------
                                                                           $4,215
                                                                           ======

9. COMMITMENTS AND CONTINGENCIES

     The Company holds certain rights to market and manufacture products using technology developed under certain research and development agreements with various entities. In connection with such agreements, the

                       HESKA CORPORATION AND SUBSIDIARIES

Company has agreed to pay the entities royalties on net product sales. No royalties have become payable to date under these agreements.

     In connection with the acquisition of the Bioproducts Business (see Note
3), the Company entered into a four year product supply agreement in March 1996 with a company affiliated with Bioproducts (the "Seller"). The Company is obligated to purchase a minimum of $168,000 in products and services from the Seller on a quarterly basis. If purchases are less than $168,000 in any quarter the Company may make an advance payment to be credited against future purchases, or pay 65% of the shortfall. In 1996 the Company incurred shortfalls under this agreement totaling approximately $72,000, which are expected to be applied against 1997 purchases. The agreement also contains provisions whereby the Company may make payments to terminate the contract after March 1997.

     In connection with an equity investment by Novartis AG ("Novartis") in April 1996 (see Note 10), the Company granted Novartis the rights, co-exclusive with the Company's rights, to market two products under development by the Company, the flea control vaccine and feline heartworm vaccine. The Company and Novartis have a revenue sharing arrangement for net sales of these products through the year 2005.

     In addition to the marketing agreements described above, the Company entered into a pharmaceutical screening cooperation agreement with Novartis, pursuant to which the two parties may enter into joint development arrangements to develop pharmaceutical and vaccine products. In addition, to the extent that the Company decides to grant a license to any third party to any products or technology for companion or food animal applications, Novartis must be offered first right to negotiate to acquire such license.

     The Company contracts with various parties that conduct research and development on the Company's behalf. In return, the Company generally receives the right to commercialize any products resulting from these contracts. The contracts are generally for one year periods and may be extended or terminated at the end of the contract period upon mutual agreement. In the event the Company licenses any technology developed under these contracts, the Company will generally be obligated to pay royalties at specified percentages of future sales of products utilizing the licensed technology.

     The Company has entered into operating leases for its office and research facilities and certain equipment with future minimum payments as of December 31, 1996 as follows (in thousands):

YEAR ENDING
DECEMBER 31,
------------
   1997..................................................................  $  622
   1998..................................................................     621
   1999..................................................................     440
   2000..................................................................     370
   2001..................................................................     303
   Thereafter............................................................     837
                                                                           ------
                                                                           $3,193
                                                                           ======

     The Company had rent expense of $145,000, $208,000 and $564,000 in 1994, 1995 and 1996, respectively.

                       HESKA CORPORATION AND SUBSIDIARIES

10. CAPITAL STOCK

  Preferred Stock

     Preferred Stock consists of the following:

                                                           DECEMBER 31,
                                                        ------------------     MARCH 31,
                                                         1995       1996         1997
                                                        -------    -------    -----------
                                                                              (UNAUDITED)
                                                                 (IN THOUSANDS)
Series A, no par value, 300,000 shares authorized and
  outstanding, entitled to a preference in liquidation
  of $300,000.........................................  $   300    $   300        $   300
Series B, no par value, 250,000 shares authorized and
  outstanding, entitled to a preference in liquidation
  of $500,000.........................................      500        500            500
Series C, no par value, 1,346,400 shares authorized;
  1,340,000 issued and outstanding, entitled to a
  preference in liquidation of $3,350.................    3,350      3,350          3,350
Series D, no par value, 824,992 shares authorized;
  800,000 issued and outstanding, entitled to a
  preference in liquidation of $2,600,000.............    2,600      2,600          2,600
Series E, no par value, 4,100,000 and 5,100,000 and
  5,100,000 shares authorized, respectively;
  3,928,085, 4,769,999 and 4,823,999 shares issued and
  outstanding, respectively, entitled to a preference
  in liquidation of $12,766,000, $19,838,000 and
  $20,486,000, respectively...........................   12,766     19,838         20,486
  Series F, no par value, no shares, 3,000,000 and
     3,000,000 authorized and outstanding,
     respectively, entitled to a preference in
     liquidation of $36,000,000.......................       --     36,000         36,000
                                                        -------    -------        -------
                                                        $19,516    $62,588        $63,236
                                                        =======    =======        =======

     In 1996, the Company increased the total authorized number of shares of Preferred Stock to 25,000,000. Preferred Stock may be issued in one or more series with rights and dividend preferences determined by the board of directors. Each share of Preferred Stock entitles the holder to one vote and to receive dividends when and if declared by the board of directors. No distributions may be paid to the holders of Common Stock unless the holders of preferred stock have received stated minimum preferential dividends and participate in such distributions to holders of Common Stock. All accrued dividends on the Preferred Stock must be paid prior to such distributions. No dividends have been paid or declared as of March 31, 1997.

     In April 1996, the Company issued 3,000,000 shares of its Series F Preferred Stock to Novartis at $12.00 per share. In connection with this equity investment, the Company and the Investor signed certain joint marketing, screening and right of first refusal agreements. See Note 9.

     In the event of liquidation, the holders of Series A, B, C, D, E and F Preferred Stock are entitled to receive, prior to any distribution to the holders of Common Stock, the liquidation preference of the respective series of Preferred Stock indicated above, plus all declared and unpaid dividends. After these distributions have been made, the remaining assets of the Company, if any, will be distributed to the holders of Common Stock in an amount equal to $1.20 per share. After the above distributions have been made, the remaining assets of the Company, if any, will be shared by the holders of Preferred and Common Stock in the same proportion as the number of shares of Common Stock and Preferred Stock then held by each stockholder. In the event of a

                       HESKA CORPORATION AND SUBSIDIARIES
consolidation, merger, sale, conveyance or other disposition of all or substantially all of the Company's property or business, the holders of Preferred Stock are to receive the amount they would have received in liquidation.

     Each share of Preferred Stock is convertible, at the option of the holder, on a share for share basis into Common Stock, subject to certain anti-dilutive provisions. Conversion into Common Stock is automatic in the event of a qualifying IPO.

     Stockholders owning at least 35% of the outstanding Preferred Stock (including Common Stock issued upon conversion of Preferred Stock) may require the Company to register their shares with the Securities and Exchange Commission under certain circumstances. Registration expenses are to be paid by the Company.

  Common Stock

     The Company has granted stock purchase rights to acquire 322,000 shares of Common Stock to key executives pursuant to the 1994 Key Executive Stock Plan. The executives exercised these rights by executing promissory notes payable to the Company. The notes mature in six years, bear interest at 7.5% and are secured by a pledge of the shares of Common Stock purchased. Under the terms of the Key Executive Stock Plan, if the purchaser's relationship with the Company ceases for any reason within 48 months of the date of grant the Company may, within 90 days following termination, repurchase at the original exercise price all of the stock which has not vested. The stock vests ratably over the 48 month period.

     The following table summarizes information about the stock purchase rights exercised during the years ended, and the amounts outstanding and vested, at December 31, 1995 and 1996:

                                    NUMBER               DECEMBER 31, 1995     DECEMBER 31, 1996
                                      OF      EXERCISE   ------------------   -------------------
                                    SHARES     PRICE     EXERCISED   VESTED   EXERCISED   VESTED
                                    -------   --------   ---------   ------   ---------   -------
Stock purchase rights granted
  during 1994.....................  297,000    $0.35      297,000    95,066      --       169,310
Stock purchase rights granted
  during 1996.....................   25,000    $1.20           --        --      --         1,040

     In January 1997, the stock purchase rights granted in 1996 were exercised by the grantee through a promissory note which is due January 2003.

  Stock Option Plans

     The Company has a stock option plan (the "1988 Stock Plan") which authorizes the grant of stock options and stock purchase rights to employees, officers, directors and consultants of the Company to purchase shares of Common Stock. In 1996, the board of directors increased the total number of shares of Common Stock reserved for issuance under the 1988 Stock Plan to 2,683,060. The stock options granted by the board of directors may be either incentive stock options ("ISO") or nonstatutory stock options ("NSO") and expire as determined by the board of directors. The exercise price for options may be no less than 100% of fair market value for ISOs or 85% of fair market value for NSOs. Options granted will expire no later than the tenth anniversary subsequent to the date of grant or 90 days following termination of employment, except in cases of death or disability, in which case the options will remain exercisable for up to twelve months. Under the terms of the 1988 Stock Plan, in the event the Company is sold or merged, options granted will either be assumed by the surviving corporation or vest immediately.

     During 1994, the Company approved a Key Executive Stock Plan which authorizes the grant of options and stock purchase rights to key executives, including directors, of the Company to purchase up to 500,000 shares of Common Stock. The board of directors may grant stock purchase rights or stock options, which may be either ISOs or NSOs and expire as determined by the board of directors. The exercise price may be no less than 100%

                       HESKA CORPORATION AND SUBSIDIARIES
of fair market value for ISOs or 85% of fair market value for NSOs or purchase rights. Options granted will expire no later than the tenth anniversary subsequent to the date of grant or 90 days following termination of employment, except in cases of death or disability, in which case the options will remain exercisable for up to twelve months. Under the terms of the Key Executive Stock Plan, in the event the Company is sold or merged, options granted will either be assumed by the surviving corporation or vest immediately.

     In March 1997, the Company's board of directors adopted the Company's 1997 Stock Incentive Plan (the "Stock Plan"). The Stock Plan replaces the Company's 1988 Stock Plan and its 1994 Key Executive Plan (the "Prior Plans"). The Prior Plans were terminated effective upon the adoption of the Stock Plan. No further grants will be made under the Prior Plans, although the terms of the Prior Plans will continue to govern all outstanding awards made thereunder. All future awards will be made under the Stock Plan. The number of shares of Common Stock that are reserved for issuance under the Stock Plan pursuant to the direct award or sale of shares or the exercise of options is equal to 1,350,000 shares plus the number of shares remaining available under the Prior Plans on the date of their termination. The number of shares reserved for issuance under the Stock Plan will be increased automatically on January 1 of each year by a number equal to the lesser of (a) 1,500,000 shares or (b) 5% of the shares of Common Stock outstanding on the immediately preceding December 31.

  Statement Of Financial Accounting Standards No. 123 ("SFAS 123")

     SFAS 123, Accounting for Stock-Based Compensation, defines a fair value based method of accounting for employee stock options or similar equity instruments. However, SFAS 123 allows the continued measurement of compensation cost for such plans using the intrinsic value based method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), provided that pro forma disclosures are made of net income or loss, assuming the fair value based method of SFAS 123 had been applied. The Company has elected to account for its stock-based compensation plans under APB 25; accordingly, for purposes of the pro forma disclosures presented below, the Company has computed the fair values of all options granted during 1995 and 1996, using the Black-Scholes pricing model and the following weighted average assumptions:

                                                          1995          1996
                                                       ----------    ----------
Risk-free interest rate..............................    5.93%         6.12%
Expected lives.......................................  3.30 years    3.11 years
Expected volatility..................................     80%           80%
Expected dividend yield..............................      0%            0%

     To estimate expected lives of options for this valuation, it was assumed options will be exercised at varying schedules after becoming fully vested dependent upon the income level of the option holder. For measurement purposes, options have been segregated into three income groups, and estimated exercise behavior of option recipients varies from zero to one year from the date of vesting, dependent on income group (less highly compensated employees are expected to have shorter holding periods). All options are initially assumed to vest. Cumulative compensation cost recognized in pro forma net income or loss with respect to options that are forfeited prior to vesting is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. Because the Company's Common Stock is not yet publicly traded, the expected market volatility was estimated using the estimated average volatility of four publicly held companies which the Company believes to be similar with respect to the markets in which they compete. Actual volatility of the Company's stock may vary. Fair value computations are highly sensitive to the volatility factor assumed; the greater the volatility, the higher the computed fair value of the options granted.


     The total fair value of options granted was computed to be approximately $120,000 and $1,242,000 for the years ended December 31, 1995 and 1996, respectively. The amounts are amortized ratably over the vesting periods of the options. Pro forma stock-based compensation, net of the effect of forfeitures, was $38,000 and $367,000 for 1995 and 1996, respectively.

                       HESKA CORPORATION AND SUBSIDIARIES

     If the Company had accounted for its stock-based compensation plans in accordance with SFAS 123, the Company's net loss would have been reported as follows (in thousands except per share amounts):


                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                               1995        1996
                                                              -------    --------
Net loss:
  As reported...............................................  $(4,566)   $(17,975)
                                                              =======    ========
  Pro forma (unaudited).....................................  $(4,604)   $(18,342)
                                                              =======    ========
Pro forma net loss per share:
  As reported (unaudited)...................................             $  (1.41)
                                                                         ========
  Pro forma (unaudited).....................................             $  (1.44)
                                                                         ========


     A summary of the Company's plans is as follows:

                                            YEARS ENDED DECEMBER 31,
                                   -------------------------------------------    THREE MONTHS ENDED
                                           1995                   1996              MARCH 31, 1997
                                   --------------------   --------------------   --------------------
                                               WEIGHTED               WEIGHTED               WEIGHTED
                                               AVERAGE                AVERAGE                AVERAGE
                                               EXERCISE               EXERCISE               EXERCISE
                                    OPTIONS     PRICE      OPTIONS     PRICE      OPTIONS     PRICE
                                   ---------   --------   ---------   --------   ---------   --------
                                                                                     (UNAUDITED)
Outstanding at beginning of
  period.........................    688,361   $0.2503    1,279,592   $0.2973    1,898,992   $0.6250
  Granted........................    612,850   $0.3500      794,624   $1.1031      682,335   $1.8586
  Cancelled......................    (12,496)  $0.3117      (72,942)  $0.4634      (22,793)  $1.1274
  Exercised......................     (9,123)  $0.2778     (102,282)  $0.3559      (68,336)  $0.2831
                                   ---------              ---------              ---------
Outstanding at end of period.....  1,279,592   $0.2973    1,898,992   $0.6250    2,490,198   $0.9678
                                   =========              =========              =========
Exercisable at end of period.....    533,814   $0.2433      850,662   $0.4049      890,594   $0.4540
                                   =========   =======    =========              =========   =======


     The weighted average exercise prices and weighted average estimated fair values of options granted during the years ended December 31, 1995 and 1996, and the three months ended March 31, 1997 were as follows.



                                                  YEAR ENDED DECEMBER 31,                              THREE MONTHS ENDED
                             -----------------------------------------------------------------           MARCH 31, 1997
                                          1995                              1996                 -------------------------------
                             -------------------------------   -------------------------------             (UNAUDITED)
                                        WEIGHTED    WEIGHTED              WEIGHTED    WEIGHTED              WEIGHTED    WEIGHTED
                             NUMBER     AVERAGE     AVERAGE    NUMBER     AVERAGE     AVERAGE    NUMBER     AVERAGE     AVERAGE
                               OF      ESTIMATED    EXERCISE     OF      ESTIMATED    EXERCISE     OF      ESTIMATED    EXERCISE
                             OPTIONS   FAIR VALUE    PRICE     OPTIONS   FAIR VALUE    PRICE     OPTIONS   FAIR VALUE    PRICE
                             -------   ----------   --------   -------   ----------   --------   -------   ----------   --------
Exercise Price less than
  estimated fair value.....       --    $    --     $    --    636,101    $1.8223     $1.2000    682,335    $5.9140     $1.8592
Exercise price equal to
  estimated fair value.....  618,850    $0.3500      0.3500    158,523     0.2400      0.7147         --         --     $    --
                             -------    -------     -------    -------    -------     -------    -------    -------     -------
                             612,850    $0.3500     $0.3500    794,624    $1.5157     $1.1031    682,335    $5.9140     $1.8592
                             =======    =======     =======    =======    =======     =======    =======    =======     =======



     The Company recorded deferred compensation of $879,000 as of 1996 and $2,767,000 during the first quarter of 1997 based on the difference between the estimated fair value of the underlying common stock and the related exercise prices of options granted in those periods. Deferred compensation is being amortized over the applicable vesting periods, or 48 months. Amortization of deferred compensation totaled $226,000 in the first quarter of 1997. Amortization of deferred compensation during the year ended December 31, 1996 was not material.

                       HESKA CORPORATION AND SUBSIDIARIES

     The following table summarizes information about stock options outstanding and exercisable at December 31, 1996:

                                            OPTIONS OUTSTANDING
                                 -----------------------------------------
                                                    WEIGHTED                    OPTIONS EXERCISABLE
                                   NUMBER OF         AVERAGE                 -------------------------
                                    OPTIONS         REMAINING     WEIGHTED       NUMBER       WEIGHTED
                                 OUTSTANDING AT    CONTRACTUAL    AVERAGE    EXERCISABLE AT   AVERAGE
                                  DECEMBER 31,       LIFE IN      EXERCISE    DECEMBER 31,    EXERCISE
   RANGE OF EXERCISE PRICES           1996            YEARS        PRICE          1996         PRICE
   ------------------------      --------------   -------------   --------   --------------   --------
$0.1000-$0.2500................      448,692          5.69        $0.2104       433,574       $0.2090
$0.3500-$0.3500................      762,323          8.39        $0.3500       290,222       $0.3500
$1.2000-$1.2000................      687,977          9.49        $1.2000       126,866       $1.2000
                                   ---------                                    -------
$0.1000-$1.2000................    1,898,992          8.11        $0.5877       850,662       $0.4049
                                   =========          ====        =======       =======       =======

     As of March 31, 1997, the Company had options to purchase 2,490,198 (unaudited) shares of Common Stock outstanding with exercise prices ranging from $0.10 -- $3.00 per share.

  Stock Warrants

     The Company has issued warrants to purchase 6,400 shares of Series C Preferred Stock at an exercise price of $2.50 per share and 6,225 shares, 267 shares and 18,500 shares of Series D Preferred Stock at an exercise price of $3.25 per share in connection with the leases discussed in Note 4. These warrants expire on November 7, 1998, June 7, 2002, December 30, 2002 and October 20, 2003, respectively. No warrants have been exercised as of December 31, 1996.

11. MAJOR CUSTOMERS

     The Company had sales of greater than 10% of total revenue to only one customer during the year ended December 31, 1996. This customer, which represented 64% of total revenues, purchases vaccines from Diamond under the terms of a take-or-pay contract which expires in June 1999.

12. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                     YEARS ENDED DECEMBER 31,     MARCH 31,
                                                     ------------------------    ------------
                                                      1994     1995     1996     1996    1997
                                                     ------    ----    ------    ----    ----
                                                                                 (UNAUDITED)

                                                                  (IN THOUSANDS)
Cash paid for interest.............................  $   21    $ 55    $  331    $157    $146
Noncash investing and financing activities:
  Purchase of intangible assets through the
     issuance of debt..............................      --      --       207     207     320
  Issuance of Preferred Stock and options to
     purchase Common Stock in exchange for the
     common stock of Diamond, net of cash
     received......................................      --      --     7,058      --      --
  Reduction in future payments on debt to customer
     in exchange for the granting of certain
     rights........................................      --      --     1,250      --      --
  Issuance of Preferred Stock in exchange for
     cancellation of indebtedness, including
     accrued interest..............................   2,385     639        --      --      --
  Purchase of assets under direct capital lease
     financing.....................................     155     416        --      --     255
  Issuance of Preferred Stock in exchange for the
     capital stock of Bloxham, net of cash
     received......................................      --      --        --      --     648

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Diamond Animal Health, Inc.
Des Moines, Iowa

     We have audited the accompanying statements of income and cash flows of Diamond Animal Health, Inc. for the year ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Diamond Animal Health, Inc. for the year ended March 31, 1996 in conformity with generally accepted accounting principles.


/s/ MCGLADREY & PULLEN, LLP

MCGLADREY & PULLEN, LLP

Des Moines, Iowa
May 14, 1996

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Diamond Animal Health, Inc.

     We have audited the accompanying statements of income and cash flows of Diamond Animal Health, Inc. for the year ended March 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Diamond Animal Health, Inc. for the year ended March 31, 1995 in conformity with generally accepted accounting principles.

                                                      /s/ ERNST & YOUNG LLP

                                                          ERNST & YOUNG LLP

Des Moines, Iowa
May 30, 1995

                          DIAMOND ANIMAL HEALTH, INC.

                              STATEMENTS OF INCOME
                      YEARS ENDED MARCH 31, 1995 AND 1996
                                 (in thousands)

                                                               1995       1996
                                                              -------    -------
Net sales (Note 6)..........................................  $10,944    $ 8,124
Cost of goods sold..........................................    7,713      6,467
                                                              -------    -------
  Gross profit..............................................    3,231      1,657
Selling, general and administrative expenses (Note 5).......    2,531      2,829
                                                              -------    -------
  Operating income (loss)...................................      700     (1,172)
                                                              -------    -------
Financial income (expense):
  Interest income...........................................       40         12
  Interest (expense)........................................     (355)      (426)
                                                              -------    -------
                                                                 (315)      (414)
                                                              -------    -------
  Income (loss) before income tax expense (benefit).........      385     (1,586)
Income tax expense (benefit) (Note 4).......................       80       (130)
                                                              -------    -------
          Net income (loss).................................  $   305    $(1,456)
                                                              =======    =======

                       See Notes to Financial Statements.

                          DIAMOND ANIMAL HEALTH, INC.

                            STATEMENTS OF CASH FLOWS
                      YEARS ENDED MARCH 31, 1995 AND 1996
                                 (in thousands)

                                                                1995          1996
                                                              ---------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).........................................  $     305    $    (1,456)
  Adjustments to reconcile net income (loss) to net cash
     (used in) operating activities:
     Depreciation...........................................        105            159
     Amortization...........................................         25             23
     Noncash pension expense................................         --              7
     Noncash interest expense...............................        202            195
     Change in operating assets and liabilities:
       (Increase) in trade receivables......................       (370)           (37)
       (Increase) in income tax refund claim receivable.....         --           (160)
       (Increase) in inventories............................        (64)          (667)
       (Increase) decrease in prepaid expenses..............         14            (70)
       (Increase) decrease in other assets..................        (19)            16
       Increase in accounts payable.........................         32            421
       Increase (decrease) in accrued expenses..............        (34)           152
       Increase in customer deposits........................         --            623
       (Decrease) in deferred revenue.......................       (373)            --
                                                              ---------    -----------
          Net cash (used in) operating activities...........       (177)          (794)
                                                              ---------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................       (428)          (218)
  Payments of organization costs............................        (37)            --
                                                              ---------    -----------
          Net cash (used in) investing activities...........       (465)          (218)
                                                              ---------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from debt........................................        645          1,505
  Principal payments on debt, including capital lease
     obligations............................................       (503)          (482)
                                                              ---------    -----------
          Net cash provided by financing activities.........        142          1,023
                                                              ---------    -----------
          Net increase (decrease) in cash...................       (500)            11
CASH
  Beginning.................................................        583             83
                                                              ---------    -----------
  Ending....................................................  $      83    $        94
                                                              =========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash payments for:
     Interest...............................................  $     146    $       221
     Income taxes...........................................        159              5
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
  Accretion (valuation) of redeemable common stock purchase
     warrants (Note 3)......................................  $     116    $      (116)
  Capital lease obligations incurred for the purchase of
     equipment..............................................         --            136
  347,028 shares of common stock issued in exchange for
     redeemable common stock purchase warrants, net of $100
     cash secured (Note 3)..................................         --            135
  (Decrease) in minimum pension liability as stockholder's
     equity.................................................         --            (24)

                       See Notes to Financial Statements.

                          DIAMOND ANIMAL HEALTH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Nature of business: Diamond Animal Health, Inc. (the "Company") manufactures and sells animal health products to the agricultural and veterinary markets in the United States, Canada and Europe. The Company, which was incorporated in 1993 and began operations in its current legal form in 1994, is a successor corporation to an original manufacturing company which was founded in 1952.

  Significant accounting policies:

     Cost of goods sold: Inventories are stated at the lower of cost, determined by using the first-in, first-out (FIFO) method, or market.

     Depreciation: Depreciation is provided on the straight-line method over the estimated useful lives of the assets, including 10 to 15 years for buildings and 5 to 10 years for machinery and equipment. It is the Company's policy to include amortization of assets acquired under capital leases with depreciation expense on owned assets.

     Amortization: Costs incurred in connection with the organization of the Company are amortized on the straight-line basis over five years.

     Deferred taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     Stock options and awards: Employee stock options and awards are accounted for in accordance with Accounting Principles Board Opinion No. 25 using the intrinsic value method. Under that method, the excess of the fair value of the underlying stock over the exercise price is determined at the measurement date and recognized as compensation expense over the related service period.

     Research and development: Expenditures for research and development are charged to expense as incurred. Expense for the years ended March 31, 1995 and 1996 was approximately $772,000 and $1,455,000, respectively.

     Revenue recognition: Revenue is recognized upon shipment of orders.

     Estimates and assumptions: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2. RENT EXPENSE

     The Company leases its primary production and office facility under a noncancelable operating lease expiring on December 31, 1998. The lease contains a five-year renewal option exercisable at the option of the Company. In addition, the Company leases certain office equipment and autos under operating leases expiring from February 1997 to May 2000. Total rent expense was approximately $178,000 and $182,000 for the years ended March 31, 1995 and 1996, respectively.

NOTE 3. REDEEMABLE COMMON STOCK PURCHASE WARRANTS

     In connection with the initial capitalization of the Company, warrants were issued to subordinated lenders to purchase a total of 337,028 shares of common stock at an exercise price of $.005 per share. Total proceeds received from the lenders were allocated to long-term debt and warrants based on fair value, resulting in an initial

                          DIAMOND ANIMAL HEALTH, INC.

carrying value of the warrants of $133,000. The carrying value of the warrants was being accreted to the estimated redemption price on a pro-rata basis over the period until the initial redemption date, with a corresponding charge (credit) to retained earnings of $116,000 and $(116,000) for the years ended March 31, 1995 and 1996, respectively. All warrants were exercised during the year ended March 31, 1996. Under a similar agreement, warrants to purchase 20,000 shares of common stock were issued in March 1996, with 10,000 warrants exercised at $.01 per share and the remaining 10,000 exercised subsequent to year-end at $.01 per share.

NOTE 4. INCOME TAXES

     Components of income tax expense (benefit) for the years ended March 31, 1995 and 1996 were as follows:

                                            1995         1996
                                          ---------    ---------
Current expense (benefit)...............  $ 196,000    $(130,000)
Research and development tax credits....   (116,000)          --
                                          ---------    ---------
                                          $  80,000    $(130,000)
                                          =========    =========

     The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income (loss) from continuing operations for the years ended March 31, 1995 and 1996 due to the following:

                                            1995        1996
                                          --------    ---------
Computed "expected" (benefit) expense...  $131,000    $(544,000)
Increase (decrease) in valuation
  allowance.............................   (51,000)     414,000
                                          --------    ---------
                                          $ 80,000    $(130,000)
                                          ========    =========

     At March 31, 1996, the Company had research and development tax credit carryforwards of approximately $370,000 which expire in 2000 through 2003. The Company also had net operating loss carryforwards of $567,000 which expire in the year 2010.

NOTE 5. EMPLOYEE BENEFIT PLANS

     The Company has a noncontributory defined benefit pension plan covering all employees who have met the eligibility requirements. The plan provides monthly benefits on years of service which are subject to certain reductions if the employee retires before reaching age 65. Substantially all employees were eligible for the plan prior to the plan being frozen. The Company's funding policy is to make the minimum annual contribution that is required by applicable regulations. Effective October 1992, the Company froze the plan restricting new participants and benefits for future service.

     Net pension cost for the Company's defined benefit pension plan consisted of the following components for the year ended March 31, 1996. Pension cost for 1995 was not material and the components for that period have not been determined.

                                                                  1996
                                                                --------
Interest cost on projected benefit obligation...............    $ 72,000
Actual return on plan assets................................    (171,000)
Net amortization and deferral...............................     106,000
                                                                --------
                                                                $  7,000
                                                                ========

                          DIAMOND ANIMAL HEALTH, INC.

     Assumptions used by the Company in the determination of the pension plan information consisted of the following as of March 31, 1996:

Discount rate...............................................  7.00%
Expected long-term rate of return on plan assets............  7.75%

     The Company has a 401(k) plan covering substantially all full-time employees. Under the terms of the plan, participants may contribute up to 15% of their salary to the plan. The Company matches certain employee contributions, depending on length of service with the Company. Expense related to this plan was approximately $93,000 and $82,000 for the years ended March 31, 1995 and 1996, respectively. The Company also has a defined contribution plan covering substantially all full-time employees. The Company contributed 4% and 3% of all eligible employee earnings for the years ended March 31, 1995 and 1996, respectively. Expense related to this plan was approximately $130,000 and $108,000 for the years ended March 31, 1995 and 1996, respectively.

     The Company has an employee stock option plan providing for the issuance of up to 337,028 shares of the Company's common stock. The plan provides for options to be issued to key employees at an exercise price of not less than fair market value with a term of ten years and a month to exercise from date of grant. At March 31, 1996 the Company had options outstanding for a total of 129,737 shares at an exercise price of $3.18 per share, all of which were fully vested and exercisable and expire in the years ending March 31, 2005 and 2006.

NOTE 6. MAJOR CUSTOMER

     Approximately 88% and 71% of the Company's revenues were derived from the Company's major customer representing sales of approximately $9,578,000 and $5,766,000 for the years ended March 31, 1995 and 1996, respectively. The Company has a supply agreement with the customer which obligates the customer to purchase a minimum quantity of vaccines from the Company annually on a calendar year basis starting January 1, 1996. The agreement is effective through June 1999, renewable annually thereafter. This agreement is terminable by either party for material breach which remains uncured by the other party or after June 30, 1999 on 18 months' written notice.

NOTE 7. INTEREST EXPENSE

     The Company had long-term debt, bank and other notes payable totaling $3,995,000 and $5,347,000 at March 31, 1995 and 1996, respectively, at interest rates ranging primarily from 8% to 10%.

             PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 1996 gives effect to the acquisition of Diamond in April 1996 and the canine allergy business from Bioproducts DVM, Inc. in March 1996 as if each had occurred on January 1, 1996. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable under current circumstances. The unaudited pro forma consolidated statement of operations and notes thereto do not purport to represent what the Company's consolidated results of operations would actually have been if such transactions had in fact occurred on such date. The unaudited pro forma consolidated statement of operations and accompanying notes should be read in conjunction with the audited consolidated financial statements and notes thereto and other financial information pertaining to the Company included elsewhere in the prospectus.

                                                  YEAR ENDED DECEMBER 31, 1996
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   ----------------------------------------------------------
                                                      HISTORICAL RESULTS                          UNAUDITED
                                     HESKA      -------------------------------                      PRO
                                   HISTORICAL    BIOPRODUCTS        DIAMOND        PRO FORMA        FORMA
                                    RESULTS     (UNAUDITED)(1)   (UNAUDITED)(1)   ADJUSTMENTS      RESULTS
                                   ----------   --------------   --------------   -----------     ---------
Revenues.........................   $  9,959         $ 149          $ 2,820          $  --        $ 12,928
Costs and operating expenses.....    (26,648)         (115)          (3,086)            --         (29,849)
Depreciation and amortization....     (1,072)           --              (64)           (97)(2)      (1,233)
Amortization of intangible
  assets.........................     (1,100)           --               --           (114)(3)      (1,214)
                                    --------         -----          -------          -----        --------
Loss from operations.............    (18,861)           34             (330)          (211)        (19,368)
Interest and other expense.......        886            --             (137)            30(4)          779
                                    --------         -----          -------          -----        --------
Net loss.........................   $(17,975)        $  34          $  (467)         $(181)       $(18,589)
                                    ========         =====          =======          =====        ========
Unaudited pro forma net loss per
  share(5).......................   $  (1.41)                                                     $  (1.46)
Weighted average common shares
  outstanding(5).................     12,740                                                        12,740

---------------

(1) Represents the sales and costs of sales of products sold related to the period from January through March and April, respectively, of the Bioproducts Business and Diamond. The results of both operations were included in the Company's historical operations from their respective acquisition dates.

(2) Represents additional depreciation and amortization of the tangible assets acquired.

(3) Represents additional depreciation and amortization of certain intangible assets acquired from the respective entities. For purposes of this pro forma statement of operations, the Company has recorded amortization of the intangible asset related to the take-or-pay contract over the period from January 1996 through June 1999. The Company's historical statement of operations includes amortization of such asset over the period from April 1996 through June 1999.

(4) Represents a reduction in interest expense relative to certain notes payable which were converted into equity immediately prior to the acquisition of Diamond in April 1996.

(5) Assumes conversion of Preferred Stock into Common Stock of the Company. See
    Note 2 of the Notes to Consolidated Financial Statements.

DESCRIPTION OF ART ON INSIDE BACK COVER

        Photographs of dogs, cats and horses and drawings of the logos of Heska's subsidiaries, Bloxham Laboratories, Ltd. and Diamond Animal Health, Inc.

        Caption reads -- Heska -- The Science of Caring for Companion Animals

             ------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Prospectus Summary.....................    3
Risk Factors...........................    6
The Company............................   13
Use of Proceeds........................   13
Dividend Policy........................   13
Capitalization.........................   14
Dilution...............................   15
Selected Consolidated Financial Data...   16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   17
Business...............................   22
Management.............................   41
Certain Transactions...................   49
Principal and Selling Stockholders.....   50
Description of Capital Stock...........   52
Shares Eligible for Future Sale........   54
Underwriting...........................   56
Notice to Canadian Residents...........   57
Legal Matters..........................   58
Experts................................   58
Additional Information.................   59
Index to Consolidated Financial
  Statements...........................  F-1


                               ------------------

       UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ======================================================

                            [HESKA CORPORATION LOGO]

                                5,350,000 Shares

                                  Common Stock
                               ($.001 par value)

                                   PROSPECTUS

                           CREDIT SUISSE FIRST BOSTON

                              MERRILL LYNCH & CO.

             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

SEC registration fee........................................  $ 29,830
National Association of Securities Dealers, Inc. filing
  fee.......................................................    10,344
Blue Sky fees and expenses..................................     7,500
Accounting fees and expenses................................   100,000
Legal fees and expenses.....................................   300,000
The Nasdaq Stock Market listing fee.........................    35,000
Printing and engraving expenses.............................   140,000
Registrar and Transfer Agent's fees.........................    10,000
Miscellaneous fees and expenses.............................    17,326
                                                              --------
          Total.............................................  $650,000
                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VIII of the Registrant's Restated Certificate of Incorporation (Exhibit 3.1 hereto) authorizes the Board of Directors of the Registrant to indemnify the Registrant's directors, officers, employees and other agents to the fullest extent permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

     The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant of the Underwriters, for certain liabilities, including liabilities arising under the Act, and affords certain rights of contribution with respect thereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     (a) On various dates between January 1994 and May 1997, the Registrant issued an aggregate of 524,242 shares of its Common Stock to 63 employees pursuant to the exercise of options granted under its stock option plans. The exercise prices per share ranged from $.35 to $3.00, for an aggregate consideration of $151,689. The Registrant relied on the exemption provided by Rule 701 under the Act.

     (b) In February 1995 and January 1997, the Registrant issued an aggregate of 322,000 shares of its Common Stock to two senior executives and a director of the Company pursuant to restricted stock purchase agreements under a stock option plan. The purchase prices ranged from $0.35 to $1.20 per share for an aggregate consideration of $133,950. The Registrant relied on the exemption provided by Section 4(2) and Rule 701 under the Act.

     (c) In 1994 and 1995, the Registrant issued an aggregate of 3,928,085 shares of Series E Preferred Stock to a total of three accredited investors at an effective price per share of $3.25, for an aggregate cash consideration of $12,766,276. In April 1996, the Company issued 3,000,000 shares of its Series F Preferred Stock to a single accredited investor at a purchase price of $12.00 per share for an aggregate cash consideration of $36,000,000. The Registrant relied on the exemptions provided by Sections 4(2) and 4(6) of the Act.

     (d) On various dates between March 1994 and February 1995, the Registrant issued an aggregate of 3,525 shares of Common Stock to two consultants of the Registrant in consideration of consulting services. The Registrant relied upon the exemptions provided by Section 4(2) and Rule 701 of the Act.

     (e) In April 1996, the Registrant issued an aggregate of 841,914 shares of Series E Preferred Stock to the eight shareholders of Diamond Animal Health, Inc. in exchange for all of the outstanding shares of Diamond. The Registrant relied upon the exemption provided by Section 4(2) of the Act.

     (f) In February 1997, the Registrant issued an aggregate of 54,000 shares of Series E Preferred Stock to the three shareholders of Bloxham Laboratories Limited in exchange for all of the outstanding shares of Bloxham. The Registrant relied upon the exemption provided by Section 4(2) of the Act.

     (g) In May 1997, the Registrant issued an aggregate of 376,000 shares of Common Stock and 70,000 shares of Series E Preferred Stock to the three shareholders of Astarix Institute, Inc. in exchange for all of the outstanding shares of Astarix. The Registrant relied upon the exemption provided by Section 4(2) of the Act.

     The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS


        EXHIBIT
         NUMBER                            DESCRIPTION OF DOCUMENT
        -------                            -----------------------
         1.1*            Form of Underwriting Agreement
         3.1(a)*         Restated Articles of Incorporation of Heska Corporation, a
                         California corporation, as filed with the Secretary of State of California on April 4, 1996.
         3.1(b)*         Form of Restated Certificate of Incorporation of Heska
                         Merger Corporation, a Delaware corporation (to be filed
                         prior to the effective date of the Registration Statement).
         3.1(c)*         Form of Restated Certificate of Incorporation of Heska
                         Corporation, a Delaware corporation (to be filed after the closing of the offering).
         3.2(a)*         Bylaws of Heska Corporation, a California corporation, as
                         amended.
         3.2(b)*         Bylaws of Heska Merger Corporation, a Delaware corporation, as amended.
         3.2(c)*         Bylaws of Heska Corporation, a Delaware corporation, as
                         amended (to be adopted after the closing of the offering).
         4.1*            Specimen Common Stock Certificate.
         4.2*            First Amended Investors' Rights Agreement by and among
                         Registrant and certain stockholders of Registrant dated as of April 12, 1996.
         4.3*            Form of warrant to purchase Series C Preferred Stock.
         4.4*            Form of warrant to purchase Series D Preferred Stock.
         5.1*            Opinion of Pillsbury Madison & Sutro LLP.
         9.1*            Voting Agreement by and among Registrant and certain
                         stockholders of Registrant, dated as of April 12, 1996.
        10.1+*           Collaborative Agreement between Registrant and Eisai Co.,
                         Ltd. dated January 25, 1993.
        10.2+*           Canine Heartworm Cooperation Agreement between Registrant
                         and Bayer AG dated as of June 10, 1994.
        10.3+*           Feline Toxoplasmosis Cooperation Agreement between
                         Registrant and Bayer AG dated as of June 10, 1994.
        10.4+*           Product Supply and License Agreement between Registrant and
                         Atrix Laboratories, Inc. dated May 1, 1995, as amended June
                         23, 1995.

        EXHIBIT
         NUMBER                            DESCRIPTION OF DOCUMENT
        -------                            -----------------------
        10.5+*           Screening and Development Agreement between Ciba-Geigy
                         Limited and Registrant, dated as of April 12, 1996.
        10.6*            Right of First Refusal Agreement between Ciba-Geigy Limited and Registrant, dated as of April 12, 1996.
        10.7+*           Marketing Agreement between Registrant and Ciba-Geigy
                         Limited dated as of April 12, 1996.
        10.8+*           Marketing Agreement between Registrant and Ciba-Geigy
                         Corporation dated as of April 12, 1996.
        10.9+*           Manufacturing and Supply Agreement between and among Diamond
                         Animal Health, Inc., Agrion Corporation, Diamond Scientific
                         Co. and Miles Inc. dated December 31, 1993 and Amendment and
                         Extension thereto dated September 1, 1995.
        10.10*           Employment Agreement between Registrant and Robert B. Grieve dated January 1, 1994, as amended March 4, 1997.
        10.11*           Employment Agreement between Registrant and Fred M.
                         Schwarzer dated November 1, 1994, as amended March 4, 1997.
        10.12*           Employment Agreement between Registrant and R. Lee Seward
                         dated October 17, 1994.
        10.13*           Employment Agreement between Registrant and Louis G. Van
                         Daele dated April 14, 1996.
        10.14            [RESERVED]
        10.15*           Restricted Stock Purchase Agreement dated February 28, 1995 by and between Registrant and Fred M. Schwarzer.
        10.16*           Restricted Stock Purchase Agreement dated February 28, 1995 by and between Registrant and R. Lee Seward.
        10.17*           Restricted Stock Purchase Agreement dated January 11, 1997 by and between Registrant and Denis H. Pomroy.
        10.18*           Form of Indemnification Agreement to be entered into between
                         Registrant and its directors and certain officers.
        10.19*           1997 Incentive Stock Plan of Registrant.
        10.20*           Forms of Option Agreement.
        10.21*           1997 Employee Stock Purchase Plan of Registrant.
        10.22*           Lease Agreement dated March 8, 1994 between Sharp Point
                         Properties, LLC and Registrant.
        10.23*           Lease Agreement dated as of June 27, 1996 between GB
                         Ventures and Registrant.
        10.24*           Lease Agreement dated as of July 11, 1996 between GB
                         Ventures and Registrant.
        10.25*           Lease Agreement dated as of December 31, 1993 between Miles,
                         Inc. and Diamond Animal Health, Inc., as amended September
                         1, 1995.
        11.1             Statement of computation of earnings per share.
        21.1*            Subsidiaries of the Company.
        23.1             Consent of Arthur Andersen LLP.
        23.2             Consent of McGladrey & Pullen, LLP.
        23.3             Consent of Ernst & Young LLP.
        23.4*            Consent of Pillsbury Madison & Sutro LLP (included in its
                         opinion filed as Exhibit 5.1 to this Registration
                         Statement).
        24.1*            Power of Attorney.
        27.*             Financial Data Schedule.


---------------

* Previously filed.

+ Confidential treatment has been requested with respect to certain portions of these agreements.

     (B) FINANCIAL STATEMENT SCHEDULES

     None.

     Schedules have been omitted because they are not applicable or not required or because the information is included elsewhere in the Financial Statements or the notes thereto.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) It will provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Collins, State of Colorado, on the 11th day of June, 1997.


                                            HESKA CORPORATION


                                            By     /s/ DEBORAH E. ROBBINS

                                             -----------------------------------

                                                     Deborah E. Robbins


                                                       Vice President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                      NAME                                         TITLE                          DATE
                      ----                                         -----                          ----
                       *                          President and Chief Executive Officer
------------------------------------------------    (Principal Executive Officer) and
               Fred M. Schwarzer                    Director                                    June 11, 1997

                       *                          Chief Financial Officer (Principal
------------------------------------------------    Financial and Accounting Officer)
               William G. Skolout                                                               June 11, 1997

                       *                          Chairman of the Board
------------------------------------------------
                 A. Barr Dolan                                                                  June 11, 1997

                       *                          Chief Scientific Officer and Vice
------------------------------------------------    Chairman
            Robert B. Grieve, Ph.D.                                                             June 11, 1997

                       *                          Director
------------------------------------------------
             Lyle A. Hohnke, Ph.D.                                                              June 11, 1997

                       *                          Director
------------------------------------------------
                Denis H. Pomroy                                                                 June 11, 1997

                       *                          Director
------------------------------------------------
           Lynnor B. Stevenson, Ph.D.                                                           June 11, 1997

                       *                          Director
------------------------------------------------
               Guy Tebbit, Ph.D.                                                                June 11, 1997

*/s/ DEBORAH E. ROBBINS
 ---------------------------------------------
 Deborah E. Robbins,
 Attorney-in-Fact